Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of June 30, 2014

among

NINE ENERGY SERVICE, INC.,

as US Borrower,

NINE ENERGY CANADA INC.,

as Canadian Borrower,

HSBC BANK USA, N.A.,

as US Administrative Agent and US Issuing Lender,

HSBC BANK CANADA,

as Canadian Administrative Agent and Canadian Issuing Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent and Swingline Lender

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders

$300,000,000

HSBC BANK USA, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

Section 9.21	USA Patriot Act	148
Section 9.22	Integration	148
Section 9.23	Amendment and Restatement; No Novation	148

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Canadian Guarantee
Exhibit C	—	Form of Canadian General Security Agreement
Exhibit D	—	Compliance Certificate
Exhibit E-1	—	Notice of Borrowing (US Facility)
Exhibit E-2	—	Notice of Borrowing (Canadian Facility)
Exhibit F-1	—	Notice of Continuation or Conversion (US Facility)
Exhibit F-2	—	Notice of Continuation or Conversion (Canadian Facility)

SCHEDULES
Schedule I		Pricing Schedule
Schedule II		Commitments, Contact Information
Schedule 4.1		Organizational Information
Schedule 4.10		Environmental Conditions
Schedule 4.11		Subsidiaries
Schedule 5.7		Requirements for New Subsidiaries
Schedule 6.1		Permitted Debt
Schedule 6.2		Permitted Liens
Schedule 6.3		Permitted Investments
Schedule 6.10		Permitted Affiliate Transactions

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of June 30, 2014 (this “Agreement”) is among (a) Nine Energy Service, Inc., a Delaware corporation (“US Borrower” or the “Company”), (b) Nine Energy Canada Inc., a corporation organized under the laws of the Province of Alberta, Canada (“Canadian Borrower” or “NEC Canada” and together with the US Borrower, the “Borrowers”), (c) the Lenders (as defined below), (d) HSBC Bank USA, N.A., as US Administrative Agent and as US Issuing Lender (each as defined below), (e) HSBC Bank Canada, as Canadian Issuing Lender and as Canadian Administrative Agent (each as defined below) and (f) Wells Fargo Bank, National Association, as Swingline Lender (as defined below).

PRELIMINARY STATEMENT:

WHEREAS, the Borrowers are party to that certain Credit Agreement dated as of February 28, 2013 (as amended and restated prior to the date hereof, the “Existing Credit Agreement”) among the Borrowers, the lenders party thereto, HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender, HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender and Wells Fargo Bank, National Association, as Swingline Lender; and

WHEREAS, the Borrowers, the US Administrative Agent, the Canadian Administrative Agent and the Lenders mutually desire to amend and restate the Existing Facility in its entirety;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1    Certain Defined Terms. As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Applicable Administrative Agent for its benefit and the ratable benefit of the applicable Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral), (c) secures the Secured Obligations or the Canadian Obligations, as applicable, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Acceptance Fee” means a fee payable in Canadian Dollars by the Canadian Borrower to the Canadian Administrative Agent for the account of the Canadian Lenders with respect to the acceptance of a B/A or the making of a B/A Equivalent Advance on the date of such acceptance or loan, calculated on the face amount of the B/A or the B/A Equivalent Advance at the rate per annum applicable on such date as set forth in the row labeled “Eurocurrency/BA Margin” in

Table 1 of Schedule I on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to any B/A Equivalent Advance is equivalent to the rate per annum otherwise applicable to the discount relating to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Advance pursuant to Section 2.5).

“Acquisition” means the purchase by any Restricted Entity of any business, including (a) the purchase of associated assets or operations of, or (b) the purchase of Equity Interests, or merger or consolidation with, any Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.17.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00% and (c) a rate determined by the US Administrative Agent or the Canadian Administrative Agent, as applicable, to be the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means the US Administrative Agent or the Canadian Administrative Agent.

“Administrative Agent’s Office” means the Applicable Administrative Agent’s address as set forth on Schedule II, or such other address as the Applicable Administrative Agent may from time to time notify to the Applicable Borrower and the US Lenders or Canadian Lenders, as applicable.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Applicable Administrative Agent.

“Advance” means (a) a US Advance, (b) a Canadian Advance, (c) a Swingline Advance or (d) a Term Loan Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currency” means, subject to Section 1.7 and Section 1.8, (a) Dollars, and (b) Canadian Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers and their affiliated companies from time to time concerning or relating to bribery or corruption.

“Applicable Administrative Agent” means (a) the US Administrative Agent, with respect to the US Facility, the Term Loan Facility, US Security Documents, or US Collateral, and (b) the Canadian Administrative Agent, with respect to the Canadian Facility, Canadian Security Documents, or the Canadian Collateral.

“Applicable Borrower” means (a) the US Borrower, with respect to the US Facility and the Term Loan Facility, and (b) the Canadian Borrower, with respect to the Canadian Facility.

“Applicable Issuing Lender” means (a) the US Issuing Lender, with respect to US Letters of Credit, and (b) the Canadian Issuing Lender, with respect to Canadian Letters of Credit.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.10(f).

“Applicable Period” has the meaning set forth in Section 2.10(f).

“Applicable Percentage” means:

(a)    with respect to the US Facility and any US Lender, (i) the ratio (expressed as a percentage) of such Lender’s US Commitment at such time to the aggregate US Commitments of the US Lenders at such time or (ii) if the US Commitments have been terminated or expired, the ratio (expressed as a percentage) of such US Lender’s aggregate outstanding US Advances at such time to the total outstanding US Advances at such time;

(b)    with respect to the Term Loan Facility and any Term Loan Lender, (i) the ratio (expressed as a percentage) of such Term Loan Lender’s Term Loan Commitment at such time to the aggregate Term Loan Commitments of the Term Loan Lenders at such time or (ii) if the Term Loan Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Term Loan Lender’s aggregate outstanding Term Loan Advances at such time to the total outstanding Term Loan Advances at such time; and

(c)    with respect to the Canadian Facility and any Canadian Lender, (i) the ratio (expressed as a percentage) of such Canadian Lender’s Canadian Commitment at such time to the aggregate Canadian Commitments of the Canadian Lenders at such time or (ii) if the Canadian Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Canadian Lender’s aggregate outstanding Canadian Advances at such time to the total outstanding Canadian Advances at such time; and

(d)    with respect to the Facilities as a whole and to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitments and Term Loan Advances at such time to the aggregate Commitments and Term Loan Advances of the Lenders at such time or (ii) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the total outstanding Advances at such time;

provided that, (iii) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the total outstanding Advances at such time, or (iv) if no Advances are then outstanding, then “Applicable Percentage” shall mean the “Applicable Percentage” most recently in effect, after giving pro forma effect to any Assignment and Assumptions.

“Assignment and Assumption” means an Assignment and Assumption executed by a Lender and an Eligible Assignee and accepted by the US Administrative Agent, and if under the Canadian Facility, also accepted by the Canadian Administrative Agent, in substantially the form set forth in Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between a US Credit Party and the Swingline Lender.

“B/A Advance” means a B/A accepted and purchased by a Canadian Lender in Canadian Dollars pursuant to Section 2.5 or a B/A Equivalent Advance made by a Canadian Lender pursuant to Section 2.5. For greater certainty, all provisions of this Agreement that are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Advances.

“B/A Borrowing” means a Borrowing in Canadian Dollars comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Advance, as to which a single Contract Period is in effect.

“B/A Equivalent Advance” shall have the meaning assigned to such term in Section 2.5.

“Bankers’ Acceptance” and “B/A” means a non-interest bearing bill of exchange denominated in Canadian Dollars, drawn by the Canadian Borrower, and accepted by a Canadian Lender in accordance with this Agreement, and shall include a depository bill within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, pooling and netting arrangements, automated clearinghouse transactions, electronic funds transfers, return items, overdrafts and interstate depository network services) but in the case of overdraft lines of credit in favor of Foreign Credit Parties, subject to the limitation in the following clause (d) as to overdraft lines of credit, and (d) the overdraft lines of credit permitted under Section 6.1(i).

“Banking Services Obligations” means any and all obligations of any Credit Party owing to the Banking Services Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender or Affiliate of a Lender that provides Banking Services to any Credit Party.

“Base Rate Advance” means a US Advance, a Term Loan Advance or a Canadian Advance that bears interest based upon the Adjusted Base Rate.

“Borrowers” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (a) a US Borrowing, (b) a Swingline Borrowing, (c) a Canadian Borrowing or (d) a Term Loan Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the state where the US Administrative Agent’s Office is located and:

(a)    if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Canadian Dollars, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the London or other applicable offshore interbank market for Canadian Dollars;

(c)    if such day relates to any fundings, disbursements, settlements and payments in Canadian Dollars in respect of a Eurocurrency Advance denominated in Canadian Dollars, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in Toronto, Canada; and

(d)    if such day also relates to any fundings, disbursements, settlements and payments under the Canadian Facility, means any such day on which banks are not required or authorized by law to close in Calgary, Canada or Toronto, Canada.

“Canadian Administrative Agent” means HSBC Canada in its capacity as agent for the Canadian Lenders pursuant to Section 8.6 and any successor agent pursuant to Section 8.5; provided that the Canadian Administrative Agent shall at all times be a Canadian resident for purposes of the ITA.

“Canadian Advance” means (a) (i) an advance denominated in Canadian Dollars by a Canadian Lender to the Canadian Borrower as a part of a Borrowing pursuant to Section 2.1 and consisting of either a Canadian Prime Rate Advance or (ii) a B/A in Canadian Dollars accepted and purchased by a Canadian Lender pursuant to Section 2.5 and B/A Equivalent Advances in Canadian Dollars made by a Canadian Lender pursuant to Section 2.5, and (b) an advance denominated in Dollars by a Canadian Lender to the Canadian Borrower and refers to either (x) a Eurocurrency Advance or (y) a Base Rate Advance.

“Canadian Anti-Terrorism Laws” means the anti-terrorist provisions of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder.

“Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by the Canadian Borrower or any of the Canadian Subsidiaries, in each case covering employees in Canada.

“Canadian Borrower” has the meaning set forth in the preamble to this Agreement.

“Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Advances of the same Type made by the Canadian Lenders pursuant to Section 2.1.

“Canadian Cash Collateral Account” means a special cash collateral account pledged to the Canadian Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Canadian Administrative Agent in accordance with Section 2.3.

“Canadian Collateral” means (a) all “Collateral”, “Pledged Collateral”, and “Pledged Accounts” (as defined in each of the Canadian Security Agreements, as applicable) or similar terms used in the Canadian Security Documents, and (b) all amounts contained in the Canadian Borrower’s and Foreign Subsidiaries’ bank accounts. The Canadian Collateral shall not include any Excluded Properties (Canada).

“Canadian Commitment” means, for each Canadian Lender, the obligation of such Lender to advance to Canadian Borrower the amount set opposite such Lender’s name on Schedule II as its Canadian Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its Canadian Commitment in the applicable Register, as such amount may be reduced or increased pursuant to Section 2.1; provided that, (a) after the Maturity Date, the Canadian Commitment for each Lender shall be zero, (b) the initial aggregate amount of the Canadian Commitments on the Effective Date is $30,000,000, and (c) the aggregate Canadian Commitments shall not exceed $40,000,000 at any time.

“Canadian Commitment Fee” means the fees required under Section 2.9(b).

“Canadian Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in Dollars, the equivalent in Canadian Dollars of such amount, determined by the Canadian Administrative Agent using the Exchange Rate then in effect.

“Canadian Dollars” and “C$” means the lawful money of Canada.

“Canadian Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(b) and Section 2.5, and (b) the letter of credit subfacility provided by the Canadian Issuing Lender described in Section 2.3.

“Canadian Guaranty” means, individually and collectively, the guarantees, substantially in the form of Exhibit B or such other form reasonably acceptable to the Guarantor executing same and the Administrative Agents, and made by the Company or a Foreign Subsidiary in favor of the Canadian Administrative Agent for the benefit of the Canadian Secured Parties.

“Canadian Issuing Lender” means HSBC Canada, in its capacity as the Canadian Lender that issues Canadian Letters of Credit pursuant to the terms of this Agreement.

“Canadian Lender” means a Lender having a Canadian Commitment or if such Canadian Commitments have been terminated, a Lender that is owed Canadian Advances. A Canadian Lender at all times shall be a Schedule I Bank, a Schedule II Bank or a Schedule III Bank.

“Canadian Lender Party” means Lender Parties under the Canadian Facility.

“Canadian Lenders” means Lenders having a Canadian Commitment or if such Canadian Commitments have been terminated, Lenders that are owed Canadian Advances.

“Canadian Letter of Credit” means any standby or commercial letter of credit issued by the Canadian Issuing Lender for the account of the Canadian Borrower or any Canadian Subsidiary pursuant to the terms of this Agreement, in such form as may be agreed by the Canadian Borrower and the Canadian Issuing Lender.

“Canadian Letter of Credit Application” means the Canadian Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Canadian Borrower and accepted by the Canadian Issuing Lender in connection with the issuance of a Canadian Letter of Credit.

“Canadian Letter of Credit Documents” means all Canadian Letters of Credit, Canadian Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Canadian Letter of Credit Exposure” means, at the date of its determination by the Canadian Administrative Agent, the aggregate outstanding undrawn amount of Canadian Letters of Credit plus the aggregate unpaid amount of all of the Canadian Borrower’s payment obligations under drawn Canadian Letters of Credit.

“Canadian Letter of Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian Letter of Credit Maximum Amount” means C$10,000,000; provided that on and after the Maturity Date, the Canadian Letter of Credit Maximum Amount shall be zero.

“Canadian Letter of Credit Obligations” means all obligations of the Canadian Borrower under this Agreement in connection with the Canadian Letters of Credit.

“Canadian Majority Lenders” means (a) at any time when there are three (3) or more Canadian Lenders, three (3) or more Canadian Lenders holding at least 51% of the sum of the unutilized Canadian Commitments plus the Canadian Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in the Canadian Letter of Credit Obligations being deemed “held” by such Canadian Lender for purposes of this definition); and (b) at any time when there are one or two Canadian Lenders, all Canadian Lenders; provided that, (i) in any event, if there are two or more Canadian Lenders, the Canadian Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Canadian Majority Lenders unless all Canadian Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Canadian Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.18 shall be deemed to be held by the Canadian Issuing Lender.

“Canadian Note” means a promissory note of the Canadian Borrower payable to a Canadian Lender in the amount of such Lender’s Canadian Commitment, in the form provided by the Canadian Administrative Agent and acceptable to the Canadian Borrower.

“Canadian Obligations” means the Obligations owing by the Canadian Borrower or any other Foreign Credit Party.

“Canadian Outstandings” means, as of the date of determination, the sum of (a) the Dollar Equivalent of the aggregate outstanding amount of all Canadian Advances (including Canadian Overdraft Accommodations) plus (b) the Dollar Equivalent of the Canadian Letter of Credit Exposure.

“Canadian Overdraft Accommodations” has the meaning assigned under Section 2.19.

“Canadian Overdraft Lender” means HSBC Canada or such other Canadian Lender that is serving as the Canadian Administrative Agent.

“Canadian Pension Plans” means each plan that is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by the Canadian Borrower or any of the Canadian Subsidiaries for its employees or former employees.

“Canadian Prime Rate” means, on any day, (a) for Canadian Advances in Canadian Dollars, the rate per annum equal to the greater of (i) the annual rate of interest announced from time to time by the Canadian Administrative Agent as its prime rate in effect at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar denominated commercial loans made in Canada; and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate in effect on such day and (B) 1%.

“Canadian Prime Rate Advance” means a Canadian Advance in Canadian Dollars that bears interest as provided in the definition of Canadian Prime Rate.

“Canadian Register” has the meaning set forth in Section 9.7(b).

“Canadian Restricted Subsidiaries” means the Canadian Subsidiaries that are Restricted Subsidiaries.

“Canadian Secured Parties” means the Canadian Administrative Agent, the Canadian Lenders, the Canadian Issuing Lender, the Banking Service Providers who are owed Banking Service Obligations by the Canadian Borrower or a Canadian Subsidiary and Swap Counterparties who are owed any Canadian Obligations.

“Canadian Security Agreement” means, individually and collectively, the Canadian General Security Agreement dated February 28, 2013 between the Canadian Borrower and the Canadian Administrative Agent and any security agreements, substantially in the form of Exhibit C, entered into by a Foreign Subsidiary Guarantor, as grantor, and the Canadian Administrative Agent for the benefit of the Canadian Secured Parties.

“Canadian Security Documents” means the Canadian Security Agreement, and each other Security Document to which the Canadian Borrower or any US Guarantor or Foreign Subsidiary Guarantor is a party and that purports to grant a Lien in the assets of any such Person in favor of the Canadian Administrative Agent for the benefit of the Canadian Secured Parties.

“Canadian Subsidiaries” means the Subsidiaries organized under the laws of Canada or any province, territory or other political subdivision thereof.

“Capital Expenditures” means, for any Person and period of its determination, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected as property, plant, equipment or other similar fixed asset accounts on the balance sheet of such Person, but excluding any such expenditure made to restore, replace or rebuild Property to the condition of such Property immediately prior to any damage, loss, destruction or condemnation of such Property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means the US Cash Collateral Account or the Canadian Cash Collateral Account.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Applicable Administrative Agent, for the benefit of one or more of the Issuing Lenders, Lenders or the Swingline Lender, as collateral for Secured Obligations or the Canadian Obligations, as applicable, or the obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Advances, cash or deposit account balances or, if the Applicable Administrative Agent, each Applicable Issuing Lender and the Swingline Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Applicable Administrative Agent, each Applicable Issuing Lender and the Swingline Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR Rate” means, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Contract Period (or for a term of 30 days for purposes of determining the Canadian Prime Rate) appearing on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto, Ontario time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the arithmetic average of the Discount Rate quoted by each Schedule II/III Reference Bank (determined by the Canadian Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such date) that would be applicable to Canadian Dollar bankers’ acceptances for the relevant period quoted by such bank as of 10:00 a.m. (Toronto, Ontario time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day.

“CDS” has the meaning set forth in Section 2.5(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, analogous state and local laws, and all rules and regulations and legally enforceable requirements promulgated thereunder, in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events: (a) prior to the closing of the Offering, (i) SCF ceases to own, directly or indirectly, more than forty percent (40%) of the Voting Securities of the Company and (ii) SCF and Management jointly cease to own more than fifty percent (50%) of the Voting Securities of the Company, and (b) after the closing of the Offering (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than SCF becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (ii) during any period of 12 consecutive months that occurs after the closing of an Offering, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Closing Date Leverage Ratio” means, on a pro forma basis after giving effect to the Transactions, the ratio of (a) the Funded Debt as of the Effective Date to (b)) EBITDA for the four fiscal quarter period ended March 31, 2014.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means, collectively, all of the US Collateral and the Canadian Collateral.

“Commitment Fee” means the Canadian Commitment Fee or the US Commitment Fee.

“Commitment Increase” has the meaning set forth in Section 2.17.

“Commitments” means, as to any Lender, its US Commitment, Term Loan Commitment and Canadian Commitment, if applicable, and as to a Swingline Lender, its Swingline Commitment.

“Communications” shall have the meaning set forth in Section 9.9(b)(i).

“Company” has the meaning set forth in the preamble to this Agreement.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Company or such other Person as required by this Agreement in substantially the same form as Exhibit D.

“Computation Date” means (a) the Effective Date and (b) so long as any outstanding Credit Extension under any Facility is denominated in Canadian Dollars, (i) the last Business Day of each calendar quarter, (ii) the date of any proposed Credit Extension if the US Administrative Agent shall determine or the US Majority Lenders shall require, (iii) the date of any reduction of Commitments pursuant to Section 2.1(d), (iv) the date of any increase in the Commitments under Section 2.17, (v) the date of any reallocation provided in Section 2.18, (vi) if any such Credit Extensions are under the US Facility, such additional dates as the US Administrative Agent shall determine or the US Majority Lenders shall require, and (vii) if any such Credit Extensions are under the Canadian Facility, such additional dates as the Canadian Administrative Agent shall determine or the Canadian Majority Lenders shall require.

“Contract Period” means the term of a B/A Advance selected by the Canadian Borrower in accordance with Section 2.5, commencing on the date of such B/A Advance and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days thereafter, provided that (a) subject to clause (b) below, each such period shall be subject to such extensions or reductions as may be reasonably determined by the Canadian Administrative Agent to ensure that each Contract Period shall expire on a Business Day, and (b) no Contract Period shall extend beyond the Maturity Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to (a) a conversion of US Advances or Term Loan Advances of one Type into US Advances or Term Loan Advances of another Type pursuant to Section 2.6(b) and Section 2.6(c), (b) a conversion of B/A Advances into Canadian Prime Rate Advances pursuant to Section 2.6(b) and Section 2.6(c), (c) a conversion of Canadian Prime Rate Advances into B/A Advances pursuant to Section 2.6(b) and Section 2.6(c) and Section 2.5, or (d) conversion of US Advances pursuant to Section 2.7(c)(ii).

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Extension” means an Advance or a Letter of Credit Extension.

“Credit Parties” means the Borrowers and the Guarantors.

“Crest” means Crest Pumping Technologies, LLC, a Delaware limited liability company.

“Crest Acquisition” means the purchase or other acquisition of the Equity Interests in Crest by the Company for a maximum cash price of $135,000,000.

“Crest Acquisition Documents” means (a) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 30, 2014, by and among the Company, Sweetwater Acquisition Company, LLC, Crest, the Series A Members of Crest and the other parties thereto, and (b) the other documents, instruments and agreements evidencing and governing the Crest Acquisition.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurocurrency Rate for Dollar denominated funds then in effect for delivery for a one (1) month period.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay in cash the deferred purchase price of property or services (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase) but excluding trade accounts payable in the ordinary course of business and, in each case, either not past due for more than 90 days after the date on which such trade account payable was created or being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations, for the avoidance of doubt, do not include any obligations to issue Equity Interests in respect of warrants); (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada) and (d) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Section 2.10(a), Section 2.10(b), or Section 2.10(c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to US Base Rate Advances as provided in Section 2.10(a).

“Defaulting Lender” means, subject to Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Applicable Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Applicable Administrative Agent, Applicable Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two Business Days of the date when due, (b) has notified the Company, either Administrative Agent or any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Applicable Administrative Agent or the Company, to confirm in writing to the Applicable Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Applicable Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Applicable Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Company, each Issuing Lender, the Swingline Lender and each Lender under the applicable Facility.

“Designated Currency” means, (a) for a US Advance or a Term Loan Advance, Dollars, (b) for the issuance of US Letters of Credit, Dollars or Canadian Dollars, (c) for B/A Advances and B/A Equivalent Advances, Canadian Dollars, (d) for other Advances under the Canadian Facility, Dollars or Canadian Dollars, and (e) for Canadian Letters of Credit, Canadian Dollars.

“Discount Proceeds” means for any B/A (or, as applicable, any B/A Equivalent Advance), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable Borrowing date by multiplying:

(a)    the face amount of the B/A (or, as applicable, any B/A Equivalent Advance); by

(b)    the quotient of one divided by the sum of one plus the product of:

(i)    the Discount Rate (expressed as a decimal) applicable to such B/A (or, as applicable, any B/A Equivalent Advance), and

(ii)    a fraction, the numerator of which is the number of days in the Contract Period of the B/A (or, as applicable, any B/A Equivalent Advance) and the denominator of which is 365, with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Discount Rate” means (a) with respect to any Canadian Lender that is a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the CDOR Rate; and (b) with respect to any Canadian Lender that is not a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and (B) the average (as determined by the Canadian Administrative Agent in good faith) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Schedule II/III Reference Banks as the percentage discount rates at which the Schedule II/III Reference Banks would, in accordance with their normal market practices, at or about 10:00 a.m. (Standard Time) on such date, be prepared to purchase bankers’ acceptances accepted by the Schedule II/III Reference Banks having a face amount and term comparable to the face amount and term of such B/A.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property;

“Dispose” or similar terms shall have correlative meanings.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Applicable Administrative Agent or the Applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with Canadian Dollars.

“Dollars” and “$” means lawful money of the United States.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period: for the Company and its consolidated Restricted Subsidiaries, without duplication, (a) the Company’s consolidated Net Income for such period (it being understood that no amounts of the Unrestricted Subsidiaries’ Net Income shall be taken into account in calculating EBITDA other than to the extent provided in clause (c) below) plus (b) to the extent deducted in determining such consolidated Net Income for such period, Interest Expense, taxes, depreciation, amortization and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus (c) cash dividends received by the Restricted Entities from Unrestricted Subsidiaries during such period plus (d) to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses incurred in connection with the Transactions during such period plus (e) to the extent deducted in determining such consolidated Net Income for such period, any non-recurring charges incurred during such period in connection with Permitted Acquisitions consisting of excess compensation of prior officers of the acquired Person subject to the cap in the proviso at the end of this definition; plus (f) to the extent deducted in determining such consolidated Net Income for such period, other reasonable non-recurring cash charges and expenses incurred in connection with Permitted Acquisitions during such period in an amount not to exceed such amount as agreed to between the US Administrative Agent and the Company; plus (g) equity-based compensation paid for such period; plus (h) restructuring and other non-recurring expenses incurred during such period, including severance costs, costs associated with office or plant openings or closings and consolidation or relocation fees for such period up to a maximum of $4,000,000 in the aggregate; minus (i) all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made for the Crest Acquisition and otherwise in a manner reasonably acceptable to the US Administrative Agent; provided further that, for purposes of calculating “EBITDA” the aggregate amount of non-recurring charges which are added back pursuant to clause (e) above shall not exceed $2,000,000 for any four fiscal quarter period unless otherwise agreed to by the US Administrative Agent.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender); (b) an Affiliate of a Lender (other than a Defaulting Lender); and (c) any other Person approved by (i) the US Administrative Agent, the US Issuing Lender and the Swingline Lender in the case of any assignment under the US Facility, (ii) the Canadian Administrative Agent in the case of any assignment under the Canadian Facility, (iii) unless an Event of Default has occurred and is continuing at the time any assignment is effected, the US Borrower with respect to any assignment under the US Facility, and (iv) unless an Event of Default has occurred and is continuing at the time any assignment is effected, the Canadian Borrower with respect to any assignment under the Canadian Facility (each such approval not to be unreasonably withheld or delayed); provided, however, that neither the Company nor an Affiliate of the Company nor any natural person shall qualify as an Eligible Assignee.

“Eligible Currency” means a currency in regard to which: (a) quotes for loans in such currency are available in the London interbank deposit market; (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a Governmental Authority in the country of issue of such currency is required to permit use of such currency by any applicable Lender or Applicable Issuing Lender for making loans or issuing letters of credit, or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable Legal Requirements against the use of such currency for such purposes.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required or issued under Environmental Law.

“Equity Funded Capital Expenditure” means Capital Expenditures that are fully funded solely with Equity Issuance Proceeds and were not applied in increasing EBITDA for purposes of Section 7.7.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Company, including any such issuance upon the exercise of warrants to purchase equity by the holders thereof.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent proceeds or cash equivalent investments received by the Company from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Advance” means an Advance by the Lenders in Dollars that bears interest based upon the Eurocurrency Rate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurocurrency Base Rate” means,

(a)    in determining Eurocurrency Base Rate for purposes of the “Daily One-Month LIBOR”, in respect of Advances in Dollars by the US Administrative Agent or the Canadian Administrative Agent, the rate per annum for Dollar deposits quoted by the US Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, (i) the US Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the US Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (ii) such rate per annum shall be generally applicable to all credit facilities agented by the US Administrative Agent which makes reference to the “Daily One-Month LIBOR” or words of similar import;

(b)    in determining Eurocurrency Base Rate for all other purposes for the Interest Period for each Eurocurrency Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (i) the applicable London interbank offered rate for deposits in the Designated Currency for such Borrowing appearing on Reuters Screen LIBOR 01 Page for such Designated Currency as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if the rate as determined under clause (i) is not available at such time for any reason, then the rate determined by the Applicable Administrative Agent to be the rate at which deposits in the Designated Currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Advance being made, continued or converted by the Applicable Administrative Agent and with a term equivalent to such Interest Period would be offered by the Applicable Administrative Agent’s London Branch (or other branch or Affiliate of the Applicable Administrative Agent, or in the event that the Applicable Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Applicable Administrative Agent) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate” means a rate per annum determined by the Applicable Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurocurrency Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Rate” means, on any Business Day, (a) with respect to any calculation of the Dollar Equivalent on such date, the rate at which Canadian Dollars may be exchanged into Dollars, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 a.m. New York City time on such date and (b) with respect to any calculation of the Canadian Dollar Equivalent, the rate at which Dollars may be exchanged into Canadian Dollars, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 a.m. New York City time on such date. In the event that such rate does not appear on any such Reuters page, the “Exchange Rate” with respect to Canadian Dollars shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the US Administrative Agent and the Borrowers or, in the absence of such agreement, such “Exchange Rate” shall instead be the US Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 10:00 A.M. local time at such date for the purchase of Canadian Dollars with Dollars or the purchase of Dollars with Canadian Dollars, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the US Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for Canadian Dollars) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the US Administrative Agent during the continuance of an Event of Default, collectively (a) Certificated

Equipment, as defined in the US Security Agreement, (b) deposit accounts, commodities accounts and securities accounts other than the Cash Collateral Accounts, and (c) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC, PPSA or a similar filing under the respective foreign jurisdiction, and (ii) with respect to which the US Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.

“Excluded Properties (Canada)” means (a) all fee owned and leased real property of any Credit Party, (b) commercial tort claims, (c) any Properties owned by any Foreign Subsidiary that is not a Canadian Subsidiary, (d) letter of credit rights, and (e) the “Excluded Collateral” as defined in the Canadian Security Agreement.

“Excluded Properties (US)” means (a) all fee owned and leased real property of any Credit Party, (b) any Properties owned by any Foreign Subsidiary, (c) commercial tort claims, (d) letter of credit rights, and (e) the “Excluded Collateral” as defined in the US Security Agreement which includes, but is not limited to, (i) the Equity Interests issued by Foreign Subsidiaries other than 65% of the Voting Securities issued by First Tier Foreign Subsidiaries (but including 100% of non-Voting Securities of such Subsidiaries), and (ii) Excluded JV Equity Interests, as defined therein.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it by the United States of America (or any political subdivision thereof), Canada (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, is a resident or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) as to any Canadian Lender Party, taxes imposed on or measured by its capital by Canada (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, is a resident or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (c) any branch profits taxes imposed by the United States of America or Canada or any similar tax imposed by any other jurisdiction in which such Borrower is located, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower hereunder), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 2.13(a), (e) any U.S. Federal withholding taxes that are imposed by FATCA, and (f) any interest, additions to tax and penalties with respect to taxes referred to in clauses (a)-(e) above.

“Executive Officer” means any Responsible Officer of a Restricted Subsidiary who is, as part of his/her employment with such Restricted Subsidiary, in contact with any Responsible Officer of a Borrower regarding the business and operations of such Restricted Subsidiary on a regular basis.

“Existing Credit Agreement” has the meaning given such term in the Preliminary Statement.

“Existing Crest Debt” means the “Closing Date Funded Indebtedness” of Crest as defined in the Merger Agreement.

“Facility” and “Facilities” mean, individually or collectively as the context requires, the US Facility, the Term Loan Facility and the Canadian Facility.

“FATCA” means Section 1471 through 1474 of the Code or any amended or successor provisions of FATCA and any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the US Administrative Agent (in its individual capacity) on such day on such transactions as determined by the US Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain engagement letter dated as of May 28, 2014, among the Company, Wells Fargo Securities, LLC and HSBC.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the US Borrower or a Domestic Subsidiary.

“Foreign Credit Party” means any Credit Party that is a Foreign Subsidiary of the Company.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of a Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of a Borrower that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender or a Potential Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s or Potential Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s or Potential Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s or Potential Defaulting Lender’s Applicable Percentage of outstanding Swingline Advances made by the Swingline Lender other than Swingline Advances as to which such Defaulting Lender’s or Potential Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funded Debt” means, as to the Company and its consolidated Restricted Subsidiaries, without duplication:

(a)    all Debt of such Restricted Entity of the type described in clauses (a), (b), (c), (d) and (f) of the definition of “Debt” but excluding (i) any Debt permitted under Section 6.1(m) and (ii) outstanding Bankers’ Acceptances which have been defeased in full with cash deposited with the Canadian Administrative Agent;

(b)    all Debt of such Restricted Entity of the type described in clause (e) of the definition of “Debt” other than (i) trade accounts payable incurred in the ordinary course of business, and (ii) contingent obligations of such Restricted Entity to pay in cash the deferred purchase price of property to the extent, and only to the extent, (A) such obligations are contingent and (B) with respect to earn-out obligations, the amount of such earn-out obligations is not known and payable;

(c)    all Debt of such Restricted Entity of the type described in clause (h) of the definition of “Debt”;

(d)    all Debt of such Restricted Entity of the type described in clause (i) of the definition of “Debt”, but only to the extent such Debt is of the type included in clause (a) - (c) above;

(e)    all Debt of such Restricted Entity of the type described in clause (j) of the definition of “Debt” but only in respect of Debt of any other Person (other than a Restricted Entity) of the type included in clauses (a) - (d) above; and

(f)    all Debt of others of the type included in clauses (a) – (e) above secured by any Lien on or in respect of any Property of such Restricted Entity, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“G&A Payments” means cash payments to SCF for payment of (a) any Credit Party’s contractually allocable share of the accounting, legal and other general and administrative expenses incurred in the ordinary course of business by SCF as a result of the general and administrative functions performed on behalf of any Credit Party and (b) management fees.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranties” means, collectively, the US Guaranty and the Canadian Guaranty.

“Guarantors” means any Person that now or hereafter executes a Guaranty or a joinder or supplement to a Guaranty.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“HSBC” means HSBC Bank USA, N.A.

“HSBC Canada” means HSBC Bank Canada.

“Increase Date” means the effective date of a Commitment Increase as provided in Section 2.17.

“Increasing Lender” shall have the meaning assigned to such term in Section 2.17.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.1.

“Interest Coverage Ratio” means, as of each fiscal quarter end, the ratio of (a) EBITDA to (b) Interest Expense for the four quarter period then ended.

“Interest Expense” means, for any period and with respect to any Person, total cash interest expense net of gross interest income of the US Borrower and its Restricted Subsidiaries, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases; provided that, notwithstanding any changes in GAAP resulting from the implementation of lease accounting rules after the Effective Date, no lease payments shall be treated as “Interest Expense” to the extent that such lease payments would not have been treated as “Interest Expense” prior to such change in GAAP), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP; provided that, no amounts of the Unrestricted Subsidiaries’ Interest Expense (which, for the avoidance of doubt, any Borrower or any Restricted Subsidiary does not have liability to pay) shall be taken into account in calculating the US Borrower’s consolidated Interest Expense.

“Interest Period” means for each Eurocurrency Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Advance is made or deemed made and ending on the last day of the period selected by the Applicable Borrower pursuant to the provisions below and Section 2.6, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Applicable Borrower pursuant to the provisions below and Section 2.6. The duration of each such Interest Period shall be one, three, or six months (or twelve months if agreed to by all the Lenders), in each case as the Applicable Borrower may select, provided that:

(a)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c)    no Borrower may select any Interest Period for any Advance which ends after the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or a purchase or other acquisition of any Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means the US Issuing Lender or the Canadian Issuing Lender.

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joint Lead Arrangers” means HSBC and Wells Fargo Securities, LLC in their respective capacities as Joint Lead Arrangers and Joint Bookrunners.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

“Lender Parties” means the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agents.

“Lenders” means the US Lenders, the Term Loan Lenders and the Canadian Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Applicable Borrower and the Applicable Administrative Agent.

“Letter of Credit” means a US Letter of Credit or a Canadian Letter of Credit.

“Letter of Credit Application” means a US Letter of Credit Application or a Canadian Letter of Credit Application.

“Letter of Credit Document” means a US Letter of Credit Document or a Canadian Letter of Credit Document.

“Letter of Credit Exposure” means the US Letter of Credit Exposure or the Canadian Letter of Credit Exposure.

“Letter of Credit Extension” means a US Letter of Credit Extension or the Canadian Letter of Credit Extension.

“Letter of Credit Obligations” means the US Letter of Credit Obligations and the Canadian Letter of Credit Obligations.

“Letter of Credit Termination Date” means the 5th Business Day prior to the Maturity Date.

“Leverage Ratio” means, as of each fiscal quarter end, the ratio of (a) the Funded Debt as of the last day of such fiscal quarter to (b) EBITDA for the four quarter period then ended.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through either Administrative Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) Total Availability plus (b) readily and immediately available cash held in deposit accounts of any Credit Party in the United States or Canada (other than the Cash Collateral Accounts); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Applicable Administrative Agent pursuant to Security Documents and the Liens described in 0(h).

“Majority Lenders” means, as of the date of determination (a) with respect to the Facilities as a whole and for purposes of declaring the Obligations due and payable pursuant to Section 7.2, and for all purposes after the Obligations become due and payable pursuant to Section 7.2 or Section 7.3 or all of the Commitments shall have expired or terminated, three (3) or more Lenders holding at least 51% of the aggregate Maximum Exposure Amount, and at any time when there are less than three (3) Lenders, all of the Lenders; (b) with respect to the US Facility, the US Majority Lenders; (c) with respect to the Term Loan Facility, the Term Loan Majority Lenders and (d) with respect to the Canadian Facility, the Canadian Majority Lenders; provided that, (i) in any event, if there are three (3) or more Lenders, the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.18 shall be deemed to be held by the Lender that is the Applicable Issuing Lender.

“Management” means, Paul Butero, Ann Fox, Rich Woolston, John Schmitz, Wendell Brooks, Ricky Green, Rory Barbot, Christopher A. Payson, Kenneth D. Preston, A. Rick Saheb, David Crombie, Cody Joe Ortowski, Christopher Cole Ortowski and Buddy Wood.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Restricted Subsidiaries, taken as a whole; or (b) the validity or enforceability of any Credit Document or any right or remedy of any Secured Party under any Credit Document.

“Material Real Property” means, as of any date of determination, any real property owned by the US Borrower or any Domestic Restricted Subsidiary that (a) has a net book value equal to or greater than 10% of the aggregate net book value of the US Borrower’s and the Domestic Restricted Subsidiaries’ property, plant and equipment or (b) when taken together with all other real property owned by the US Borrower or any Domestic Restricted Subsidiary has an aggregate net book value equal to or greater than 10% of the aggregate net book value of the US Borrower’s and the Domestic Restricted Subsidiaries’ property, plant and equipment.

“Maturity Date” means the earlier of (a) five (5) years from the Effective Date or (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(d) or Article VII.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded US Commitment and the Canadian Commitment held by such Lender at such time, if any, plus (b) the Total Outstandings held by such Lender at such time (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Obligations and Swingline Advances being deemed “held” by such Lender for purposes of this definition).

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP. For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver or amendment which (a) requires the agreement of all Lenders or all affected Lenders in accordance with the terms of 1.1 and (b) has been agreed by the Majority Lenders.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender or a Potential Defaulting Lender.

“Nonordinary Course Asset Sales” means, any sales, conveyances, or other transfers of Property made by any Restricted Entity (a) of any division of any Restricted Entity, (b) of an Equity Interest in any Restricted Subsidiary by a Borrower or any Restricted Subsidiary or (c) outside the ordinary course of business of any assets of any Restricted Entity, whether in a single transaction or related series of transactions.

“Notes” means the US Notes, the Term Loan Notes, the Canadian Notes, and the Swingline Note.

“Notice” shall have the meaning set forth in Section 9.9(b)(ii).

“Notice of Borrowing” means a notice of borrowing signed by the Applicable Borrower in substantially the same form as Exhibit E-1 or Exhibit E-2, as applicable, or such other form as shall be reasonably approved by the Applicable Administrative Agent.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Applicable Borrower in substantially the same form as Exhibit F-1 or Exhibit F-2, as applicable.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swingline Lenders, the Issuing Lenders, or the Administrative Agents under this Agreement and the Credit Documents, including the Letter of Credit Obligations and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offering” means a public offering and sale of Equity Interests in the Company.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document or sold or assigned an interest in any Note or Credit Document) that are imposed with respect to an assignment.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Applicable Administrative Agent in the applicable offshore interbank market for Canadian Dollars to major banks in such interbank market.

“Participant” has the meaning assigned to such term in Section 9.7.

“Participant Register” has the meaning assigned to such term in Section 9.7.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means the Crest Acquisition or an Acquisition that is permitted under Section 6.3.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.2.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” shall have the meaning set forth in Section 9.9(b)(i).

“Potential Defaulting Lender” means, at any time, a Lender (a) as to which the Applicable Administrative Agent has notified the Applicable Borrower that an event of the kind referred to in clause (d) of the definition of “Defaulting Lender” has occurred in respect of any financial institution affiliate of such Lender, or (b) as to which the Applicable Administrative Agent or Applicable Issuing Lender has in good faith determined and notified the Company and, in the case of any good faith determination and notification made by any Issuing Lender, the Applicable Administrative Agent, that such Lender or its direct or indirect parent company or a financial institution affiliate thereof has notified the Applicable Administrative Agent or such Issuing Lender, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (a) or (b) above will be made by the Applicable Administrative Agent or, in the case of clause (b), any Issuing Lender, in its sole discretion acting in good faith.

“PPSA” means the Personal Property Security Act (Alberta), as amended from time to time, and any other similar legislation of any Canadian province or territory.

“Prime Rate” means the per annum rate of interest established from time to time by HSBC or HSBC Canada, as applicable, as its prime rate for Dollar loans, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Ratification Agreements” means those documents executed of even date herewith that ratify the security documents and guaranties executed in connection with the Existing Credit Agreement.

“Registers” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Removal Effective Date” has the meaning set forth in Section 8.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Resignation Effective Date” has the meaning set forth in Section 8.6(a).

“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, director of finance, controller, or vice president, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president, and if such Person is managed by members, then a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s general partner or partners.

“Restricted Entity” means (a) each Borrower and (b) each Restricted Subsidiary.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Restricted Subsidiary” means (a) each Subsidiary of the Company on the Effective Date, including the Canadian Borrower, and (b) each other Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be determined by the Applicable Administrative Agent or Applicable Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“SCF” means, SCF-VII, L.P., a Delaware limited partnership.

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).

“Schedule II/III Reference Banks” means HSBC Canada and such other Schedule II Banks and/or Schedule III Banks as are agreed to from time to time by the Canadian Borrower and the Canadian Administrative Agent; provided that there shall be no more than three Schedule II/III Reference Banks at any time.

“Schedule III Bank” means a bank that is a Canadian bank listed on Schedule III under the Bank Act (Canada).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations owing by Credit Parties, and (c) obligations of any Credit Party owing to Swap Counterparties under any Hedging Arrangements, provided, to the extent that any Credit Party that is executing a Security Agreement or a Guaranty, other than a Borrower, as of the Effective Date or at any time thereafter when such Security Agreement or Guaranty is executed, does not qualify as an “eligible contract participant” (as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.) or any rule, regulation or order of the Commodity Futures Trading Commission or the application or official interpretation of any thereof), as in effect at the time that such Security Agreement or Guaranty becomes effective, the term “Secured Obligations”, shall, with respect to such Security Agreement or Guaranty only, exclude the obligations described in this subsection (c).

“Secured Parties” means, collectively, the US Secured Parties and the Canadian Secured Parties.

“Security Agreements” means, collectively, the US Security Agreement and the Canadian Security Agreement.

“Security Documents” means the Security Agreements, including any supplements thereto, the Ratification Agreements and any and all other instruments, documents or agreements, now or hereafter executed by any Credit Party or any other Person to secure the Obligations.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subject Lender” has the meaning set forth in Section 2.16.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Company.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party.

“Swingline Advance” means an advance by a Swingline Lender to the US Borrower as part of a Swingline Borrowing.

“Swingline Borrowing” means the Borrowing consisting of a Swingline Advance made by the Swingline Lender pursuant to Section 2.4 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swingline Lender” means Wells Fargo or any other Lender that agrees to act as a “Swingline Lender” hereunder at the request of US Borrower so long as either (a) such Lender is also then the US Administrative Agent or (b) such new Swingline Lender is appointed pursuant to Section 8.6(d).

“Swingline Note” means the promissory note made by the US Borrower payable to the Swingline Lender evidencing the indebtedness of the US Borrower to the Swingline Lender resulting from Swingline Advances made by the Swingline Lender in the form provided by the Swingline Lender and acceptable to the US Borrower.

“Swingline Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swingline Lender and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swingline Lender if no Default exists, and otherwise upon demand by the Swingline Lender and (ii) the Maturity Date.

“Swingline Sublimit Amount” means $25,000,000; provided that, (a) such Swingline Sublimit Amount may be adjusted as provided in Section 2.4(h) and (b) on and after the Maturity Date, the Swingline Sublimit Amount for all purposes shall be zero.

“Tangible Net Assets” means (a) the consolidated net book value of all assets of the US Borrower and its consolidated Restricted Subsidiaries minus (b) the consolidated net book value of all intangible assets of the US Borrower and its consolidated Restricted Subsidiaries.

“Tax Group” has the meaning set forth in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” means an advance by a Lender to the US Borrower pursuant to Section 2.1(c).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loan Advances of the same Type made by the Term Loan Lenders pursuant to Section 2.1

“Term Loan Commitment” means for each Lender, the obligation of such Lender to advance to US Borrower the amount set forth opposite such Lender’s name on Schedule II as its Term Loan Commitment; provided that (a) immediately upon the funding of the Term Loan Advance on the Effective Date, the Term Loan Commitment for each Lender shall be zero, and (b) the aggregate amount of the Term Loan Commitments is $85,000,000.

“Term Loan Facility” means the Term Loan Commitments and the extensions of credit thereunder.

“Term Loan Lender” means a Lender having a Term Loan Commitment on the Effective Date and thereafter, each Lender holding a Term Loan Advance.

“Term Loan Majority Lenders” means (a) at any time when there are three (3) or more Term Loan Lenders, three or more Term Loan Lenders holding at least 51% of the sum of the Term Loan, and (b) at any time when there are one to two Term Loan Lenders, all Term Loan Lenders; provided that, in any event, if there are two or more Term Loan Lenders, the portion of the Term Loan Advances held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Term Loan Majority Lenders unless all Term Loan Lenders are Defaulting Lenders.

“Term Loan Note” means a promissory note of the US Borrower payable to a Term Loan Lender in the amount of such Lender’s Term Loan Commitment, in the form provided by the US Administrative Agent and acceptable to the US Borrower.

“Term Loan Outstandings” means, as of the date of determination, the aggregate outstanding amount of all Term Loan Advances.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Company or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Availability” means an amount equal to (a) the aggregate Commitments in effect at such time minus (b) the aggregate US Outstandings and Canadian Outstandings.

“Total Outstandings” means the aggregate US Outstandings, Term Loan Outstandings and Canadian Outstandings.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement, (b) the Crest Acquisition, (c) the modification and extension of existing debt under the Existing Credit Agreement and the refinancing of Existing Crest Debt and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“US Borrower” has the meaning set forth in the preamble to this Agreement.

“Unfunded Advances” has the meaning set forth in Section 2.14(a).

“United States” means the United States of America.

“Unrestricted Subsidiaries” means any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary in compliance with Section 5.7.

“US Administrative Agent” means HSBC in its capacity as agent for the Lenders pursuant to and any successor agent pursuant to Section 8.5.

“US Advance” means an advance by a US Lender to the US Borrower as a part of a Borrowing pursuant to Section 2.1(a) and refers to either a US Base Rate Advance or a Eurocurrency Advance.

“US Availability” means an amount equal to (a) the aggregate US Commitments in effect at such time minus (b) the US Outstandings.

“US Base Rate Advance” means a US Advance or a Term Loan Advance, each in Dollars, that bears interest as provided in Section 2.10(a).

“US Borrowing” means a borrowing consisting of simultaneous US Advances or Term Loan Advances of the same Type made by the US Lenders pursuant to Section 2.1(a) or Term Loan Lenders pursuant to Section 2.1(c) or Converted by each US Lender or Term Loan Lender to US Advances or Term Loan Advances of a different Type pursuant to Section 2.6(b).

“US Cash Collateral Account” means a special cash collateral account pledged to the US Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the US Administrative Agent in accordance with the terms hereof.

“US Collateral” means all “Collateral” (as defined in the US Security Agreement) or similar terms used in the US Security Documents. The US Collateral shall not include any Excluded Properties (US).

“US Commitment” means, for each Lender, the obligation of such Lender to advance to US Borrower the amount set opposite such Lender’s name on Schedule II as its US Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its US Commitment in the applicable Register, as such amount may be reduced pursuant to Section 2.1 or increased pursuant to Section 2.17; provided that, after the Maturity Date, the US Commitment for each Lender shall be zero.

“US Commitment Fee” means the fees required under Section 2.9(a).

“US Credit Parties” means the US Borrower and the US Guarantors.

“US Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the Swingline subfacility provided by the Swingline Lender described in Section 2.4 and (c) the letter of credit subfacility provided by the US Issuing Lender described in Section 2.3.

“US Guarantor” means any Person that now or hereafter executes a US Guaranty, including (a) the US Borrower, (b) the Wholly-Owned Domestic Restricted Subsidiaries of the Company listed on Schedule 4.11; and (c) each Wholly-Owned Domestic Restricted Subsidiary of the Company that becomes a guarantor of all or a portion of the Secured Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“US Guaranty” means the Guaranty Agreement, dated February 28, 2013, among the US Guarantors and the US Administrative Agent for the benefit of the Secured Parties.

“US Issuing Lender” means HSBC, in its capacity as the US Lender that issues US Letters of Credit pursuant to the terms of this Agreement.

“US Lender” means a Lender having a US Commitment or if such US Commitments have been terminated, a Lender that is owed US Advances.

“US Letter of Credit” means any standby or commercial letter of credit issued by the US Issuing Lender for the account of the US Borrower or any US Guarantor in Dollars or Canadian Dollars pursuant to the terms of this Agreement, in such form as may be agreed by the US Borrower, such US Guarantor and the US Issuing Lender.

“US Letter of Credit Application” means the US Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the US Borrower, the applicable US Guarantor and accepted by the US Issuing Lender in connection with the issuance of a US Letter of Credit.

“US Letter of Credit Documents” means all US Letters of Credit, US Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“US Letter of Credit Exposure” means, at the date of its determination by the US Administrative Agent, the aggregate Dollar or Dollar Equivalent outstanding undrawn amount of US Letters of Credit plus the aggregate unpaid amount of all of the US Borrower’s payment obligations under drawn US Letters of Credit.

“US Letter of Credit Extension” means, with respect to any US Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“US Letter of Credit Maximum Amount” means $50,000,000, or the Dollar Equivalent thereof; provided that, on and after the Maturity Date, the US Letter of Credit Maximum Amount shall be zero.

“US Letter of Credit Obligations” means any obligations of the US Borrower under this Agreement in connection with the US Letters of Credit.

“US Majority Lenders” means (a) at any time when there are three (3) or more US Lenders, three or more US Lenders holding at least 51% of the sum of the unutilized US Commitments plus the US Outstandings (with the aggregate amount of each US Lender’s risk participation and funded participation in the US Letter of Credit Obligations and Swingline Advances being deemed “held” by such US Lender for purposes of this definition), and (b) at any time when there are one to two US Lenders, all US Lenders; provided that, (i) in any event, if there are two or more US Lenders, the US Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of US Majority Lenders unless all US Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Fronting Exposure as to Letters of Credit or Swingline Advances which has not been reallocated or Cash Collateralized in accordance with Section 2.18 shall be deemed to be held by the Lender that is the US Issuing Lender in the case of the Letters of Credit and by the Lender that is the Swingline Lender in the case of Swingline Advances.

“US Note” means a promissory note of the US Borrower payable to a US Lender in the amount of such Lender’s US Commitment, in the form provided by the US Administrative Agent and acceptable to the US Borrower.

“US Outstandings” means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all US Advances plus (b) the US Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swingline Advances.

“US Register” has the meaning set forth in Section 9.7(b).

“US Secured Parties” means the Lender Parties, the Banking Services Providers who are owed Banking Services Obligations and Swap Counterparties who are owed any Obligations.

“US Security Agreement” means the Pledge and Security Agreement, dated February 28, 2013, among the US Borrower, the Domestic Subsidiaries party thereto and the US Administrative Agent for the benefit of the Secured Parties.

“US Security Documents” means the US Security Agreement, and each other Security Document to which the US Borrower or any Domestic Subsidiary is a party and that purports to grant a Lien in the assets of any such Person in favor of the US Administrative Agent for the benefit of the Secured Parties.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned” means, as used in reference to a Restricted Subsidiary, any Restricted Subsidiary whose Equity Interest is owned 100%, either directly or indirectly, by the Company.

Section 1.2    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3    Accounting Terms; Changes in GAAP.

(a)    All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the audited financial statements delivered to the US Administrative Agent for the fiscal year ended December 31, 2013 pursuant to Section 3.1(j), except as provided in Section 6.6.

(b)    Unless otherwise indicated, all financial statements of the Company, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in

Section 1.1 shall be based upon the consolidated accounts of the Company and its Restricted Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Company financial statements referred to in Section 4.4. For the avoidance of doubt, references in this Agreement or in any other Credit Document to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries (or subset thereof if expressly provided herein) which eliminate offsetting intercompany transactions.

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Majority Lenders shall so request, the Administrative Agents, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Company and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agents and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4    Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Canadian Advances, US Advances, Term Loan Advances or Swingline Advances. The “Type”, when used in respect of any Advance or Borrowing, refers to the Rate (as defined below) by reference to which interest on such Advances or on the Advances comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Adjusted Base Rate, the Canadian Prime Rate, and the Discount Rate applicable to Bankers’ Acceptances and B/A Equivalent Advances.

Section 1.5    Other Interpretive Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement:

Section 1.6    Exchange Rates; Currency Equivalents.

(a)    On each Computation Date, the US Administrative Agent shall determine the Exchange Rate as of such Computation Date and deliver to the Canadian Administrative Agent in writing the Canadian Dollar Equivalent amount of such determination on or prior to such Computation Date. The Exchange Rate so determined shall become effective on the first Business Day after such Computation Date and shall remain effective through the next succeeding Computation Date. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Applicable Administrative Agent or the US Issuing Lender or Canadian Issuing Lender, as applicable.

(b)    Wherever in this Agreement in connection with a Borrowing, Conversion, continuation or prepayment of a Eurocurrency Advance or the issuance, amendment or extension of a Letter of Credit, an amount (such as a required minimum or multiple amount) is expressed in Dollars, but such Borrowing, Eurocurrency Advance or Letter of Credit is denominated in Canadian Dollars, such amount shall be the Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest Canadian cent, with 0.5 of Canadian cent being rounded upward), as determined by the Applicable Administrative Agent or Issuing Lender, as the case may be.

Section 1.7    Agreed Currencies. If, after the date hereof, (a) currency control or other exchange regulations are imposed by Canada with the result that different types of Canadian Dollars are introduced, (b) Canadian Dollars, in the reasonable determination of the US Administrative Agent, no longer qualifies as an “Eligible Currency” or (c) in the reasonable determination of the US Administrative Agent, a Dollar Equivalent or the Canadian Dollar Equivalent, as applicable, of such currency is not readily calculable, then the US Administrative Agent shall promptly notify the US Lenders and the Company, and no Credit Extensions may be made under the US Facility in Canadian Dollars until such time as the US Administrative Agent and the US Lenders, as provided herein, agree to reinstate Canadian Dollars as an Agreed Currency.

Section 1.8    Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the US Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country other than the United States and any relevant market conventions or practices relating to the change in currency.

Section 1.9    Several Obligations of Borrowers. Subject to the US Borrower’s guaranty obligations under the Canadian Guaranty, which shall be joint and several, the other obligations of the Borrowers to pay the principal of, interest on, and fees associated with each Credit Extension are several and not joint, and the Canadian Borrower and the other Foreign Subsidiaries shall not be liable for the payment obligations of the US Borrower hereunder.

ARTICLE II

CREDIT FACILITIES

Section 2.1    Commitments.

(a)    US Commitment. Each US Lender severally agrees, on the terms and conditions set forth in this Agreement, to make US Advances to the US Borrower from time to time on any Business Day during the period from the Effective Date until the Business Day immediately preceding the Maturity Date; provided that, after giving effect to such US Advances, the US Outstandings shall not exceed the aggregate US Commitments. Each US Borrowing shall (i) if comprised of US Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, (ii) if comprised of Eurocurrency Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) consist of US Advances of the same Type made on the same day by the US Lenders ratably according to their respective US Commitments. Within the limits of each Lender’s US Commitment, the US Borrower may from time to time borrow, prepay pursuant to Section 2.7, and reborrow under this (a).

(b)    Canadian Commitment. Each Canadian Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Canadian Advances to the Canadian Borrower from time to time on any Business Day during the period from the Effective Date until the Business Day immediately preceding the Maturity Date; provided that after giving effect to such Canadian Advances, the Canadian Outstandings shall not exceed the aggregate Canadian Commitments in effect at such time. Within the limits of each Canadian Lender’s Canadian Commitment, the Canadian Borrower may from time to time borrow, prepay pursuant to Section 2.7, and reborrow under this (b).

(c)    Term Loan Commitments. Each Term Loan Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single Term Loan Advance to US Borrower on or about the Effective Date in a principal amount equal to such Lender’s Term Loan Commitment. Immediately upon the making of a Term Loan Advance by any Lender having a Term Loan Commitment, such Lender’s Term Loan Commitment will be permanently reduced to zero. Term Loan Advances that are repaid or prepaid by US Borrower may not be reborrowed.

(d)    Change in Commitments.

(i)    US Commitments. The US Borrower shall have the right, upon at least three Business Days’ notice to the US Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the US Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the US Commitments pursuant to this Section shall be permanent, with no obligation of the US Lenders to reinstate such US Commitments, and the Commitment Fees shall thereafter be computed on the basis of the US Commitments, as so reduced.

(ii)    Canadian Commitments. The Canadian Borrower shall have the right, upon at least three Business Days’ notice to the Canadian Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Canadian Commitments; provided that each partial reduction shall be in the aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof. Any reduction or termination of the Canadian Commitments pursuant to this Section shall be permanent, with no obligation of the Canadian Lenders to reinstate such Canadian Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Canadian Commitments, as so reduced.

(iii)    Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Applicable Borrower, at such Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of all of the Defaulting Lender’s Commitments, (B) the Applicable Borrower shall pay all amounts owed by the Applicable Borrower to such Defaulting Lender in such Lender’s capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.18(a)(iii)), and letter of credit fees (subject to Section 2.18(a)(iii) but specifically excluding any amounts owing under Section 2.12 as result of such payment of such Advances) and shall deposit with the Applicable Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Dollar Equivalent of the Letter of Credit Exposure (including any such portion thereof that has been reallocated pursuant to Section 2.18), (C) a Defaulting Lender’s Commitments may be terminated by the Applicable Borrower under this Section 2.1(d) if and only if at such time, such Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) no Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and Applicable Administrative Agent of the Applicable Borrower’s election to terminate a Defaulting Lender’s Commitments pursuant to this clause (iii) and the payment and deposit of amounts required to be made by the Applicable Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Section 2.11, Section 2.13, Section 2.15, Section 8.3 and Section 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (2) such Defaulting Lender’s Commitments shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except as to its obligations under Section 8.3 and Section 9.1 and any other obligations that expressly survive, which obligations shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by the Borrowers, the Administrative Agents, the Swingline Lender, Issuing Lenders or any Lender may have against such Defaulting Lender.

(iv)    All notices for a complete termination under clauses (i)-(iii) above delivered by the Applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Applicable Borrower (by notice to the both Administrative Agents on or prior to the specified effective date) if such condition is not satisfied.

Section 2.2    Evidence of Indebtedness. The Advances made by each Lender, and the Swingline Advances made by the Swingline Lender, shall be evidenced by one or more accounts or records maintained by such Lender or the Swingline Lender and by the Applicable Administrative Agent in the ordinary course of business. The accounts or records maintained by the Applicable Administrative Agent, the Swingline Lender and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders and Swingline Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Applicable Administrative Agent in respect of such matters, the accounts and records of the Applicable Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Applicable Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Applicable Administrative Agent) the applicable Notes which shall evidence such Lender’s Advances to the Applicable Borrower in addition to such accounts or records. Upon the request of the Swingline Lender to the US Borrower, the US Borrower shall execute and deliver to the Swingline Lender a Swingline Note which shall evidence the applicable Swingline Advances to the US Borrower in addition to such accounts or records. Each Lender and the Swingline Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, each Issuing Lender and each Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Applicable Administrative Agent and the accounts and records of any Lender (other than the respective Issuing Lenders) in respect of such matters, the accounts and records of the Applicable Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Applicable Administrative Agent, the accounts and records maintained by an Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of such Issuing Lender shall control in the absence of manifest error.

Section 2.3    Letters of Credit.

(a)    Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the other Lenders set forth in this Section, (x) the US Issuing Lender agrees to, from time to time on any Business Day during the period from the Effective Date until the Business Day immediately preceding the Maturity Date, issue, increase or extend the expiration date of US Letters of Credit denominated in Dollars or Canadian Dollars for the account of the US Borrower or a US Guarantor; and (y) the Canadian Issuing Lender agrees to, from time to time on any Business Day during the period from the Effective Date until the Business Day immediately preceding the Maturity Date, issue, increase or extend the expiration date of Canadian Letters of Credit denominated in Canadian Dollars for the account of the Canadian Borrower or a Guarantor; provided that, in any event, no Letter of Credit will be issued, increased, or extended:

(i)    if such issuance, increase, or extension would cause the Dollar Equivalent of the US Letter of Credit Exposure to exceed the lesser of (A) the US Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate US Commitments in effect at such time minus (2) the aggregate outstanding amount of US Advances minus (3) the aggregate outstanding amount of Swingline Advances;

(ii)    if such issuance, increase, or extension would cause the Dollar Equivalent of the Canadian Letter of Credit Exposure to exceed the lesser of (A) the Dollar Equivalent of the Canadian Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Canadian Commitments in effect at such time minus (2) the Dollar Equivalent of the aggregate outstanding Canadian Advances;

(iii)    unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after the issuance or extension and (B) the Letter of Credit Termination Date; provided that, (1) if Commitments are terminated in whole pursuant to Section 2.1(d), the Applicable Borrower shall either (A) deposit into the applicable Cash Collateral Account cash in an amount equal to 103% of the Dollar Equivalent of the applicable Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond such termination date or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Applicable Administrative Agent and the Applicable Issuing Lender in an amount equal to 103% of the Dollar Equivalent of such Letter of Credit Exposure and (2) any such Letter of Credit with a one-year tenor (or shorter tenor) may expressly provide for an automatic extension of additional periods up to one additional year so long as such Letter of Credit expressly allows the Applicable Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the Letter of Credit Termination Date;

(iv)    unless such Letter of Credit is (A) a standby letter of credit, or (B) with the consent of the Applicable Issuing Lender, a commercial letter of credit;

(v)    unless such Letter of Credit is in form and substance acceptable to the Applicable Issuing Lender in its sole discretion;

(vi)    unless the Applicable Borrower has delivered to the Applicable Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vii)    unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce;

(viii)    if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Applicable Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Applicable Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Applicable Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it;

(ix)    if the issuance, increase or extension of such Letter of Credit would violate one or more policies of such Issuing Lender that are generally applicable to letters of credit;

(x)    if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract if the Applicable Issuing Lender reasonably determines that the Applicable Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(xi)    any Lender is at such time a Defaulting Lender or a Potential Defaulting Lender hereunder, unless the Applicable Issuing Lender has entered into satisfactory arrangements with the Applicable Borrower or such Lender to eliminate such Issuing Lender’s Fronting Exposure with respect to such Lender.

(b)    Requesting Letters of Credit. Each Letter of Credit Extension shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Applicable Borrower to the Applicable Administrative Agent for the benefit of the Applicable Issuing Lender by telecopy or in writing not later than (i) 12:00 noon (New York City time) on the third Business Day before the proposed date of the US Letter of Credit Extension and (ii) 12:00 noon (Calgary, Alberta, Canada, time) on the third Business Day before the proposed date of the Canadian Letter of Credit Extension. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be fully completed and shall specify the information required therein. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be irrevocable and binding on the Applicable Borrower.

(c)    Reimbursements for Letters of Credit; Funding of Participations.

(i)    In accordance with the related Letter of Credit Application, the US Borrower with respect to a US Letter of Credit, and the Canadian Borrower with respect to Canadian Letters of Credit, agrees to pay on demand to the Applicable Administrative Agent on behalf of the Applicable Issuing Lender an amount equal to any amount paid by such Applicable Issuing Lender under such Letter of Credit. Upon the Applicable Issuing

Lender’s demand for payment under the terms of a Letter of Credit Application, the Applicable Borrower may request that such Borrower’s obligations to the Applicable Issuing Lender thereunder be satisfied with the proceeds of (A) a US Base Rate Advance under the US Facility in the same amount with respect to any US Letter of Credit, and (B) a Canadian Prime Rate Advance in the same amount with respect to any Canadian Letter of Credit, in each case, notwithstanding any minimum size or increment limitations on individual Advances. If the Applicable Borrower does not make such request and does not otherwise make the payments demanded by the Applicable Issuing Lender as required under this Agreement or the applicable Letter of Credit Application, then upon such notice by the Applicable Issuing Lender to the Applicable Administrative Agent (which notice is not required when such Issuing Lender and such Administrative Agent are the same Person), the Applicable Borrower shall be deemed for all purposes of this Agreement to have requested such US Advance, or such Canadian Advance, as the case may be, in the same amount and the transfer of the proceeds thereof to satisfy such Borrower’s obligations to the Applicable Issuing Lender. If such Applicable Borrower is the US Borrower, the US Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the US Lenders to make such US Base Rate Advances, to transfer the proceeds thereof to the US Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a US Base Rate Advance under the US Facility to the US Borrower. If such Applicable Borrower is the Canadian Borrower, the Canadian Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Canadian Lenders to make such Canadian Prime Rate Advances, to transfer the proceeds thereof to Canadian Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Canadian Prime Rate Advance to the Canadian Borrower. The Applicable Administrative Agent and each Applicable Lender may record and otherwise treat the making of such Borrowings as the making of (1) a US Borrowing to the US Borrower under this Agreement as if requested by the US Borrower with respect to US Letter of Credit Obligations or (2) a Canadian Borrowing to the Canadian Borrower under this Agreement as if requested by the Canadian Borrower with respect to Canadian Letter of Credit Obligations. Nothing herein is intended to release any Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by a Borrower’s failure to comply with the provisions of this Agreement or the applicable Letter of Credit Application.

(ii)    Each US Lender and each Canadian Lender (including each Lender acting as an Issuing Lender) shall, upon notice from the Applicable Administrative Agent that the Applicable Borrower has requested or is deemed to have requested an Advance pursuant to Section 2.6 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.6, or (C) a Default exists, make funds available to the Applicable Administrative Agent for the account of the Applicable Issuing Lender in an amount equal to such Lender’s Applicable Percentage of the amount of such Advance not later than 1:00 p.m. (New York City time or Calgary, Alberta, Canada, time, as applicable) on the Business Day specified in such notice by the Applicable Administrative Agent, whereupon (i) each US Lender that so makes funds available shall be deemed to have made a US Base Rate Advance under the US Facility to the US Borrower in such amount, and (ii) each Canadian Lender that so makes funds available shall be deemed to have made a Canadian Prime Rate Advance to the Canadian Borrower in such amount. The Applicable Administrative Agent shall remit the funds so received to the Applicable Issuing Lender.

(iii)    If any such Lender shall not have so made such Advance available to the Applicable Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to such US Base Rate Advances, or if applicable, the Canadian Prime Rate Advances and (B) the Maximum Rate. Whenever, at any time after the Applicable Administrative Agent has received from any Lender such Lender’s Advance, the Applicable Administrative Agent receives any payment on account thereof, the Applicable Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Applicable Administrative Agent is required to be returned. Each Lender’s obligation to make the Advances pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against any Issuing Lender, either Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by a Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv)    If at any time, the US Commitments shall have expired or been terminated while any US Letter of Credit Exposure is outstanding, then each US Lender, at the sole option of the US Issuing Lender, shall fund its participation in such US Letters of Credit in an amount equal to such Lender’s Applicable Percentage of the unpaid amount of the US Borrower’s payment obligations under drawn US Letters of Credit. If at any time, the Canadian Commitments shall have expired or been terminated while any Canadian Letter of Credit Exposure is outstanding, then each Canadian Lender, at the sole option of the Canadian Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Applicable Percentage of the unpaid amount of the Canadian Borrower’s payment obligations under drawn Canadian Letters of Credit. The Applicable Issuing Lender shall notify the Applicable Administrative Agent, and in turn, the Applicable Administrative Agent shall notify each such applicable Lender of the amount of such participation, and such Lender will transfer to the Applicable Administrative Agent for the account of the Applicable Issuing Lender on the next Business Day following such notice, in Same Day Funds, the amount of such participation. At any time after an Applicable Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if the Applicable Administrative Agent receives for the account of such Applicable Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from a Borrower or otherwise, including proceeds of cash collateral applied thereto by the Applicable Administrative Agent), the Applicable Administrative Agent shall distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Applicable Administrative Agent.

(v)    If any payment received by the Administrative Agents for the account of any Applicable Issuing Lender pursuant to this Section 2.3(c) is required to be returned under any of the circumstances described in Section 9.13 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Applicable Administrative Agent for the account of such Applicable Issuing Lender its Applicable Percentage thereof on demand of the Applicable Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate in effect from time to time. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)    Participations. Upon the date of the issuance or increase of a Letter of Credit, (i) the US Issuing Lender shall be deemed to have sold to each other US Lender and each other US Lender shall have been deemed to have purchased from the US Issuing Lender a participation in the related US Letter of Credit Obligations equal to such US Lender’s Applicable Percentage at such date, and (ii) the Canadian Issuing Lender shall be deemed to have sold to each other Canadian Lender and each other Canadian Lender shall have been deemed to have purchased from the Canadian Issuing Lender a participation in the related Canadian Letter of Credit Obligations equal to such Canadian Lender’s Applicable Percentage at such date, and, in either case, such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Applicable Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e)    Obligations Unconditional. The obligations of the US Borrower under this Agreement in respect of each US Letter of Credit, and the obligations of the Canadian Borrower under this Agreement in respect of each Canadian Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit Documents;

(ii)    any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii)    the existence of any claim, set-off, defense or other right which any Restricted Entity may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Applicable Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v)    payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrowers in connection with the Letters of Credit.

(f)    Prepayments of Letters of Credit. In the event that any US Letter of Credit shall be outstanding or shall be drawn and not reimbursed after the Maturity Date, the US Borrower shall pay to the US Administrative Agent an amount equal to 103% of the US Letter of Credit Exposure allocable to such Letter of Credit to be held in the US Cash Collateral Account and applied in accordance with paragraph (h) below. In the event that any Canadian Letter of Credit shall be outstanding or shall be drawn and not reimbursed after the Maturity Date, the Canadian Borrower shall pay to the Canadian Administrative Agent an amount equal to 103% of the Dollar Equivalent of the Canadian Letter of Credit Exposure allocable to such Letter of Credit to be held in the Canadian Cash Collateral Account and applied in accordance with paragraph (h) below.

(g)    Liability of Issuing Lenders. The US Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any US Letter of Credit with respect to its use of such Letter of Credit. The Canadian Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Canadian Letter of Credit with respect to its use of such Letter of Credit. Neither Issuing Lender nor any of its respective officers or directors shall be liable or responsible for:

(i)    the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)    the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)    payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)    any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING AN ISSUING LENDER’S OWN NEGLIGENCE);

except that the Applicable Borrower shall have a claim against the Applicable Issuing Lender, and the Applicable Issuing Lender shall be liable to, and shall promptly pay to, the Applicable Borrower, to the extent of any direct, as opposed to consequential, damages suffered by such Borrower which a court in a final, non-appealable finding rules were caused by such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)    Cash Collateral – General.

(i)    If the US Borrower is required to deposit funds in the US Cash Collateral Account pursuant to the terms hereof, then the US Borrower and the US Administrative Agent shall establish the US Cash Collateral Account and the US Borrower shall execute any documents and agreements, including the US Administrative Agent’s standard form assignment of deposit accounts, that the US Administrative Agent reasonably requests in connection therewith to establish the US Cash Collateral Account and grant the US Administrative Agent an Acceptable Security Interest in such account and the funds therein. The US Borrower hereby pledges to the US Administrative Agent and grants the US Administrative Agent a security interest in the US Cash Collateral Account, whenever established, all funds held in the US Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii)    If the Canadian Borrower is required to deposit funds in the Canadian Cash Collateral Account pursuant to the terms hereof, then the Canadian Borrower and the Canadian Administrative Agent shall establish the Canadian Cash Collateral Account and the Canadian Borrower shall execute any documents and agreements, including the Canadian Administrative Agent’s standard form assignment of deposit accounts, that the Canadian Administrative Agent reasonably requests in connection therewith to establish the Canadian Cash Collateral Account and grant the Canadian Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Canadian Borrower hereby pledges to the Canadian Administrative Agent and grants the Canadian Administrative Agent a security interest in the Canadian Cash Collateral Account, whenever established, all funds held in the Canadian Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Canadian Obligations.

(iii)    If a Defaulting Lender or a Potential Defaulting Lender deposits funds in a deposit account with an Applicable Administrative Agent pursuant to the terms of this Section 2.3(h)(iii) and Section 2.3(j), then such Lender and the Applicable Administrative Agent shall establish such cash collateral account and such Lender shall execute any documents and agreements, including the Applicable Administrative Agent’s standard form assignment of deposit accounts, that the Applicable Administrative Agent requests in connection therewith to establish such account and grant the Applicable Administrative Agent a first priority security interest in such account and the funds therein. Such Defaulting Lender hereby pledges to the Applicable Administrative Agent and grants the Applicable Administrative Agent a security interest in such collateral account, whenever established, all funds held in such account from time to time, and all proceeds thereof as security for the payment of the Letter of Credit Obligations of the Applicable Borrowers to be applied as provided in Section 2.3(j) below.

(iv)    Funds held in the Cash Collateral Accounts shall be held as cash collateral for obligations with respect to US Letters of Credit in the case of the US Cash Collateral Account and the Canadian Letters of Credit in the case of the Canadian Cash Collateral Account. Such funds shall be promptly applied by the Applicable Administrative Agent at the request of the Applicable Issuing Lender to any reimbursement or other obligations under the applicable Letters of Credit that exist or occur. To the extent that any surplus funds are held in the US Cash Collateral Account above the US Letter of Credit Exposure during the existence of an Event of Default the US Administrative Agent may (A) hold such surplus funds in the US Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the US Majority Lenders. To the extent that any surplus funds are held in the Canadian Cash Collateral Account above the Canadian Letter of Credit Exposure during the existence of an Event of Default the Canadian Administrative Agent may (A) hold such surplus funds in the Canadian Cash Collateral Account as cash collateral for the Canadian Obligations or (B) apply such surplus funds to any such Secured Obligations in any manner directed by the Canadian Majority Lenders. If no Default exists, the Administrative Agents shall release to the Applicable Borrower at such Borrower’s written request any funds held in the applicable Cash Collateral Account above the amounts required by Section 2.3(j), subject to the requirements of Section 2.3(j) below and Section 2.18(a)(ii).

(v)    Funds held in the US Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the US Administrative Agent or in another investment if mutually agreed upon by the US Borrower and the US Administrative Agent, but the US Administrative Agent shall have no obligation to make any other investment of the funds therein. Funds held in the Canadian Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Canadian Administrative Agent or in another investment if mutually agreed upon by the Canadian Borrower and the Canadian Administrative Agent, but the Canadian Administrative Agent shall have no obligation to make any other investment of the funds therein. The Administrative Agents shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which each such Administrative Agent accords its own property, it being understood that neither Administrative Agent shall have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)    Defaulting Lender – Cash Collateral. Subject to Section 2.18, if, at any time, a Defaulting Lender or a Potential Defaulting Lender exists hereunder, then, at the request of any Issuing Lender, the Applicable Borrower shall fully Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender or Potential Defaulting Lender (determined after giving effect to Section 2.18 and any Cash Collateral provided by such Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.3(j) or Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.3(j) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Applicable Administrative Agent and Applicable Issuing Lender that there exists excess Cash Collateral; provided that, (1) subject to Section 2.18, the Person providing Cash Collateral and the Applicable Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, (2) to the extent that such Cash Collateral was provided by a Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents, and (3) to the extent that such Cash Collateral was provided by a Borrower, during the existence of an Event of Default the application of such Cash Collateral shall be subject to Section 2.3(h)(iv) and (v) above, the second sentence in this Section 2.3(j) and Section 2.18(a)(ii).

(j)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Restricted Subsidiary, (i) the US Borrower shall be obligated to reimburse the US Issuing Lender hereunder for any and all drawings under such Letter of Credit issued under the US Facility by the US Issuing Lender and (ii) the Canadian Borrower shall be obligated to reimburse the Canadian Issuing Lender hereunder for any and all drawings under such Letter of Credit issued under the Canadian Facility by the Canadian Issuing Lender. The US Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of the US Borrower, and that the US Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries. The Canadian Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of the Canadian Borrower, and that the Canadian Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.4    Swingline Advances.

(a)    Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swingline Lender shall, from time-to-time on any Business Day during the period from the date of this Agreement until the Business Day immediately preceding the Maturity Date, make Swingline Advances to the US Borrower which shall be due and payable on the Swingline Payment Date, bearing interest at the Adjusted Base Rate plus the Applicable

Margin for US Base Rate Advances or such other per annum rate as agreed to between the US Borrower and the Swingline Lender; provided that (i) after giving effect to such Swingline Advance, the aggregate outstanding principal amount of all Swingline Advances advanced by the Swingline Lender shall not exceed the Swingline Sublimit Amount; (ii) after giving effect to such Swingline Advance, the US Outstandings shall not exceed the aggregate US Commitments then in effect; (iii) no Swingline Advance shall be made by the Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance, it being agreed by the US Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the US Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the US Borrower that on the date of such Swingline Advance such conditions have been met; (iv) each Swingline Advance shall be in an aggregate amount not less than $100,000.00 and in integral multiples of $50,000.00 in excess thereof, except as otherwise set forth in any AutoBorrow Agreement; (v) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this (a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control; and (vi) if any Lender is at such time a Defaulting Lender or a Potential Defaulting Lender hereunder, the Swingline Lender shall not be obligated to make any Swingline Advances unless the US Borrower shall have deposited with the US Administrative Agent into the Cash Collateral Account cash collateral in an amount equal to such Defaulting Lender’s or Potential Defaulting Lender’s Applicable Percentage of the aggregate Swingline Sublimit Amount; provided that, in the event that the US Administrative Agent, the US Borrower, and the Swingline Lender each agrees that a Defaulting Lender or a Potential Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender or a Potential Defaulting Lender, then if no Default exists, any cash collateral posted by the US Borrower pursuant to this clause (vi) with respect to such Lender shall be returned to the US Borrower. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swingline Advances and to refinance Swingline Advances as provided below and as provided in Section 2.18.

(b)    Evidence of Indebtedness. The indebtedness of the US Borrower to the Swingline Lender resulting from Swingline Advances shall be evidenced as set forth in Section 2.2.

(c)    Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swingline Advances advanced by the Swingline Lender ever exceeds the Swingline Sublimit Amount, the US Borrower shall, upon receipt of written notice of such condition from the Swingline Lender and to the extent of such excess, prepay to the Swingline Lender outstanding principal of the Swingline Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swingline Borrowing shall be made as provided in such AutoBorrow Agreement.

(d)    Refinancing of Swingline Advances.

(i)    With respect to the Swingline Advances and the interest, premium, fees, and other amounts owed by the US Borrower to the Swingline Lender in connection with the Swingline Advances, the US Borrower agrees to pay to the Swingline Lender such amounts when due and payable to the Swingline Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the US Borrower does not pay to the Swingline Lender any such amounts when due and payable to such Swingline Lender, the Swingline Lender may upon notice to the US Administrative Agent request the satisfaction of such obligation by the making of a US Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the US Borrower shall be deemed to have requested the making of a US Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swingline Lender. Such US Borrowing shall bear interest based upon the Adjusted Base Rate plus the Applicable Margin for US Base Rate Advances. The US Administrative Agent shall promptly forward notice of such US Borrowing to the US Borrower and the US Lenders, and each US Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.6, or (C) a Default exists, make available such US Lender’s ratable share of such US Borrowing to the US Administrative Agent, and the US Administrative Agent shall promptly deliver the proceeds thereof to the Swingline Lender for application to such amounts owed to the Swingline Lender. The US Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swingline Lender to make such requests for US Borrowings on behalf of the US Borrower in accordance with this Section, and the US Lenders to make US Advances to the US Administrative Agent for the benefit of the Swingline Lender in satisfaction of such obligations. The US Administrative Agent and each US Lender may record and otherwise treat the making of such US Borrowings as the making of a US Borrowing to the US Borrower under this Agreement as if requested by the US Borrower.

Nothing herein is intended to release the US Borrower’s obligations with respect to Swingline Advances, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.4(d) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the US Borrower’s failure to comply with the provisions of this Agreement or any AutoBorrow Agreement.

(ii)    If at any time, the US Commitments shall have expired or been terminated while any Swingline Advance is outstanding, each US Lender, at the sole option of the Swingline Lender, shall either (A) notwithstanding the expiration or termination of the US Commitments, make a US Advance as a US Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Advance, in either case in an amount equal to the product of such US Lender’s Applicable Percentage times the outstanding aggregate principal balance of the Swingline Advances made by the Swingline Lender. The Swingline Lender shall notify the US

Administrative Agent, and in turn, the US Administrative Agent shall notify each such US Lender of the amount of such US Advance or participation, and such US Lender will transfer to the US Administrative Agent for the account of the Swingline Lender on the next Business Day following such notice, in Same Day Funds, the amount of such US Advance or participation.

(iii)    If any such US Lender shall not have so made its US Advance or its percentage participation available to the US Administrative Agent pursuant to this Section 2.4, such US Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the US Advance and (B) the Maximum Rate. Whenever, at any time after the US Administrative Agent has received from any US Lender such Lender’s US Advance or participating interest in a Swingline Advance, the US Administrative Agent receives any payment on account thereof, the US Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s US Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the US Administrative Agent is required to be returned. Each US Lender’s obligation to make the US Advance or purchase such participating interests pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Lender, the US Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the US Commitments; (3) any breach of this Agreement by the US Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swingline Advance, once so participated by any US Lender, shall cease to be a Swingline Advance with respect to that amount for purposes of this Agreement, but shall continue to be a US Advance.

(e)    Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swingline Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Lender given no later than 1:00 p.m. (New York City time)(or such later time as accepted by the Swingline Lender) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied or facsimiled to the US Administrative Agent and the Swingline Lender. The Swingline Lender will promptly make the Swingline Advance available to the US Borrower at the US Borrower’s account with the US Administrative Agent or as otherwise directed by the US Borrower with written notice to the US Administrative Agent.

(f)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the US Borrower for interest on the Swingline Advances (provided that any failure of the Swingline Lender to provide such invoice shall not release the US Borrower from its obligation to pay such interest). Until each US Lender funds its US Advance or risk participation pursuant to clause (d) above, interest in respect of each US Lender’s Applicable Percentage of the Swingline Advances shall be solely for the account of the Swingline Lender.

(g)    Payments Directly to Swingline Lender. The US Borrower shall make all payments of principal and interest in respect of the Swingline Advances directly to the Swingline Lender.

(h)    Adjustments to Swingline Sublimit Amount. If any US Lender becomes a Defaulting Lender or a Potential Defaulting Lender hereunder, at the US Borrower’s option and with at least one Business Day’s prior written notice to the US Administrative Agent and the Swingline Lender, the US Borrower may decrease the Swingline Sublimit Amount to such lesser amount notified to the US Administrative Agent and the Swingline Lender. If such election is made, then in the event that the US Administrative Agent, the US Borrower, and the Swingline Lender agree that all existing Defaulting Lenders and Potential Defaulting Lenders have adequately remedied all matters that caused such US Lenders to be Defaulting Lenders or Potential Defaulting Lenders, the Swingline Sublimit Amount shall automatically, without further notice or action to be taken by any party hereto, be increased back up to the Swingline Sublimit Amount that was in effect prior to the US Borrower’s election made pursuant to this clause (h).

(i)    The Swingline Lender will report to the US Administrative Agent, no less often than weekly, the amount of Swingline Loans outstanding.

Section 2.5    Bankers’ Acceptances.

(a)    Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a Borrowing denominated in Canadian Dollars by presenting drafts for acceptance and, if applicable, purchase as B/As by the Canadian Lenders.

(b)    No Contract Period with respect to a B/A to be accepted and, if applicable, purchased as an Advance shall extend beyond the Maturity Date. All B/A Borrowings shall be denominated in Canadian Dollars.

(c)    To facilitate availment of the B/A Advances, the Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As in the form requested by such Canadian Lender. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Lender or its officers, employees, agents or representatives as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Canadian Lender shall maintain a record with respect to B/As (i) voided by it for any reason, (ii) accepted and purchased by it hereunder and (iii) canceled at their respective maturities. Each Canadian Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Canadian Lender. On request by or on behalf of the Canadian Borrower, a Canadian Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and which are held by such Canadian Lender and are not required to be issued in accordance with the Canadian Borrower’s irrevocable notice. At the discretion of a Canadian Lender, B/As to be accepted by such Canadian Lender may be issued in the form of “Depository Bills” within the meaning of the Depository Bills and Notes Act (Canada) and deposited with the Canadian Depository for Securities Limited (“CDS”) and may be made payable to “CDS & Co.” or in such other name as may be acceptable to CDS and thereafter dealt with in accordance with the rules and procedures of CDS, consistent with the terms of this Agreement and the Depository Bills and Notes Act (Canada). All Depository Bills so issued shall be governed by the provisions of this Section 2.5.

(d)    Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.5. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Canadian Lenders or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

(e)    Promptly following receipt of a Notice of Borrowing or a Notice of Continuation or Conversion of B/As, the Canadian Administrative Agent shall so advise the Canadian Lenders and shall advise each Canadian Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Lenders). The aggregate face amount of the B/As to be accepted by a Canadian Lender shall be in an integral multiple of C$100,000 and such face amount shall be in each Canadian Lender’s Applicable Percentage of such Canadian Borrowing, and each such Canadian Borrowing shall be no less than C$500,000; provided, that the Canadian Administrative Agent may, in its sole discretion, increase or reduce any Canadian Lender’s portion of such B/A to the nearest C$100,000.

(f)    The Canadian Borrower may specify in a Notice of Borrowing or a Notice of Continuation or Conversion pursuant to Section 2.6(a) or Section 2.6(b), respectively, that it desires that any B/As requested by such notice be purchased by the Canadian Lenders, in which case the Canadian Lenders shall purchase, or arrange the purchase of, each B/A from the Canadian Borrower at the Discount Rate for such Canadian Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a Canadian Lender under Section 2.10(e) in respect of each B/A accepted by such Canadian Lender shall be set off against the Discount Proceeds payable by such Canadian Lender under this Section 2.5.

(g)    Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h)    In respect of Conversions into B/As, in order to satisfy the continuing liability of the Canadian Borrower to the Canadian Lenders for the amount of the converted

Canadian Borrowing, each Canadian Lender shall receive and retain for its own account the Discount Proceeds of the B/As issued upon such Conversion, and the Canadian Borrower shall on the Conversion Date pay to the Canadian Administrative Agent for the account of the Canadian Lenders an amount equal to the difference between the principal amount of the converted Canadian Borrowing and the aggregate Discount Proceeds from the B/As issued on such Conversion, together with the acceptance fees to which the Lenders are entitled pursuant to Section 2.5. In order to satisfy the continuing liability of the Canadian Borrower to the Canadian Lenders for an amount equal to the aggregate face amount of the maturing B/As converted to another type of Borrowing, the Canadian Administrative Agent shall record the obligation of the Canadian Borrower to the Canadian Lenders as a Canadian Borrowing of the type into which such continuing liability has been converted.

(i)    If a Canadian Lender notifies the Canadian Administrative Agent in writing that it is unable to accept Bankers’ Acceptances, such Canadian Lender will, instead of accepting and, if applicable, purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Advance”) to the Canadian Borrower in the amount and for the same term as the draft that such Canadian Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Advance for the account of the Canadian Borrower. Each such B/A Equivalent Advance will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Advance shall have the same economic consequences for the Lenders and the Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Advance replaces). All such interest shall be paid in advance on the date such B/A Equivalent Advance is made, and will be deducted from the principal amount of such B/A Equivalent Advance in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.

(j)    The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Canadian Lender as holder sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Canadian Lender that has accepted and purchased such B/A the full face amount of such B/A (subject to Section 2.5(j) below and Section 2.7(b)), and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(k)    Except as required by any Canadian Lender upon the occurrence of an Event of Default, no B/A Advance may be repaid by the Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Advance; provided, however, that any B/A or B/A Equivalent Advance may be defeased as provided in Section 2.7(b)(ii).

Section 2.6    Borrowings; Procedures and Limitations.

(a)    Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (other than the Borrowings to be made on the Effective Date and Swingline Borrowings) and given:

(i)    by the US Borrower to the US Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Advance under the US Facility;

(ii)    by the US Borrower to the US Administrative Agent not later than 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a US Base Rate Advance under the US Facility;

(iii)    by the Canadian Borrower to the Canadian Administrative Agent not later than 12:00 noon (Calgary, Alberta, Canada time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Advance or B/A Advance under the Canadian Facility; and

(iv)    by the Canadian Borrower to the Canadian Administrative Agent not later than 12:00 noon (Calgary, Alberta, Canada time) one Business Day before the date of the proposed Borrowing in the case of a Canadian Prime Rate Advance or Base Rate Advance.

The Applicable Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of a timely Notice of Borrowing by facsimile; provided however that the Administrative Agents and each of the Lenders hereby waive the requirement in this Section 2.6(a) with respect to the initial Borrowings to be made on the Effective Date. Each Notice of Borrowing shall be by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, (iv) if such Borrowing is to be comprised of Eurocurrency Advances, the Interest Period for such Advances, (v) if such Borrowing is to be comprised of B/A Advances, the Contract Period for such Advances, and (vi) if applicable, the Designated Currency of such Borrowing. In the case of a proposed Borrowing comprised of Eurocurrency Advances, the Applicable Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.10. Each Applicable Lender shall before 11:00 a.m. (New York City time or Calgary, Alberta, Canada time, as applicable) on the date of the proposed Borrowing, make available for the account of its Lending Office to the Applicable Administrative Agent at its address referred to in Section 9.9, or such other location as the Applicable Administrative Agent may specify by notice to the applicable Lenders, in Same Day Funds, such Lender’s Applicable Percentage of such Borrowing. Promptly upon the Applicable Administrative Agent’s receipt of such funds (but in any event not later than 3:00 p.m. (New York City time or Calgary, Alberta, Canada time, as applicable) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the Applicable Administrative Agent will make such funds available to the Applicable Borrower at its account with such Administrative Agent.

(b)    Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing, the Applicable Borrower shall:

(i)    in case of a US Borrowing, deliver an irrevocable Notice of Conversion or Continuation to the US Administrative Agent at the US Administrative Agent’s office no later than 12:00 noon (New York City time) (A) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advances to US Base Rate Advances, and (B) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Advances denominated in Dollars;

(ii)    in case of a Canadian Borrowing in Canadian Dollars, or a B/A Borrowing, deliver an irrevocable Notice of Conversion or Continuation to the Canadian Administrative Agent at the Canadian Administrative Agent’s office no later than 12:00 noon (Calgary, Alberta, Canada time) (A) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advances to Canadian Prime Rate Advances or Base Rate Advances, and (B) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Advances or B/A Advances.

Each such Notice of Conversion or Continuation shall be in writing or by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, (D) in the case of a Conversion to, or a continuation of, Eurocurrency Advances, the requested Interest Period, and (E) in the case of a Conversion to, or continuation of, B/A Advances, the requested Contract Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Applicable Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurocurrency Advances, notify each applicable Lender of the applicable interest rate under Section 2.9(e). For purposes other than the conditions set forth in Section 3.2, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)    Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)    Each US Borrowing shall (A) be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof in case of Eurocurrency Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of US Base Rate Advances, (B) consist of Advances of the same Type made, Converted or continued on the same day by the US Lenders according to their Applicable Percentage, and (C) denominated only in Dollars.

(ii)    Each Canadian Borrowing shall (A) with respect to Advances in US Dollars, be in an aggregate amount not less than $500,000 and in integral multiples of

$100,000, (B) with respect to Canadian Prime Rate Advances, be in an aggregate amount not less than C$500,000 and in integral multiples of C$100,000, (C) with respect to B/A Advances, be in such minimum amounts required under Section 2.5, (D) consist of Advances of the same Type made, Converted or continued on the same day by the Canadian Lenders according to their Applicable Percentage, and (E) denominated only in Canadian Dollars.

(iii)    At no time shall there be more than ten Interest Periods applicable to outstanding Eurocurrency Advances under the Facilities nor more than five Contract Periods applicable to B/A Advances under the Canadian Facility.

(iv)    No single Borrowing consisting of Eurocurrency Advances may include Advances in different currencies.

(v)    Without the consent of all of the Lenders, neither Borrower may select Eurocurrency Advances for any Borrowing to be made, Converted or continued if an Event of Default has occurred and is continuing.

(vi)    Without the consent of all of the Lenders, the Canadian Borrower may not select B/A Advances for any Borrowing to be made, Converted or continued if an Event of Default has occurred and is continuing.

(vii)    If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurocurrency Advances or B/A Advances, notify the Applicable Administrative Agent and the Applicable Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurocurrency Advances or B/A Advances or to fund or maintain Eurocurrency Advances or B/A Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or Canadian Dollars in the applicable interbank market, then (A) (1) if the requested Borrowing was of US Advances, such Lender’s Applicable Percentage of the amount of such Borrowing shall be made as a US Base Rate Advance of such US Lender under the US Facility, (2) if the requested Borrowing was of Canadian Advances, such Lender’s Applicable Percentage of the amount of such Borrowing shall be made as a Canadian Prime Rate Advance of such Lender, (3) in any event, such US Base Rate Advance or Canadian Base Rate Advance, as applicable, shall be considered part of the same Borrowing and interest on such US Base Rate Advance or Canadian Prime Rate Advance, as applicable, shall be due and payable at the same time that interest on the Eurocurrency Advances or the face amount of the B/A Advances comprising the remainder of such Borrowing shall be due and payable, and (4) any obligation of such Lender to make, continue, or Convert to, Eurocurrency Advances in the affected currency or currencies, or to make B/A Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Applicable Administrative Agent and the Applicable Borrower that the circumstances giving rise to such determination no longer exist; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation (1) would eliminate the restriction on such Lender described above, and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(viii)    If (A) the US Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Advances comprising any requested US Borrowing, or (B) the Canadian Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Advances comprising any requested Canadian Borrowing, the right of the Applicable Borrower to select Eurocurrency Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the Applicable Administrative Agent shall notify the Applicable Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each US Advance comprising such Borrowing shall be made, Converted or continued as a US Base Rate Advance, and each Canadian Advance comprising such Borrowing shall be made as a Canadian Prime Rate (C$) Advance.

(ix)    If the US Majority Lenders shall, at least one Business Day before the date of any requested US Borrowing, notify the US Administrative Agent that the Eurocurrency Rate for Eurocurrency Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances, as the case may be, for such Borrowing, then the US Administrative Agent shall give notice thereof to the US Borrower and the US Lenders and the right of the US Borrower to select Eurocurrency Advances for such US Borrowing or for any subsequent US Borrowing shall be suspended until the US Administrative Agent shall notify the US Borrower and the US Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a US Base Rate Advance under the US Facility.

(x)    If the Canadian Majority Lenders shall, at least one Business Day before the date of any requested Canadian Borrowing, notify the Canadian Administrative Agent that the Eurocurrency Rate for Eurocurrency Advances or the Discount Rate for the B/A Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances or B/A Advances, as the case may be, for such Borrowing, then the Canadian Administrative Agent shall give notice thereof to the Canadian Borrower and the Canadian Lenders and the right of the Canadian Borrower to select Eurocurrency Advances or B/A Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Canadian Administrative Agent shall notify the Canadian Borrower and the Canadian Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Canadian Borrowing shall be made as a Canadian Prime Rate Advance.

(xi)    With respect to any proposed Borrowing consisting of Eurocurrency Advances denominated in Dollars and requested or made under the Canadian Facility, if there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Canadian Administrative Agent or the Canadian Majority Lenders, make it impracticable for such Borrowing to be denominated in Dollars, then the Canadian Administrative Agent shall give notice thereof to the Canadian Borrower and the Canadian Lenders, and the right of the Canadian Borrower to select Eurocurrency Advances in Dollars for such Borrowing or for any subsequent Borrowing shall be suspended until the Canadian Administrative Agent shall notify the Canadian Borrower and the Canadian Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Canadian Prime Rate Advance in Canadian Dollars.

(xii)    If the Applicable Borrower shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Applicable Administrative Agent will forthwith so notify the Applicable Borrower and the applicable Lenders and (A) under the US Facility or the US Facility, such affected Advances will be made available to the US Borrower on the date of such Borrowing as US Base Rate Advances or, if such affected Advances are existing Advances, will be Converted into US Base Rate Advances at the end of Interest Period then in effect, and (B) if under the Canadian Facility, such affected Advances will be made available to the Canadian Borrower on the date of such Borrowing as Canadian Prime Rate Advances or, if such affected Advances are existing Advances, will be Converted into Canadian Prime Rate Advances at the end of the Interest Period then in effect.

(xiii)    If the Canadian Borrower shall fail to select the duration or continuation of any Contract Period for any B/A Advance in accordance with the provisions contained in the definition of “Contract Period” in Section 1.1, clause (a) and (b) above, and Section 2.5, the Canadian Administrative Agent will forthwith so notify the Canadian Borrower and the Canadian Lenders and such affected B/A Advances will be made available to the Canadian Borrower on the date of such Borrowing as Canadian Prime Rate Advances or, if such affected B/A Advances are existing Advances, will be automatically Converted into Canadian Prime Rate Advances at the end of the Contract Period then in effect.

(xiv)    For the avoidance of doubt, Eurocurrency Advances by the Canadian Lenders may only be made in Dollars.

(xv)    US Advances may only be Converted or continued as US Advances, Term Loan Advances may only be Converted or continued as Term Loan Advances and Canadian Advances may only be Converted or continued as Canadian Advances.

(xvi)    Swingline Advances may not be Converted or continued.

(xvii)    Except as expressly permitted in this Agreement, no Advance or Letter of Credit may be Converted or continued as an Advance or Letter of Credit in a different currency, but instead must be prepaid or cancelled (or defeased with respect to B/A Advances) in the original Designated Currency of such Advance or Letter of Credit and reborrowed or reissued in such new Designated Currency.

(d)    Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Applicable Borrower hereunder, including its deemed request for borrowing made under Section 2.3(c) or Section 2.4, shall be irrevocable and binding on such Borrower.

(e)    Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)    Funding by Lenders; Administrative Agents’ Reliance. Unless the Applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Advances or of B/A Advances, or prior to noon on the date of any Borrowing of Base Rate Advances, that such Lender will not make available to the Applicable Administrative Agent such Lender’s share of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.6 (or, in the case of a Borrowing of B/A Advances, that such Lender has made such share available in accordance with and at the time required by Section 2.5) and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Administrative Agent, then such Lender and the Applicable Borrower severally agree to pay to the Applicable Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Administrative Agent, at (A) in the case of a payment to be made by such Borrower, the Adjusted Base Rate plus the Applicable Margin, and (B) in the case of a payment to be made by such Lender, the lesser of (i) the Overnight Rate for such day and (ii) the Maximum Rate. If such Lender shall repay to the Applicable Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Applicable Administrative Agent. A notice of the Applicable Administrative Agent to any Lender or Applicable Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

Section 2.7    Prepayments; Defeasance.

(a)    Right to Prepay. No Borrower shall have any right to prepay any principal amount of any Advance except as provided in this Section 2.7. All notices given pursuant to this Section 2.7 shall be irrevocable and binding upon the Applicable Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(d), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(d)(iv). Each payment of any Advance pursuant to this Section 2.7 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.18.

(b)    Optional.

(i)    Each Borrower may elect to prepay any Borrowing (other than Bankers’ Acceptances or B/A Equivalent Advances, which may, however, be defeased as provided below), in whole or in part, without penalty or premium except as set forth in Section 2.12 and after giving by 12:00 noon (New York City time or Calgary, Alberta, Canada time as applicable) (i) in the case of Dollar denominated Eurocurrency Advances, at least three Business Days’, (ii) in the case of Canadian Dollar denominated Eurocurrency Advances, at least four Business Days’, or (iii) in case of Base Rate Advances, one Business Day’s prior written notice to the Applicable Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, such Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurocurrency Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof, (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (C) each optional prepayment of Swingline Advances shall be in a minimum amount not less than $100,000 and in multiple integrals of $50,000 in excess thereof, except as otherwise set forth in any AutoBorrow Agreement. If an AutoBorrow Agreement is in effect, each prepayment of Swingline Advances shall be made as provided in such AutoBorrow Agreement.

(ii)    The Canadian Borrower may defease any B/A or B/A Equivalent Advance by depositing with the Canadian Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Advance, is sufficient to pay such maturing B/As or B/A Equivalent Advances when due. The Applicable Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.7 and of each Lender’s portion of such prepayment.

(c)    Mandatory.

(i)    On each Computation Date the US Administrative Agent shall consult with the Canadian Administrative Agent regarding the Exchange Rate and the Administrative Agents shall determine the Dollar Equivalent of the aggregate US Letter of Credit Exposure of US Lenders for Letters of Credit issued in Canadian Dollars, and the aggregate Canadian Outstandings in Canadian Dollars. If, on any Computation Date: (i) the Dollar Equivalent of the US Letter of Credit Exposure of US Lenders for Letters of Credit issued in Canadian Dollars exceeds the aggregate US Letter of Credit Maximum Amount; or (ii) the Dollar Equivalent of the Canadian Outstandings exceeds the aggregate Canadian Commitments then in effect; then the US Administrative Agent shall give notice thereof to the US Borrower and the US Lenders, or the Canadian Administrative Agent shall give notice thereof to the Canadian Borrower and the Canadian Lenders. Within five Business Days after the Applicable Borrower has received notice thereof, (A) the Canadian Borrower shall first prepay outstanding Canadian Prime Rate Advances and Eurocurrency Advances, second (if necessary) defease outstanding B/A Advances pursuant to Section 2.7(b)(i)(ii), and third (if necessary) make deposits into the Canadian Cash Collateral Account, such that after giving effect to such prepayment or provision, the Dollar Equivalent of the Canadian Outstandings does not exceed the aggregate Canadian Commitments then in effect or (B) the US Borrower shall Cash Collateralize outstanding US Letters of Credit such that, after giving effect to such provision, the Dollar Equivalent of the US Letters of Credit that are not Cash Collateralized does not exceed the Letter of Credit Maximum Amount.

(ii)    If the Canadian Dollar ceases to be an Agreed Currency as provided herein, then promptly, but in any event within five (5) Business Days of receipt of the notice from the US Administrative Agent provided for in such sentence (A) the Canadian Borrower shall prepay all Canadian Advances funded and denominated in Canadian Dollars or Convert such US Advances into Advances in Dollars, subject to the other terms set forth in Article II, and (B) no Letter of Credit issued in Canadian Dollars may be renewed without the consent of the Applicable Administrative Agent, the Issuing Bank and Majority Lenders.

(iii)    If an increase in the aggregate Commitments is effected as permitted under Section 2.17 the Borrowers shall prepay any Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Advances ratable to reflect the revised Applicable Percentages of the Lenders arising from such increase. Any prepayment made by the Applicable Borrower in accordance with this clause (iii) may be made with the proceeds of Advances made by all the applicable Lenders in connection such increase occurring simultaneously with the prepayment.

(d)    Interest; Costs. Each prepayment pursuant to this Section 2.7 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.

Section 2.8    Repayment.

(a)    US Advances. The US Borrower hereby unconditionally promises to pay to the US Administrative Agent for the account of and ratable benefit of each US Lender the aggregate outstanding principal amount of all US Advances on the Maturity Date.

(b)    Term Loan Advances. The US Borrower hereby unconditionally promises to pay to the US Administrative Agent for the account of and ratable benefit of each Term Loan Lender the principal amount of the Term Loan Advances in installments payable on each March 31, June 30, September 30 and December 31 (or, if any such date is not a Business Day, on the immediately following Business Day) in an amount equal to (i) 2.50% of the initial aggregate principal amount of the Term Loan Facility during the period commencing on December 31, 2014 and continuing until June 30, 2016, (ii) 3.75% of the initial aggregate principal amount of the Term Loan Facility during the period commencing on September 30, 2016 and continuing until June 30, 2017, (iii) 5.00% of the initial aggregate principal amount of the Term Loan Facility during the period commencing on September 30, 2017 and continuing until June 30, 2018 and (iv) 6.25% of the initial aggregate principal amount of the Term Facility during any period thereafter. To the extent not previously irrevocably paid in full in cash, the then unpaid principal amount of the Term Loan Advances shall be due and payable the Maturity Date.

(c)    Canadian Advances. The Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of and ratable benefit of each Canadian Lender the aggregate outstanding principal amount of all Canadian Advances on the Maturity Date.

(d)    Swingline Advances. The US Borrower hereby unconditionally promises to pay to the Swingline Lender (i) the aggregate outstanding principal amount of all Swingline Advances on each Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Swingline Advances outstanding on the Maturity Date.

Section 2.9    Fees.

(a)    US Commitment Fees. The US Borrower agrees to pay to the US Administrative Agent for the account of each US Lender a US Commitment Fee on the average daily amount by which such Lender’s US Commitment exceeds such Lender’s outstanding US Advances plus such Lender’s Applicable Percentage of the US Letter of Credit Exposure at the per annum rate equal to the Applicable Margin for Commitment Fees for such period. The US Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on September 30, 2014, and on the Maturity Date. For purposes of this Section 2.9(a) only, amounts advanced as Swingline Advances shall not reduce the amount of the unused US Commitment.

(b)    Canadian Commitment Fees. The Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Lender a Canadian Commitment Fee on the average daily amount by which such Lender’s Canadian Commitment exceeds such Lender’s outstanding Canadian Advances plus such Lender’s Applicable Percentage of the Canadian Letter of Credit Exposure at the per annum rate equal to the Applicable Margin for Commitment Fees for such period. The Canadian Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on September 30, 2014, and on the Maturity Date.

(c)    Fees for US Letters of Credit. The US Borrower agrees to pay the following:

(i)    to the US Administrative Agent for the pro rata benefit of the US Lenders a per annum letter of credit fee for each US Letter of Credit (other than a commercial Letter of Credit) issued hereunder in an amount equal to 66 2/3% of the Applicable Margin for Eurocurrency Advances under the US Facility on the face amount of such US Letter of Credit for the period such US Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;

(ii)    to the US Administrative Agent for the pro rata benefit of the US Lenders a per annum letter of credit fee for each US Letter of Credit that is a commercial Letter of Credit and issued hereunder in an amount equal to the Applicable Margin for Eurocurrency Advances under the US Facility on the face amount of such US Letter of Credit for the period such US Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;

(iii)    to the US Issuing Lender, a fronting fee for each US Letter of Credit equal to the greater of (A) 0.25% per annum on the face amount of such US Letter of Credit and (B) $750.00, which fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension;

(iv)    to the US Issuing Lender, an additional fronting fee for each commercial Letter of Credit equal to an amount agreed to between the US Borrower and the US Issuing Lender in writing, which fee shall be due and payable in advance on the date of the issuance of such Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension; and

(v)    to the US Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any US Letter of Credit, which fees shall be due and payable as requested by the US Issuing Lender in accordance with the US Issuing Lender’s then current fee policy.

The US Borrower shall have no right to any refund of letter of credit fees previously paid by the US Borrower, including any refund claimed because the US Borrower cancels any Letter of Credit prior to its expiration date.

(d)    Fees for Canadian Letters of Credit. The Canadian Borrower agrees to pay the following:

(i)    to the Canadian Administrative Agent for the pro rata benefit of the Canadian Lenders a per annum letter of credit fee for each Canadian Letter of Credit (other than a commercial Letter of Credit) issued hereunder in an amount equal to 66 2/3% of the Applicable Margin for Eurocurrency Advances under the Canadian Facility on the face amount of such Canadian Letter of Credit for the period such Canadian Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;

(ii)    to the Canadian Administrative Agent for the pro rata benefit of the Canadian Lenders a per annum letter of credit fee for each Canadian Letter of Credit that is a commercial Letter of Credit and issued hereunder in an amount equal to the Applicable Margin for Eurocurrency Advances under the Canadian Facility on the face amount of such Canadian Letter of Credit for the period such Canadian Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;

(iii)    to the Canadian Issuing Lender, a fronting fee for each Canadian Letter of Credit equal to the greater of (A) 0.25% per annum on the face amount of such Canadian Letter of Credit and (B) $750.00, which fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension;

(iv)    to the Canadian Issuing Lender, an additional fronting fee for each commercial Letter of Credit equal to an amount agreed to between the Canadian Borrower and the Canadian Issuing Lender in writing, which fee shall be due and payable in advance on the date of the issuance of such Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension; and

(v)    to the Canadian Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Canadian Letter of Credit, which fees shall be due and payable as requested by the Canadian Issuing Lender in accordance with the Canadian Issuing Lender’s then current fee policy.

The Canadian Borrower shall have no right to any refund of letter of credit fees previously paid by the Canadian Borrower, including any refund claimed because the Canadian Borrower cancels any Letter of Credit prior to its expiration date.

(e)    Other Fees. The Borrowers agree to pay the fees to the US Administrative Agent and the Joint Lead Arrangers as set forth in the Fee Letter.

Section 2.10    Interest.

(a)    Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The US Borrower shall pay to US Administrative Agent for the ratable account of each US Lender all accrued but unpaid interest on such US Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on September 30, 2014, and on the Maturity Date. The Canadian Borrower shall pay to the Canadian Administrative Agent for the ratable account of each Canadian Lender all accrued but unpaid interest on such Canadian Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on September 30, 2014, and on the Maturity Date.

(b)    Canadian Prime Rate Advances. Each Canadian Prime Rate Advance shall bear interest at the applicable Canadian Prime Rate in effect from time to time plus the Applicable Margin for Canadian Prime Rate Advances for such period. The Canadian Borrower shall pay to Canadian Administrative Agent for the ratable account of each Canadian Lender all accrued but unpaid interest on such Canadian Lender’s Canadian Prime Rate Advances on each March 31, June 30, September 30, and December 31 commencing on September 30, 2014, and on the Maturity Date.

(c)    Eurocurrency Advances. Each Eurocurrency Advance shall bear interest during its Interest Period equal to at all times the Eurocurrency Rate for such Interest Period plus the Applicable Margin for Eurocurrency Advances for such period. The Canadian Borrower shall pay to the Canadian Administrative Agent for the ratable account of each Canadian Lender all accrued but unpaid interest on each of such Canadian Lender’s Eurocurrency Advances on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with six month Interest Periods or 12 month Interest Periods, accrued but unpaid interest shall also be due (i) on the day three months from the first day of such Interest Period and (ii) in the case of a 12 month Interest Period, on the day six months and nine months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid in full, and on the Maturity Date. The US Borrower shall pay to the US Administrative Agent for the ratable benefit of each US Lender all accrued but unpaid interest on each of such US Lender’s Eurocurrency Advances on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid in full, and on the Maturity Date.

(d)    Swingline Advances. Swingline Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for US Base Rate Advances. The US Borrower shall pay to the Swingline Lender for its own account subject to Section 2.4(f) all accrued but unpaid interest on each Swingline Advance on each Swingline Payment Date, on the date any Swingline Advance is repaid (or refinanced) in full, and on the Maturity Date.

(e)    Acceptance Fee on B/A Advances. Subject to the provisions of Section 9.10, the Advances comprising each B/A Borrowing shall be subject to an Acceptance Fee, payable by the Canadian Borrower on the date of acceptance of the relevant B/A and calculated as set forth in the definition of the term “Acceptance Fee” in Section 1.1.

(f)    Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the US Borrower shall promptly deliver to the Administrative Agents a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at the highest level (Level VI) if the inaccuracy was the result of intentional dishonesty, fraud or willful misconduct of a Responsible Officer), and (iii) the US Borrower shall promptly, without further action by either Administrative Agent, any Lender or Issuing Lender, pay to the Applicable Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.4(f) shall not limit the rights of the Administrative Agents and Lenders with respect to the Default Rate of interest as set forth in Section 2.10(a) below or Article VII. The Borrowers’ obligations under this Section 2.10(a) shall survive the termination of the Commitments and the repayment of all other Secured Obligations hereunder.

(g)    Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a), all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.10(a) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

(h)    Interest Act (Canada). For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate to which such interest or fee rate is equivalent is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.

Section 2.11    Illegality. If any Lender shall notify a Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurocurrency Advances or B/A Advances of such Lender then outstanding hereunder, (a) the Applicable Borrower shall, no later than 11:00 a.m. (New York City time or Calgary, Alberta, Canada time, as applicable) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurocurrency Advance or on the last day of the Contract Period for each outstanding B/A Advance, as applicable, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurocurrency Advances of such Lender then outstanding or defease all B/A Advances of such Lender then outstanding pursuant to Section 2.7(b)(ii), together with accrued interest on the principal amount prepaid or defeased to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment or defeasance being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Applicable Borrower on such date in an amount equal to the aggregate principal amount of the Eurocurrency Advances prepaid or B/A Advances defeased to such Lender, and (c) the right of the Applicable Borrower to select Eurocurrency Advances or B/A Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Applicable Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.12    Breakage Costs. Within 5 Business Days of demand made by any Lender to the Applicable Borrower (with a copy to the Applicable Administrative Agent) from time to time, such Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.18) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by such Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by such Borrower;

(c)    any payment by such Borrower of reimbursement drawings under any Letter of Credit in a currency other than such Letter of Credit’s original currency; or

(d)    any assignment of a Eurocurrency Advance on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 2.16;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.12, the requesting Lender shall be deemed to have (i) in the case of Eurocurrency Advances, funded such Advance at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Advance was in fact so funded and (ii) in the case of B/A Advances, made or accepted and purchased such B/A Advance with such Acceptance Fee calculated for a comparable amount and comparable period, whether or not such B/A Advance was in fact so made or accepted and purchased. Any notice delivered by an Administrative Agent (including on behalf of any Lender providing such notice to the Applicable Administrative Agent) setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Applicable Borrower and shall be conclusive and binding absent manifest error.

Section 2.13    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or any Issuing Lender;

(ii)    subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Eurocurrency Advance made by it, or any B/A Advance made or accepted and purchased by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Lender); or

(iii)    impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Advances made by such Lender or B/A Advances made or accepted and purchased by such Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Advance or accepting and purchasing any B/A Advance (or of maintaining its obligation to make or accept and purchase any such Advance), or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Lender, the US Borrower will pay to such US Lender or US Issuing Lender, or the Canadian Borrower will pay to such Canadian Lender or Canadian Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the US Borrower will pay to such US Lender or US Issuing Lender, or the Canadian Borrower will pay to such Canadian Lender or Canadian Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such

Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Applicable Borrower shall be conclusive absent manifest error. The Applicable Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Designation of a Different Lending Office. If any Lender requests compensation under this Section 2.13 then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The US Borrower hereby agrees to pay all reasonable costs and expenses incurred by any US Lender in connection with any such designation or assignment. The Canadian Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Canadian Lender in connection with any such designation or assignment.

Section 2.14    Payments and Computations.

(a)    Payments. Except as otherwise expressly provided herein, all payments to be made by the Borrowers under this Agreement and the other Credit Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided that, any Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to the fund to such Borrower under this Agreement (the “Unfunded Advances”) so long as (i) such Borrower shall have delivered prior written notice of such setoff to the Applicable Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Lenders (other than such Defaulting Lender) as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding and was made under the same Facility, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Applicable Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Advances denominated in Canadian Dollars and Letter of Credit Obligations in respect of Letters of Credit issued in Canadian Dollars, all payments by the Borrowers hereunder shall be made to the Applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Advances denominated in Canadian Dollars and Letter of Credit Obligations in respect of Letters of Credit issued in Canadian Dollars shall be made to the Applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed, in Canadian Dollars and in Same Day Funds. If, for any reason, any Borrower is prohibited by any Legal Requirement from making any required payment hereunder in Canadian Dollars, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Canadian Dollar payment amount. Subject to Section 2.6(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b)    Payments by Borrowers; Presumptions by Administrative Agents. Unless the Applicable Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Applicable Administrative Agent for the account of the applicable Lenders or the Issuing Lenders hereunder that the Applicable Borrower will not make such payment, the Applicable Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Administrative Agent, at the Overnight Rate (which interest shall not be borne by the Borrowers). For the avoidance of doubt, the Applicable Borrower shall continue to be obligated to pay the otherwise applicable interest on such amounts as and when due under this Agreement. A notice of the Applicable Administrative Agent to any Lender or Applicable Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Payment Procedures. The Borrowers shall make each payment of any amount due and payable under this Agreement and under any other Credit Document not later than 12:00 noon (New York City time or Calgary, Alberta, Canada time, as applicable) on the day when due to the Applicable Administrative Agent at the Applicable Administrative Agent’s Office (or such other location as the Applicable Administrative Agent shall designate in writing to the Applicable Borrower) in Same Day Funds. Without limiting the generality of the foregoing, the US Administrative Agent may require that any payments due under this Agreement under the US Facility be made in the United States and the Canadian Administrative Agent may require that any payments due under this Agreement under the Canadian Facility be made in Canada. The Applicable Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to any specific Lender Party pursuant to Section 2.4, Section 2.11, Section 2.12, Section 2.13, Section 2.15, Section 8.3 and Section 9.1 but after taking into account payments effected pursuant to Section 2.14(f)) in accordance with each Lender’s Applicable

Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to a specific Lender Party, the Applicable Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)    Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Advances or B/A Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)    Computations. Subject to Section 2.10(h), all computations of interest and fees shall be made by the Applicable Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances based on the Adjusted Base Rate or the Canadian Prime Rate (other than Base Rate Advances based on the Federal Funds Rate or a Daily One-Month LIBOR) and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Applicable Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error. For purposes of the Interest Act (Canada) and disclosure thereunder, the annual rates of interest to which the rates determined in accordance with the provisions hereof on the basis of a period of calculation less than a year are equivalent, are the rates so determined (a) multiplied by the actual number of days in the one year period beginning on the first day of the period of calculation, and (b) divided by the number of days in the period of calculation. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(f)    Sharing of Payments, Etc.

(i)    If any US Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its US Advances, Term Loan Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its US Advances or Term Loan Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the US Lender receiving such greater proportion shall (a) notify the US Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the US Advances, Term Loan Advances and such other obligations of the other US Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the US Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective US Advances, Term Loan Advances and other amounts owing them; provided that: (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the US Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its US Advances, Term Loan Advances or participations in Letter of Credit Obligations to any assignee or participant, other than to the US Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

(ii)    If any Canadian Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Canadian Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Canadian Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Canadian Lender receiving such greater proportion shall (a) notify the Canadian Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Canadian Advances and such other obligations of the other Canadian Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Canadian Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Canadian Advances and other amounts owing them; provided that: (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Canadian Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Canadian Advances or participations in Letter of Credit Obligations to any assignee or participant, other than to the Canadian Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.15    Taxes.

(a)    No Deduction for Certain Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other

Taxes, provided that if any Credit Party shall be required by Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirement.

(b)    Other Taxes. Without limiting the terms set forth in paragraph (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirement.

(c)    Indemnification by the Borrowers. The Canadian Borrower shall, and does hereby, indemnify the Canadian Administrative Agent, each Canadian Lender and the Canadian Issuing Lender, and the US Borrower shall, and does hereby, indemnify the US Administrative Agent, each US Lender and the US Issuing Lender, in any case, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except such expenses, interest and penalties resulting from gross negligence or willful misconduct of such Administrative Agent, such Lender or such Issuing Lender, as determined by a court of competent jurisdiction by final and nonappealable judgment), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or an Issuing Lender (with a copy to the Applicable Administrative Agent), or by the Applicable Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error. Failure or delay on the part of any Administrative Agent, Lender or Issuing Lender to demand payment pursuant to this Section shall not constitute a waiver of such Person’s right to demand such payment; provided that, no Administrative Agent, Lender or Issuing Lender shall be indemnified for any Indemnified Taxes or Other Taxes the demand for which is made to the Applicable Borrower later than one year after the later of (i) the date on which the relevant Governmental Authority makes written demand upon the applicable Administrative Agent, Lender or Issuing Lender for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which such Administrative Agent, Lender or Issuing Lender has made payment of such Indemnified Taxes or Other Taxes; provided that if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect thereof.

(d)    Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Applicable Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Administrative Agent.

(e)    Status of Lenders.

(i)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Applicable Borrower (with a copy to the Applicable Administrative Agent), prior to the Effective Date (or upon becoming a Lender by assignment or participation) and at any time or times prescribed by applicable Legal Requirement or reasonably requested by the Applicable Borrower or the Applicable Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirement or reasonably requested by the Applicable Borrower or the Applicable Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Applicable Borrower or the Applicable Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Applicable Borrower or the Applicable Administrative Agent as will enable such Borrower or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the US Borrower and the US Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the US Borrower or the US Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)    duly completed copies of Internal Revenue Service Form W-8ECI,

(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D)    any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the US Borrower to determine the withholding or deduction required to be made.

(iii)    Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Applicable Administrative Agent or the Applicable Borrower, as the Applicable Administrative Agent or the Applicable Borrower shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under any Legal Requirement of any other jurisdiction, duly executed and completed by such Lender, as are required under such Legal Requirements to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.

(iv)    Each Lender shall promptly notify the Applicable Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.

(f)    FATCA. In the case of any Lender Party that would be subject to withholding tax imposed by FATCA on payments made on account of any obligation of the Borrowers hereunder if such Lender Party fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall provide such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Applicable Borrower or the Applicable Administrative Agent as may be necessary for the Borrowers to comply with their obligations under FATCA, to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA. Each Lender Party shall promptly notify the Applicable Administrative Agent of any change in circumstances which would modify or render invalid any such documentation regarding FATCA.

(g)    Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of such Lender Party agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(h)    Designation of a Different Lending Office. If any Lender requires a Borrower to pay any additional amount to such Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.15, then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.15 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not would not otherwise be disadvantageous to such Lender. The US Borrower hereby agrees to pay all reasonable costs and expenses incurred by any US Lender in connection with any such designation or assignment. The Canadian Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Canadian Lender in connection with any such designation or assignment.

Section 2.16    Change of Lenders. If (a) any Lender requests compensation under Section 2.13 or a Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (b) any Lender suspends its obligation to continue, or Convert Advances into, Eurocurrency Advances pursuant to Section 2.6(c)(vi) or Section 2.11, (c) any Lender is a Non-Consenting Lender, or (d) any Lender is a Defaulting Lender (any such Lender described in the preceding clauses (a) – (d), a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Applicable Administrative Agent may, upon notice to the Subject Lender and the Applicable Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Applicable Borrower may, upon notice to the Subject Lender and the Applicable Administrative Agent and at the Applicable Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A)    as to assignments required by the Applicable Borrower, the Applicable Borrower shall have paid to the Applicable Administrative Agent the assignment processing and recordation fee specified in Section 9.7(a)(iv);

(B)    such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations and funded participations in outstanding Swingline Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.12 other than in the case of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Applicable Borrower (in the case of all other amounts);

(C)    in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(D)    such assignment does not conflict with applicable Legal Requirements; and

(E)    in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Applicable Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.16 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Applicable Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Applicable Borrower or the Applicable Administrative Agent replacing a Defaulting Lender as provided in this Section 2.16, the Applicable Borrower may terminate such Defaulting Lender’s applicable Commitments as provided in Section 2.1(d)(iii).

Section 2.17    Increase in Commitments.

(a)    At any time prior to the Business Day immediately preceding the Maturity Date, the Borrowers may effectuate one or more increases in the aggregate US Commitments and/or the Canadian Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its US Commitment or its Canadian Commitment, as the case may be, as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase to the US Commitments shall be equal to at least $10,000,000, (ii) each such Commitment Increase to the Canadian Commitments shall be equal to at least $5,000,000, (iii) all Commitments and Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the corresponding type of Commitments and Advances except as to upfront fees which may be as agreed to between the Borrowers and such Increasing Lender or Additional Lender, as the case may be, (iv) the aggregate of all such Commitment Increases shall not exceed $100,000,000, and (v) after giving effect to each such Commitment

Increase, the aggregate Canadian Commitments shall not exceed $40,000,000. The Applicable Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.17 to the Applicable Administrative Agent(s) and the applicable Lenders. This Section 2.17 shall not be construed to create any obligation on either Administrative Agent or any Lender to advance or to commit to advance any credit to any Borrower or to arrange for any other Person to advance or to commit to advance any credit to any Borrower.

(b)    The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Applicable Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Applicable Administrative Agent signed by the Applicable Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Applicable Borrower with respect to such Commitment Increase and such legal opinions as the Applicable Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.7(c)(iii), (iii) receipt by the Applicable Administrative Agent of a certificate of an authorized officer of the Applicable Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Applicable Borrowers in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (C) the pro forma compliance with the covenants in Section 6.15 and Section 6.16, after giving effect to such Commitment Increase, and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Applicable Borrower.

(c)    Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the Advances shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

(d)    On such Increase Date, each Lender’s share of the applicable Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s Applicable Percentage of such Letter of Credit Obligations (such Applicable Percentage for such Lender to be determined as of the Increase Date after giving effect to such Commitment Increase) without further action by any party.

Section 2.18    Defaulting Lender Provisions.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Applicable Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Applicable Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by Applicable Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to such Administrative Agent and to the other Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, on a pro rata basis, to Cash Collateralize the Issuing Lenders’ and Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3(j); fourth, as Applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Applicable Administrative Agent; fifth, if so determined by the Applicable Administrative Agent and Applicable Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lenders’ and Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued and Swingline Advances made under this Agreement, in accordance with Section 2.3(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swingline Advances are held by the Lenders pro rata in accordance with the Applicable Commitments under the applicable Facility without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    No Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender, except to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3(j).

(C)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Canadian Letter of Credit Obligations, the US Letter of Credit Obligations, and Swingline Advances, as the case may be, shall be reallocated among the Non-Defaulting Lenders in such applicable Facility in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s applicable Commitments) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Applicable Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), (y) such reallocation does not cause the sum of (1) the aggregate amount of US Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender’s participation in Swingline Advances and US Letters of Credit to exceed such Non-Defaulting Lender’s US Commitment, and (z) such reallocation does not cause sum of (1) the aggregate amount of Canadian Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender’s participation in Canadian Letters of Credit to exceed such Non-Defaulting Lender’s Canadian Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, within two Business Days, prepay Swingline Advances in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, within three Business Days, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.3(i).

(b)    Defaulting Lender Cure. If the Borrowers, Applicable Administrative Agents, the Swingline Lender (if the Defaulting Lender is a US Lender) and Applicable Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Applicable Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Applicable Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the applicable Lenders in accordance with the applicable Commitments under the applicable Facility (without giving effect to Section 2.18(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.19    Overdraft Accommodations under the Canadian Facility. Subject to the limitations set forth below, Canadian Overdraft Lender is authorized by the Canadian Borrower and all Canadian Lenders, from time to time, to make Canadian Prime Rate Advances to the Canadian Borrower by permitting overdrafts to be created in favor of any Foreign Credit Party; provided that after giving effect to such advances, the Dollar Equivalent of the Canadian Outstandings shall not exceed the aggregate Canadian Commitments in effect at such time (any of such advances are herein referred to as “Canadian Overdraft Accommodations”). If at any time the Canadian Borrower has outstanding any such Canadian Overdraft Accommodations, Canadian Overdraft Lender, in its discretion has the right to require settlement from the Canadian Lenders in accordance with their Applicable Percentages, in which case the Canadian Overdraft Lender shall notify the Canadian Administrative Agent and the Canadian Borrower of same, whereupon the amount of such Canadian Overdraft Accommodations shall be deemed to be a Canadian Prime Rate Advance and all references to Canadian Prime Rate Advances shall include the Canadian Overdraft Accommodations. The Canadian Overdraft Accommodations shall be secured by the Canadian Administrative Agent’s Liens in and to the Collateral and shall constitute Canadian Prime Rate Advances, as applicable, and Obligations hereunder. For certainty, notwithstanding Section 2.6(a) or Section 2.7(b), no Notices of Borrowing or notices of prepayments need be delivered by the Canadian Borrower in respect of Canadian Overdraft Accommodations.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1    Conditions Precedent to New Borrowings and the Initial Letter of Credit. The obligations of each Lender to make new Advances on the Effective Date and for any Issuing Lender to issue the initial Letters of Credit shall be subject to the conditions precedent that:

(a)    Documentation. The US Administrative Agent and the Canadian Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agents and the Lenders, and, where applicable, fully executed by all parties thereto:

(i)    this Agreement and all attached Exhibits and Schedules and the Notes payable to each Lender requesting a Note;

(ii)    Ratification Agreements with respect to the US Guaranty, the US Security Agreement and the Canadian Security Agreement, together with such other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral;

(iii)    certificates of insurance naming the Applicable Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Company’s or its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks as required by Section 5.3;

(iv)    a certificate from an authorized officer of the Borrowers dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 have been met or waived;

(v)    (A) a secretary’s certificate from each Credit Party (other than a Foreign Credit Party) certifying such Person’s (i) officers’ incumbency, (ii) authorizing resolutions, (iii) organizational documents, and (iv) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party; and (B) a secretary’s or officer’s certificate from each Foreign Credit Party certifying such organizational matters and documents as may be reasonably requested by the Canadian Administrative Agent;

(vi)    certificates of status or good standing for each Credit Party (other than Foreign Subsidiary Guarantors that are not Canadian entities) in the state, province or territory in which each such Person is organized, which certificates shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Effective Date;

(vii)    a legal opinion of Vinson & Elkins LLP as outside counsel to the Credit Parties, in form and substance reasonably acceptable to the US Administrative Agent;

(viii)    a legal opinion from outside Canadian counsel to the Canadian Borrower in form and substance reasonably acceptable to the US Administrative Agent; and

(ix)    such other documents, governmental certificates, agreements, and lien searches as any Lender Party may reasonably request.

(b)    Consents; Authorization; Conflicts. The Company shall have received any consents, licenses and approvals of any Governmental Authority or any other Person and required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which the Company, any Restricted Subsidiary, or any other party to the Crest Acquisition Documents is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Credit Documents and the Crest Acquisition Documents other than immaterial consents, licenses or approvals the absence of which would not reasonably be expected to be adverse to any Secured Party. In addition, the Company and the Restricted Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Company and the Restricted Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c)    Representations and Warranties. The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date before and after giving effect to the initial Borrowing or issuance of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d)    Payment of Fees. The Company shall have paid the fees and expenses required to be paid as of the Effective Date by Section 2.9(e) and Section 9.1(a) (other than legal fees) or any other provision of a Credit Document. The US Borrower shall have paid the legal fees for the Administrative Agents’ respective counsels as required under Section 9.1 to the extent such fees have been invoiced at least two Business Days prior to the Effective Date.

(e)    Other Proceedings. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement, any other Credit Document, or any of the Transactions.

(f)    Payment of Interest and Fees under Existing Credit Agreement. The Borrowers shall have paid all accrued and unpaid interest in respect of any Base Rate Advances and Canadian Prime Rate Advances under the Existing Credit Agreement and any accrued and unpaid fees which would otherwise be due on June 30, 2014 under Section 2.9 of the Existing Credit Agreement.

(g)    Material Adverse Change. Since December 31, 2013, there shall not have occurred any event or circumstance that could reasonably be expected to result in a Material Adverse Change.

(h)    No Default. No Default shall have occurred and be continuing.

(i)    Solvency. The US Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the US Administrative Agent from a Responsible Officer of US Borrower certifying that, (i) before giving effect to the initial Borrowings made hereunder on the Effective Date, the Credit Parties, taken as a whole, are Solvent and (ii) after giving effect to the initial Borrowings made hereunder on the Effective Date and the other Transactions, the Credit Parties, taken as a whole, are Solvent.

(j)    Delivery of Financial Statements; Projections. With respect to the US Borrower and its Subsidiaries, the US Administrative Agent shall have received audited consolidated financial statements for the fiscal year ending 2013. With respect to Crest, the Lenders shall have received audited consolidated financial statements for the fiscal years ending 2012 and 2013, and unaudited financial statements for the first fiscal quarter of 2014. The US Administrative Agent shall have also received projections prepared by management of balance sheets, income statements and cashflow statements of the US Borrower and its Subsidiaries, after giving effect to the Transactions, which shall be quarterly for the first year after the Effective Date and annually thereafter until December 31, 2018.

(k)    Notices of Borrowing. The Applicable Administrative Agent shall have received its respective Notice of Borrowing from the Applicable Borrower, with appropriate insertions and executed by a duly authorized officer of the Applicable Borrower.

(l)    Payment in Full of Existing Crest Debt. Prior to, or concurrently with, the making of the initial Advances hereunder, all outstanding obligations owing with respect to the Existing Crest Debt shall have been paid in full and the US Administrative Agent shall have received one or more “pay-off” letters (or such other evidence) in form and substance reasonably satisfactory to the US Administrative Agent with respect to all such Debt being refinanced with the initial Advances to be made hereunder; and arrangements reasonably satisfactory to the US Administrative Agent shall have been made with any Person holding any Lien securing any such Debt, for the release and delivery of such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, and other instruments, in each case in proper form for recording or filing, as the US Administrative Agent shall have requested to release and terminate of record the Liens securing such Debt.

(m)    Crest Acquisition. The US Administrative Agent shall have received evidence that immediately prior to, or concurrently with, the initial Advances made hereunder, the Crest Acquisition shall have been completed.

(n)    USA Patriot Act. The US Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(o)    Pro Forma Compliance Certificate. The US Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the US Borrower, reflecting the Closing Date Leverage Ratio of no greater than 3.50 to 1.00, after giving pro forma effect to the Transactions.

(p)    Pro Forma Structure. The pro forma capital and ownership structure and the equityholder arrangements of the US Borrower and its Restricted Subsidiaries (and all agreements relating thereto), after giving effect to the Transactions, will be reasonably satisfactory to the US Administrative Agent and the Lenders.

(q)    Compliance with Law. The US Borrower and each of its Subsidiaries shall have been in compliance with all Legal Requirements which are applicable to such Persons, including the operations, business or Property of such Persons, except in any case where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Change or affect the consummation or the legality of the Transactions.

(r)    Liquidity. The US Administrative Agent shall have received evidence satisfactory to it that, after giving effect to the Transactions, Liquidity is greater than or equal to $30,000,000.

(s)    Equity Contribution. The US Administrative Agent shall have received evidence satisfactory to it that the US Borrower has received at least $16,000,000 in cash (inclusive of the proceeds of shareholder loans by the US Borrower in an aggregate amount not to exceed $2,500,000) for the purchase of common stock of the US Borrower on or before the Effective Date in order to fund a portion of the Crest Acquisition.

Section 3.2    Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to make any Credit Extension, the obligation of each Swingline Lender to make Swingline Advances, and any reallocation provided in Section 2.18, in each case, shall be subject to the further conditions precedent that on the date of such Borrowing, such Credit Extension or such reallocation:

(a)    Representations and Warranties. As of the date of the making of such Credit Extension, Borrowing or reallocation, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Borrowing, Credit Extension or reallocation, and the making of such Borrowing, Credit Extension or reallocation shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Applicable Borrower of the proceeds of such Borrowing, Credit Extension or reallocation, shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

(b)    Event of Default. As of the date of each Borrowing, Credit Extension or reallocation, no Default or Event of Default shall exist, and the making of such Borrowing, Credit Extension, or reallocation would not cause a Default or Event of Default. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Applicable Borrower of the proceeds of such Borrowing, Credit Extension or reallocation, shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

Section 3.3    Determinations Under Section 3.1 and Section 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 and Section 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the US Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Credit Extensions hereunder specifying its objection thereto and such Lender shall not have made available to the Applicable Administrative Agent such Lender’s Credit Extensions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

Section 4.1    Organization. The US Borrower and each of its Restricted Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2    Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s organizational powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, of such Credit Party, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except for immaterial laws or contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to be adverse to any Secured Party. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Applicable Borrower’s corporate powers, have been duly authorized by all necessary action, do not contravene (i) the Applicable Borrower’s certificate of incorporation, bylaws or other organizational documents, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Applicable Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3    Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 4.4    Financial Condition.

(a)    The Company has delivered to the Lenders the financial statements identified in Section 3.1(j) and such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition of the Persons covered thereby as of the respective dates thereof for the periods covered therein, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)    Since the Effective Date, after giving pro forma effect to the Transactions, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5    Ownership and Liens; Real Property. Each Restricted Entity (a) has good and marketable fee simple title to, or a valid leasehold interest or easement in, all Material Real Property, and good title to all material personal Property, used in its business, and (b) none of the Property owned by the US Borrower or a Restricted Subsidiary is subject to any Lien except Permitted Liens.

Section 4.6    True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the US Borrower and its Restricted Subsidiaries and furnished to any Lender Party for purposes of or in connection with this Agreement or any other Credit Document, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading as of the date such information is dated or certified. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the US Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the US Borrower or any of its Restricted Subsidiaries (or on behalf of the US Borrower or any such Restricted Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished (it being recognized by the Lender Parties, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized).

Section 4.7    Litigation. There are no actions, suits, or proceedings pending or, to any Restricted Entity’s knowledge, threatened against any Borrower or any Restricted Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agents, there is no pending or, to the knowledge of any Restricted Entity, threatened action or proceeding instituted against any Borrower or any Restricted Subsidiary which seeks to adjudicate any Borrower or any Restricted Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8    Compliance with Agreements.

(a)    No Restricted Entity is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. No Restricted Entity is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Restricted Entity is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, no Restricted Entity is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which any Restricted Entity is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b)    No Default has occurred and is continuing.

Section 4.9    Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(j), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) neither the US Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(i), and (f) neither the US Borrower nor any member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being in reorganization or insolvent that could reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Restricted Entity has any reason to believe that the annual cost during the term of this Agreement to the US Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the US Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10    Environmental Condition. Except as set forth on Schedule 4.10:

(a)    Permits, Etc. Each Restricted Entity (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is and, during the relevant time periods specified under applicable statutes of limitation, has been in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b)    Certain Liabilities. To each Restricted Entity’s knowledge, none of the present or previously owned or operated Property of any Restricted Entity or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Entity, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c)    Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further material action is required under current applicable Environmental Law as to each Response or other restoration or remedial project required to be undertaken by the US Borrower, any of its Subsidiaries or any of the US Borrower’s or such Subsidiary’s former Subsidiaries pursuant to any Environmental Law, on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the US Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11    Subsidiaries. As of the Effective Date, the US Borrower has no Subsidiaries other than those listed on Schedule 4.11, each of which is a Restricted Subsidiary hereunder. Each Restricted Subsidiary (including any such Restricted Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12    Investment Company Act. No Restricted Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13    Taxes. Proper and accurate (in all material respects), federal and all material state, provincial, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by each Restricted Entity or any member of an affiliated group of such Restricted Entities as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. No Restricted Entity nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes. Proper and accurate amounts have been withheld (including withholdings from employee wages and salaries relating Canadian Benefit Plans contributions) by the Restricted Entities and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, provincial, local and foreign law.

Section 4.14    Permits, Licenses, etc. Each Restricted Entity possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Restricted Entity manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15    Use of Proceeds. The proceeds of the Advances will be used by the Borrowers for the purposes described in Section 6.5. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U, or X.

Section 4.16    Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Restricted Entities, taken as a whole, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of any Restricted Entity has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17    Insurance. Each of Restricted Entity carries insurance (which may be carried by the US Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.18    Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements. When such financing statements (or corresponding filings in Canada) are filed in the offices noted therein, the Applicable Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements (or such corresponding filings in Canada) (excluding, for perfection purposes, the Excluded Perfection Collateral).

Section 4.19    OFAC; Anti-Terrorism. Neither Borrower nor any Subsidiary of a Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or Canadian Anti-Terrorism Laws. Neither Borrower nor any Subsidiary of a Borrower (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.20    Solvency. Before and after giving effect to the making of each Credit Extension after the Effective Date, the Credit Parties are, when taken as a whole, Solvent.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to the Applicable Issuing Lenders), each Credit Party agrees to comply with the following covenants.

Section 5.1    Organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where failure to so qualify could not reasonably be expected to cause a Material Adverse Change. Nothing contained in this Section 5.1 shall prevent any transaction permitted by Section 6.6 or Section 6.7.

Section 5.2    Reporting.

(a)    Annual Financial Reports. (i) The Company shall provide, or shall cause to be provided, to the US Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2014), consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of any independent certified public accountant of recognized standing reasonably acceptable to the US Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidated statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of the Company to the effect that such statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries in all material respects in accordance with GAAP.

(b)    Quarterly Financial Reports. (i) The Company shall provide, or shall cause to be provided, to the US Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ending September 30, 2014), a consolidated and consolidating balance sheet of the US Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the US Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of the US Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the US Borrower and its Restricted Subsidiaries, in all material respects, in accordance with GAAP, subject only to normal year- end audit adjustments and the absence of footnotes.

(c)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the US Borrower shall provide to the US Administrative Agent a duly completed Compliance Certificate signed by a Responsible Officer of the US Borrower and attaching thereto detailed supporting information for the calculations made thereunder.

(d)    Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the US Borrower, the US Borrower shall provide to the US Administrative Agent an annual budget consisting of projected balance sheets, income statements and cash flow statements for the immediately following fiscal year and reasonably detailed on a quarterly basis.

(e)    Defaults. The Credit Parties shall provide to the US Administrative Agent promptly, but in any event within five Business Days after a Responsible Officer of any Credit Party obtains knowledge thereof, a notice of any Default or Event of Default, together with a statement of a Responsible Officer of the US Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and propose to take with respect thereto.

(f)    Other Creditors. The Credit Parties shall provide to the US Administrative Agent promptly after the giving or receipt thereof, copies of any material default notices given or received by the US Borrower or by any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Debt in an amount in excess of $2,000,000.

(g)    Litigation. The Credit Parties shall provide to the US Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting any Restricted Entity that could reasonably be expected to result in a Material Adverse Change.

(h)    Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Executive Officer of any Restricted Entity, the Credit Parties shall provide the US Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $2,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $2,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $2,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA which could reasonably result in the imposition of liability in excess of $2,000,000, or (iii) concerning the filing of a Lien (other than a Permitted Lien) upon, against or in connection with the US Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located pursuant to any Environmental Law.

(i)    Material Changes. The Credit Parties shall provide to the US Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Credit Party obtains knowledge and which could reasonably be expected to result in a Material Adverse Change.

(j)    Termination Events. As soon as possible and in any event (i) within 30 days after the US Borrower or any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the US Borrower or any member of the Controlled Group knows that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the US Administrative Agent a statement of an authorized officer of the US Borrower describing such Termination Event and the action, if any, which the US Borrower or any Affiliate of the US Borrower proposes to take with respect thereto;

(k)    Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the US Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the US Administrative Agent copies of each notice received by the US Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(l)    Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the US Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the US Administrative Agent a copy of each notice received by the US Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the US Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(m)    Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the US Borrower or any Restricted Subsidiary, the Credit Parties shall provide to the US Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify, revoke, or suspend any contract, license, permit, or agreement with any Governmental Authority the modification, revocation or suspension of which could reasonably be expected to result in a Material Adverse Change;

(n)    Disputes; etc. The Credit Parties shall provide to the US Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the US Borrower or any Restricted Subsidiary, in any event, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the US Borrower or any Restricted Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the US Borrower or any Restricted Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,000,000;

(o)    Management Letters; Other Accounting Reports. Promptly upon receipt thereof (to the extent permitted by the US Borrower’s auditors), a copy of each “management letter” submitted to the US Borrower or any Restricted Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the US Borrower and its Restricted Subsidiaries, and a copy of any response by the US Borrower or any Restricted Subsidiary of the US Borrower, or the board of directors or managers (or other applicable governing body) of the US Borrower or any Restricted Subsidiary of the US Borrower, to such letter;

(p)    Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the US Administrative Agent such other information respecting the business, operations, or Property of the US Borrower or any Restricted Subsidiary, financial or otherwise, as any Lender through the US Administrative Agent may reasonably request.

Section 5.3    Insurance.

(a)    Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, carry and maintain all such insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers.

(b)    Copies of all certificates of insurance for policies covering the property or business of the Company and its Domestic Restricted Subsidiaries, and endorsements and renewals thereof, shall be delivered by the US Borrower to and retained by the US Administrative Agent. At the request of the US Administrative Agent, copies of such policies of insurance, certified as true and correct copies of such documents by a Responsible Officer of the US Borrower shall be delivered by the US Borrower to and retained by the US Administrative Agent. All policies of property insurance with respect to the US Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the US Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the US Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the US Administrative Agent, and all policies of liability insurance shall name the US Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the US Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as such insurance company may require and which is acceptable to the US Administrative Agent) prior written notice to the US Administrative Agent.

(c)    Copies of all certificates of insurance for policies covering the property or business of the Canadian Restricted Subsidiaries, and endorsements and renewals thereof, shall be delivered by the Canadian Borrower to and retained by the Canadian Administrative Agent. At the request of the Canadian Administrative Agent, copies of such policies of insurance, certified as true and correct copies of such documents by a Responsible Officer of the Canadian Borrower shall be delivered by the Canadian Borrower to and retained by the Canadian Administrative Agent. All policies of property insurance with respect to the Canadian Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Canadian Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Canadian Administrative Agent as loss payee for its benefit and the ratable benefit of the Canadian Secured Parties, in either case, in form reasonably satisfactory to the Canadian Administrative Agent, and all policies of liability insurance shall name the Canadian Administrative Agent for its benefit and the ratable benefit of the Canadian Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Canadian Borrower, the Canadian Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as such insurance company may require) prior written notice to the Canadian Administrative Agent.

(d)    If at any time the area in which any real property constituting Collateral (to the extent any “buildings” or “mobile home” (as defined in Regulation H of the Federal Reserve Board) is situated on real property) is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the US Borrower shall, and shall cause each other Credit Party to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(e)    Prior to the occurrence and continuance of an Event of Default, (i) up to $5,000,000, in the aggregate, of all proceeds of property insurance received by a Credit Party for the loss of Property which constitutes Collateral shall be paid directly to the applicable Credit Party to repair or replace the damaged or destroyed Property covered by such policy; provided that such Credit Party shall make such repair or replace such Property within 180 days from the receipt of such proceeds and (ii) the remaining amount of such proceeds and any amount of proceeds that were paid to such Credit Party as permitted under clause (i) above and not used toward the repair or replacement of such Property within the 180 days required under such clause (i), shall be paid directly to the US Administrative Agent and if necessary, assigned to the US Administrative Agent to be, at the election of the US Administrative Agent, (A) applied in accordance with Section 7.6(a) of this Agreement, whether or not the Secured Obligations are then due and payable, or (B) returned to such Credit Party to repair or replace the damaged or destroyed Property covered by such policy or to make such other Investments permitted under Section 6.2 of this Agreement.

(f)    After the occurrence and during the continuance of an Event of Default, if requested by the US Administrative Agent, all proceeds of insurance of any Credit Party, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the US Administrative Agent and if necessary, assigned to the US Administrative Agent, to be applied in accordance with Section 7.6(b) of this Agreement, whether or not the Secured Obligations are then due and payable.

(g)    In the event that any insurance proceeds are paid to any Credit Party in violation of clause (e) or clause (f), such Credit Party shall hold the proceeds in trust for the US Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the US Administrative Agent with any necessary endorsement. Upon the request of the US Administrative Agent, each Credit Party shall execute and deliver to the US Administrative Agent any additional assignments and other documents as may be necessary to enable the US Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4    Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with Legal Requirements (including Environmental Laws) which are applicable to such Restricted Entity, including the operations, business or Property of such Restricted Entity and maintain all related permits necessary for the ownership and operation of such Restricted Entity’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.5    Taxes. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to pay and discharge all material taxes, assessments, and other charges and claims related thereto imposed on the US Borrower or any of its Restricted Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6    Security. The Company agrees that at all times before the termination of this Agreement, payment in full of the Obligations (other than reimbursement and indemnity obligations which survive for which the US Borrower has not received a notice of claim), and termination in full of the Commitments, the Applicable Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral as required below, subject to any permitted releases pursuant to the terms of this Agreement or the Security Documents, to secure the performance and payment of the Secured Obligations as set forth in the Security Documents. The Company shall, and shall cause each Restricted Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to:

(a)    create, perfect and maintain an Acceptable Security Interest in favor of the US Administrative Agent in the following Properties, whether now owned or hereafter acquired: (i) all Equity Interests issued by any Subsidiary (other than a Foreign Subsidiary) and held by a Wholly-Owned Domestic Restricted Subsidiary or the US Borrower; (ii) 100% of Equity

Interests issued by First Tier Foreign Subsidiaries which are owned by the US Borrower or any Wholly-Owned Domestic Restricted Subsidiary but, in any event, no more than 65% of the outstanding Voting Securities issued by any First Tier Foreign Subsidiary; and (iii) all other Properties of the US Credit Parties and their respective Domestic Restricted Subsidiaries other than Excluded Properties (US); and

(b)    create, perfect and maintain an Acceptable Security Interest in favor of the Canadian Administrative Agent in all Properties of the Canadian Borrower and any other Foreign Subsidiary of the US Borrower, whether now owned or hereafter acquired other than Excluded Properties (Canada).

For the avoidance of doubt, notwithstanding the preceding provisions of this Section 5.6 or any other provisions of the Credit Documents, (A) neither the Company nor any Domestic Subsidiary shall be required to grant any security interest in more than 65% of the outstanding Voting Securities in any Foreign Subsidiary and (B) none of the Property of any Foreign Subsidiary (including the Canadian Borrower) shall ever serve as collateral or other security for the US Facility (including US Letters of Credit and Swingline Advances).

Section 5.7    Designations with Respect to Subsidiaries.

(a)    Any Subsidiary formed or acquired after the Effective Date shall be deemed a Restricted Subsidiary unless initially designated by the US Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 5.7(a) or subsequently designated by the US Borrower as an Unrestricted Subsidiary in accordance with Section 5.7(b). No Borrower may acquire or form any new Subsidiary or initially designate such new Subsidiary as an Unrestricted Subsidiary unless each of the following conditions are satisfied in connection with such acquisition, formation or designation:

(i)    immediately before and after giving effect to such acquisition, formation, or designation, no Default or Event of Default shall exist and be continuing;

(ii)    the US Borrower shall deliver to the US Administrative Agent each of the items set forth in Schedule 5.7 attached hereto with respect to each Subsidiary created after the Effective Date (and not initially designated as an Unrestricted Subsidiary) to the extent required in Schedule 5.7;

(iii)    the Borrowers shall otherwise be in compliance with Section 5.6 and Section 6.3;

(iv)    such designation shall occur either (A) concurrently with the acquisition or formation of such new Subsidiary or (B) prior to such new Subsidiary becoming a Credit Party; and

(v)    Crest shall not be designated as an Unrestricted Subsidiary.

(b)    The US Borrower may designate any Restricted Subsidiary that was created or acquired after the Effective Date as an Unrestricted Subsidiary and may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) before and after giving effect to such designation, no Default shall exist, (ii) if such designation is to make a Restricted Subsidiary an Unrestricted Subsidiary, the US Borrower can demonstrate compliance with Section 6.1 – Section 6.3, Section 6.7, Section 6.8, Section 6.13, Section 6.15 – Section 6.19 as of the date of such designation, both before and after giving effect to such designation, in such detail as is reasonably acceptable to the US Administrative Agent, (iii) if such designation is to make a US Credit Party an Unrestricted Subsidiary, no such designation may be made if such US Credit Party has received from any Restricted Entity a Disposition that would not have been permitted under Section 6.7 had such US Credit Party been an Unrestricted Subsidiary at the time of such Disposition, (iv) if such designation is to make an Unrestricted Subsidiary a Restricted Subsidiary, such Restricted Subsidiary shall deliver to the US Administrative Agent each of the items set forth in Schedule 5.7 to the extent required therein, (v) only two such designations may be made as to any particular Subsidiary, (vi) such designation shall be made effective as of a quarter end, and (vii) at the time of any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, Restricted Subsidiaries shall account for at least eighty five percent (85%) of the Tangible Net Assets and the Net Income of the Company, each on a consolidated basis.

(c)    The US Borrower shall deliver to the US Administrative Agent, within 20 Business Days after any such designation, a certificate of a Responsible Officer of the US Borrower stating the effective date of such designation and stating that the applicable foregoing conditions have been satisfied.

Section 5.8    Records; Inspection. Each Credit Party shall maintain, in all material respects, proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party, to visit and inspect the Property of such Credit Party, and to discuss the business operations and Property of such Credit Party with the officers and directors thereof (provided that, so long as no Event of Default has occurred and is continuing, the Lenders shall be entitled to only one such visit per year coordinated by the US Administrative Agent).

Section 5.9    Maintenance of Property. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated material Property, taken as a whole, in good condition and repair, except for normal wear and tear; and shall abstain from, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to the Applicable Issuing Lenders), each Credit Party agrees to comply with the following covenants:

Section 6.1    Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a)    (i) the Obligations, and (ii) the Banking Services Obligations subject to the limits in Section 6.1(i) below;

(b)    Debt existing on the date hereof and set forth in Schedule 6.1 and extensions, refinancings, refundings, replacements and renewals of any such Debt subject to the last sentence of this Section 6.1.

(c)    intercompany Debt incurred by any US Credit Party (including, for the avoidance of doubt, any Restricted Domestic Subsidiary of a Foreign Subsidiary) owing to any other US Credit Party; provided that, if applicable, such Debt is also permitted as an Investment under Section 6.2;

(d)    (i) intercompany Debt incurred by any Foreign Credit Party owing to any other Foreign Credit Party; provided that, if applicable, such Debt is also permitted as an Investment under Section 6.2; and (ii) intercompany Debt incurred by any Domestic Subsidiary of a Foreign Credit Party owing to such Foreign Credit Party; provided that, if applicable, such Debt is also permitted as an Investment under Section 6.2 and such Debt is subordinated to the Obligations on terms and documentation acceptable to US Administrative Agent;

(e)    intercompany Debt incurred by the Canadian Borrower and owing to any US Credit Party; provided that, (i) such Debt is evidenced by an unsecured intercompany note, (ii) the US Administrative Agent shall have a first priority Lien in such intercompany note and the receivable evidenced thereby, and (iii) the aggregate outstanding amount of all Debt pursuant to this clause (e) does not exceed $10,000,000;

(f)    purchase money debt or Capital Leases (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1, and including those set forth on Schedule 6.1) in an aggregate outstanding principal amount not to exceed $50,000,000 at any time;

(g)    Hedging Arrangements permitted under Section 6.14;

(h)    Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(i)    Debt incurred by any Foreign Restricted Subsidiary under overdraft lines of credit (other than the Canadian Overdraft Accommodations) made available for the purpose of supporting the operations of any Foreign Restricted Subsidiary in Canada or any other jurisdiction that is not a Sanctioned Entity (and including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, the aggregate outstanding principal amount of such Debt permitted under this clause (i) shall not exceed $15,000,000 at any time;

(j)    unsecured Debt of the US Borrower evidenced by bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than one year after the Maturity Date, (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments which are customary with respect to such type of Debt and that are triggered upon change in control and sale of all or substantially all assets, (iii) the aggregate amount of such Debt shall not exceed $100,000,000, and (iv) the agreements and instruments governing such Debt shall not contain (A) (x) any financial maintenance covenants that are more restrictive than those in this Agreement, or (y) any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the US Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, (C) any restrictions on the ability of any Subsidiary of the US Borrower to guarantee the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), (D) any restrictions on the ability of any Restricted Subsidiary or the US Borrower to pledge assets as collateral security for the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated), or (E) any restrictions on the ability of any Restricted Subsidiary or the US Borrower to incur Debt under this Agreement or any other Credit Document other than a restriction as to the outstanding principal amount of such Debt in excess of $400,000,000;

(k)    any guaranty of Debt so long as such underlying Debt is otherwise permitted hereunder;

(l)    Debt of any Restricted Entity that is non-recourse to any other Restricted Entity and that is assumed by such Restricted Entity in connection with any Permitted Acquisition (or, if such Restricted Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto) and the refinancing and renewal thereof; provided, however, that (i) such Debt exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition, (ii) that such Debt is not recourse to any other Restricted Entity or any Property thereof prior to the date of such Permitted Acquisition, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (l) shall not exceed $10,000,000;

(m)    Debt arising from the financing of insurance premium of any Restricted Entity, so long as (i) such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Debt is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (m) shall not exceed $10,000,000;

(n)    secured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the aggregate principal amount of such Debt shall not exceed $10,000,000 at any time and (ii) the Properties encumbered by any Lien securing such Debt shall not be Collateral or any Property that is required to be Collateral under Section 5.6;

(o)    unsecured Debt in respect of Investments permitted by Section 6.2(d), Section 6.2(e) and Section 6.2(o);

(p)    unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, the aggregate outstanding principal amount of Debt permitted under this clause (p) shall not exceed $20,000,000 at any time; and

(q)    Debt constituting earn-out obligations, contingent obligations or similar obligations of any Restricted Entity arising from or relating to a Permitted Acquisition.

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in this Section 6.1 shall be subject to the following conditions: (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced and (B) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Debt being renewed or refinance; provided that, the foregoing conditions are not, and shall not be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above, including the specific requirements under clause (j) above.

Section 6.2    Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Restricted Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a)    Liens securing the Secured Obligations pursuant to the Security Documents;

(b)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, landlord’s liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)    Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)    Liens for taxes, assessments, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;

(e)    Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(f); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds);

(f)    Liens arising from PPSA or precautionary UCC financing statements regarding operating leases;

(g)    encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business;

(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i)    Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j)    judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(l)    Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(m)    Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(n)    Liens created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Borrower or Restricted Entity in the applicable joint venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(o)    Liens encumbering Property of the Restricted Entities which is not Collateral or Property required to be Collateral under Section 5.6 and securing Debt permitted under Section 6.1(n);

(p)    Liens encumbering Properties of Foreign Subsidiaries securing Debt permitted under Section 6.1(i);

(q)    Liens on Property of a Person which becomes a Restricted Subsidiary after the date hereof, to the extent that (i) such Liens are in existence at the time such Person becomes a Restricted Subsidiary and were not created in anticipation thereof and (ii) the Debt secured by such Liens does not thereafter increase in amount; and

(r)    Liens existing as of the date hereof and set forth on Schedule 6.2.

Section 6.3    Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or hold any Investment other than the following (collectively, the “Permitted Investments”):

(a)    Investments in the form of trade credit to customers of a Restricted Entity arising in the ordinary course of business and represented by accounts from such customers;

(b)    Liquid Investments;

(c)    Investments made prior to the Effective Date as specified in the attached Schedule 6.3;

(d)    Investments in any Foreign Restricted Subsidiary by a US Credit Party or any Unrestricted Subsidiary by any Credit Party; provided that, (i) the aggregate amount of all such Investments permitted under this clause (d) does not exceed $15,000,000 (other than as a result of appreciation and other than to the extent funded with Equity Issuance Proceeds), (ii) if any Restricted Payments made by Unrestricted Subsidiaries are included in the calculation of

EBITDA of any period for any purpose under this Agreement, then no Investments may be made by any Restricted Entity in such applicable Unrestricted Subsidiary during such period (under this clause (d) or otherwise) unless the US Borrower would otherwise be in compliance with the applicable covenant without taking into account such Restricted Payments from the Unrestricted Subsidiaries, and (iii) any such Investment that constitutes an Equity Interest or intercompany Debt shall become Collateral to the extent required by Section 5.6;

(e)    (i) Investments by any US Credit Party in any other US Credit Party, (ii) Investments by any Foreign Credit Party in any of its Subsidiaries or any other Foreign Credit Party, and (iii) Investments by any US Credit Party in the Canadian Borrower to the extent permitted under Section 6.1(e);

(f)    Investments in the form of Permitted Acquisitions; provided that, if such Permitted Acquisition involves a Subsidiary, such Acquisition otherwise complies with this Agreement, including Section 5.7 as to Wholly-Owned Restricted Subsidiaries and clause (d) above with respect to Investments in any Unrestricted Subsidiary;

(g)    creation of any additional Restricted Subsidiaries in compliance with Section 5.6 and Section 5.7;

(h)    creation of any Unrestricted Subsidiaries in compliance with Section 5.7; provided that, the initial capitalization thereof is permitted under clause (d) above;

(i)    loans or advances to (x) directors, officers and employees of any Restricted Entity for expenses or other payments incident to such Person’s employment or association with any Restricted Entity; provided that the aggregate outstanding amount of such advances and loans shall not exceed $2,500,000; and (y) former owners of Equity Interests in any Restricted Entity in connection with or relating to their acquisition of Equity Interests in the Company; provided that the aggregate amount of such advances and loans shall not exceed $12,500,000;

(j)    the Crest Acquisition and the other Transactions contemplated by this Agreement;

(k)    Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)    Investments in the form of mergers and consolidations of Restricted Entities in compliance with Section 6.7(a); provided that, if such Investment involves a Subsidiary, such Investment otherwise complies with this Agreement, including Section 5.7 as to Restricted Subsidiaries and clause (d) above with respect to any Subsidiary that is not a Credit Party;

(m)    Capital Expenditures permitted under Section 6.17;

(n)    Investments in the form of Equity Interests, including the purchase or acquisition thereof and capital contributions in connection therewith, made by the US Credit Parties to Foreign Restricted Subsidiaries; provided that, (i) such Investments are made for general corporate purposes or to fund a Permitted Acquisition, and (ii) the aggregate amount of such Investments permitted under this clause (n) shall not exceed $30,000,000 (other than as a result of appreciation and other than to the extent funded with Equity Issuance Proceeds which were not applied in increasing EBITDA for purposes of Section 7.7); and

(o)    other Investments in an aggregate amount not to exceed $10,000,000 (other than as a result of appreciation), during the term hereof.

Section 6.4    Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make an Acquisition in a single transaction or related series of transactions other than:

(a)    mergers, amalgamations and consolidations permitted by Section 6.7(a);

(b)    any Acquisition approved by the Majority Lenders;

(c)    an Acquisition that meets each of the following conditions: (i) no Default exists both before and after giving effect to such Acquisition; (ii) both before and after giving effect to such Acquisition, Liquidity is greater than or equal to $20,000,000; (iii) the Acquisition is from an unrelated third party or an arm’s-length basis for no more than fair market value; and (iv) either (A) no more than 65% of the total consideration for such Acquisition will be funded with Advances or (B) after giving effect to such Acquisition, the US Borrower’s pro forma Leverage Ratio is less than or equal to the Leverage Ratio then required pursuant to Section 6.15 minus 0.25, and the US Borrower has delivered to the US Administrative Agent a Compliance Certificate evidencing such pro forma compliance duly executed by a Responsible Officer of the US Borrower.

Section 6.5    Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to the US Borrower, or which requires the consent of or notice to other Persons in connection therewith other than:

(a)    this Agreement and the Security Documents;

(b)    agreements governing Debt permitted by Section 6.1(f) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c)    agreements governing Debt permitted by Section 6.1(i), (l), and (n) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.6 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations;

(d)    any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority, (ii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of a Borrower or a Restricted Subsidiary and customary provisions in other contracts restricting assignment thereof, or (iii) exists in any agreement in effect at the time a Subsidiary becomes a Restricted Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary; and

(e)    any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to any Secured Party.

Section 6.6    Use of Proceeds; Use of Letters of Credit. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Term Loan Advances for any purpose other to consummate the Crest Acquisition; (b) use the proceeds of the US Advances for any purposes other than (i) to consummate the Crest Acquisition, (ii) to refinance or repay the advances and other obligations outstanding with respect to the Existing Crest Debt, (iii) for the payment of fees and expenses related to the Transactions, (iv) for working capital purposes of the US Borrower and any Restricted Subsidiary, (v) to make permitted Restricted Payments, (vi) for other general corporate purposes of the US Borrower and any Restricted Subsidiary, including Permitted Acquisitions and Permitted Investments; (c) use the proceeds of the US Swingline Advances or the US Letters of Credit for any purposes other than (i) working capital purposes of the US Borrower and any Restricted Subsidiary or (ii) other general corporate purposes of the US Borrower and any Restricted Subsidiary. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Canadian Advances for any purposes other than (i) the payment of fees and expenses related to the Transactions, (ii) working capital purposes of the Canadian Borrower and its Restricted Subsidiaries, (iii) to make permitted Restricted Payments, and (iv) other general corporate purposes of the Canadian Borrower and its Restricted Subsidiaries, including Permitted Acquisitions and Permitted Investments; (b) use the proceeds of the Canadian Letters of Credit for any purposes other than (i) working capital purposes of the Canadian Borrower and its Restricted Subsidiaries or (ii) other general corporate purposes of the Canadian Borrower and its Restricted Subsidiaries. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity, or (C) in any manner that would result in the violation of any sanctions administered or enforced by OFAC applicable to any party hereto.

Section 6.7    Corporate Actions; Accounting Changes.

(a)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with or into any other Person after the Effective Date, except:

(i)    that the US Borrower may merge with any of its Wholly-Owned Restricted Subsidiaries and any US Credit Party may merge or be consolidated with or into any other US Credit Party; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the US Borrower is a party, the US Borrower is the surviving entity;

(ii)    that any Foreign Restricted Subsidiary may merge, amalgamate or be consolidated with or into any other Foreign Restricted Subsidiary; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger involving a Foreign Restricted Subsidiary that is a Credit Party, either (A) such Credit Party is the surviving entity or (B) the newly merged, amalgamated or consolidated entity then becomes a Credit Party;

(iii)    that any Restricted Entity that is not a Credit Party may merge, amalgamate or consolidate with any other Restricted Entity that is not a Credit Party;

(iv)    any other merger, amalgamation or consolidation as part of a Permitted Acquisition under Section 6.3(c), subject to the conditions set forth therein; and

(v)    the merger of Sweetwater Acquisition Company and Crest, provided that Crest is the surviving entity;

(vi)    any Subsidiary (other than the Canadian Borrower) may dissolve, liquidate or wind up its affairs at any time; provided the assets of any such dissolving Restricted Subsidiary that is a US Subsidiary become owned by the US Borrower or another US Restricted Subsidiary and those of any Canadian Subsidiary become owned by the Canadian Borrower or another Canadian Subsidiary, the US Borrower or a US Subsidiary and provided further that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change. Any such Subsidiary may effect the same by merger, amalgamation or consolidation.

(b)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (i) without at least 15 days (or such shorter period as agreed to by the US Administrative Agent) prior written notice to the Administrative Agents, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to be materially adverse to the Lenders, or (iii) change the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the US Borrower unless such changes are required to conform to GAAP or such changes are to conform the accounting practices of the US Borrower and its Restricted Subsidiaries and notice of such changes have been delivered to the Administrative Agents prior to effecting such changes.

Section 6.8    Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make a Disposition other than:

(a)    Disposition by any Restricted Entity (other than a US Credit Party) of any of its Properties to any Credit Party; provided that, at the reasonable request of the Applicable Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the US Administrative Agent;

(b)    Disposition by any US Credit Party of any of its Properties to any other US Credit Party; provided that, at the reasonable request of the US Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the US Administrative Agent;

(c)    Disposition by any Restricted Entity that is not a Credit Party of any of its Properties to any other Restricted Entity that is not a Credit Party; provided that, if such Property is an Equity Interest that is Collateral or otherwise required to be Collateral under Section 5.6, then at the reasonable request of the US Administrative Agent, the receiving Restricted Entity (other than a Foreign Subsidiary) shall ratify, grant and confirm the Liens on such Equity Interest (and any other related Collateral) pursuant to documentation reasonably satisfactory to the US Administrative Agent;

(d)    Sale of inventory in the ordinary course of business and Disposition of cash or Liquid Investments in the ordinary course of business;

(e)    Disposition of worn out, obsolete or surplus property in the ordinary course of business and the abandonment or other Disposition of patents, trademarks and copyrights that, in the reasonable judgment of the US Borrower and its Restricted Subsidiaries, should be replaced or is no longer economically practicable to maintain or useful in the conduct of the business of the US Borrower and its Restricted Subsidiaries taken as a whole;

(f)    mergers and consolidations in compliance with Section 6.7(a);

(g)    Permitted Investments;

(h)    assignments and licenses of patents, trademarks or copyrights of any Restricted Entity in the ordinary course of business;

(i)    Disposition of any assets required under Legal Requirements;

(j)    Dispositions of equipment by any US Credit Party in the ordinary course of business the proceeds of which are reinvested in the acquisition of equipment of comparable value and type within 90 days and on which the US Administrative Agent has an Acceptable Security Interest;

(k)    Dispositions of equipment by any Foreign Restricted Subsidiary in the ordinary course of business the proceeds of which are reinvested in the acquisition of equipment of comparable value and type within 90 days and on which the Canadian Administrative Agent has an Acceptable Security Interest;

(l)    Dispositions of Equity Interests in a joint venture or Unrestricted Subsidiary;

(m)    leases of real or personal property in the ordinary course of business; and

(n)    Disposition of Properties not otherwise permitted under the preceding clauses of this Section 6.7; provided that, such Disposition, taken together with all such other Dispositions completed since the Effective Date, does not exceed ten percent (10%) of the Tangible Net Assets in the aggregate and calculated at the time of such subject Disposition.

Section 6.9    Restricted Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to make any Restricted Payments except that:

(a)    (i) the Restricted Subsidiaries of the US Borrower may make Restricted Payments to the US Borrower or any other US Credit Party, and (ii) the Foreign Restricted Subsidiaries may make Restricted Payments to any Credit Party;

(b)    so long as no Default exists or would result from the making of such Restricted Payment, the US Borrower or any Restricted Subsidiary may make cash Restricted Payments in an amount not to exceed $15,000,000 in the aggregate to existing and former officers, directors, and employees of the US Borrower or such Restricted Subsidiary; provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Restricted Entity, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person; and

(c)    the Restricted Entities may make cash Restricted Payments so long as, (i) no Default exists or would result from the making of such Restricted Payment, and (ii) after giving effect to the making of such Restricted Payment (A) the pro forma Leverage Ratio would be less than or equal to 2.00 to 1.00; (B) US Availability would be equal to or greater than $30,000,000, and (C) the aggregate amount of Restricted Payments made in any consecutive four fiscal quarter period would not exceed 50% of the US Borrower’s consolidated EBITDA for such four fiscal quarter period.

Section 6.10    Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates that are not Restricted Entities other than:

(a)    such transaction or series of transactions are arm’s length transactions entered into on terms that are not materially less favorable to the US Borrower or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate;

(b)    the agreements described on Schedule 6.10; provided that the terms thereof may not be amended, supplemented or otherwise modified unless such amended, supplemented or otherwise modified terms complies with clause (a) above;

(c)    the Restricted Payments permitted under Section 6.8;

(d)    permitted Investments in the form of Equity Interests of Subsidiaries, including the purchase or acquisition thereof and capital contributions in connection therewith;

(e)    reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans); and

(f)    so long as no Default exists or would result from the making of such payment, (i) the G&A Payments to SCF in an aggregate amount not to exceed $1,000,000 per fiscal year and (ii) payment to SCF in reimbursement for third party cash charges or other third party expenses incurred on behalf of the US Borrower or any of its Subsidiaries in connection with the Transactions during the 6 month period ending on the Effective Date.

Section 6.11    Line of Business. No Credit Party shall, and shall not permit any of its Restricted Subsidiaries to, change the character of the US Borrower’s and its Restricted Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to, or a normal extension of, the US Borrower’s and its Restricted Subsidiaries collective business as presently conducted.

Section 6.12    Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agents, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any material liability on the Lenders or the Administrative Agents.

Section 6.13    Compliance with ERISA. Except for matters that could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the US Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the US

Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the US Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14    Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the US Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the US Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, the Restricted Entities may effect such transactions with Property that is not Collateral so long as such transactions do not exceed $10,000,000 in the aggregate during the term hereof.

Section 6.15    Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the US Borrower’s or its Restricted Subsidiaries’ operations; provided that, for the avoidance of doubt, any Restricted Entity may enter into Hedging Arrangements (A) to mitigate risk to which such Restricted Entity has actual exposure, (B) to effectively cap, collar or exchange interest rates

(from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Restricted Entities and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.16    Leverage Ratio. US Borrower shall not permit the Leverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ending September 30, 2014, to be more than (a) 3.50 to 1.00 for each fiscal quarter ending on or prior to December 31, 2014, (b) 3.25 to 1.00 for each fiscal quarter ending after December 31, 2014 but on or prior to June 30, 2015, and (c) 3.00 to 1.00 for each fiscal quarter ending after June 30, 2015.

Section 6.17    Interest Coverage Ratio. US Borrower shall not permit the Interest Coverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ending September 30, 2014, to be less than 3.00 to 1.00.

Section 6.18    Capital Expenditures. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, cause the aggregate Capital Expenditures (other than Equity Funded Capital Expenditures and Capital Expenditures that constitute a Permitted Acquisition) expended by the US Borrower or any of its Restricted Subsidiaries in any fiscal year to exceed 75% of the US Borrower’s consolidated EBITDA (including Crest’s EBITDA on a pro forma basis for the fiscal year ended December 31, 2013) for the immediately prior fiscal year. Any Capital Expenditures previously incurred by Crest prior to the Credit Acquisition shall be considered as Capital Expenditures for the period in which they were incurred for purposes of calculating this amount.

Section 6.19    Restrictions on Non-U.S. Entities. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) permit the Net Income of the US Credit Parties to be less than 70% of the consolidated Net Income of the US Borrower and its Domestic Restricted Subsidiaries, and (b) permit the net book value of all assets of the US Credit Parties to be less than 70% of the aggregate consolidated net book value of all assets of the US Borrower and its Domestic Restricted Subsidiaries, in each case, as established in accordance with GAAP and as reflected in the financial statements most recently delivered to the US Administrative Agent pursuant to the terms hereof.

Section 6.20    Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt (other than Debt permitted under Section 6.1(i) or Section 6.1(d)(ii)) and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, including the last sentence therein, (c) the payment of Debt described in Section 6.1(q), provided such payment shall be permitted only to the extent that (x) both before and after giving effect to the payment of such obligation, Liquidity is greater than or equal to $20,000,000, and (y) the US Borrower’s pro forma Leverage Ratio is less than or equal to the Leverage Ratio then required pursuant to Section 6.15 minus 0.25 and the US Borrower has delivered to the US Administrative Agent a Compliance Certificate evidencing such pro forma compliance duly executed by a Responsible Officer of the US Borrower and (d) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Debt permitted under Section 6.1(i) or Section 6.1(d)(ii). No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any cash interest payments with respect to Debt permitted under Section 6.1(d)(ii) other than scheduled interest payments permitted under the subordination terms applicable to such Debt.

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.1    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)    Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or under any AutoBorrow Agreement (other the failure to pay such principal under such AutoBorrow Agreement which is fully satisfied with a Borrowing under Section 2.4(c)) or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest fees, reimbursements, and indemnifications;

(b)    False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c)    Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(a), or Article VI of this Agreement or the corresponding covenants in any Guaranty; provided, however that any Event of Default under Section 6.15 or Section 6.16 is subject to cure as contemplated by Section 7.7 below; or (ii) any breach by any Credit Party of any other covenant or agreement contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days after the earliest of (A) the date any Responsible Officer of the US Borrower has actual knowledge of such breach, (B) the date any Executive Officer of any Restricted Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to any Borrower by any Lender Party;

(d)    Guaranties. (i) Any material provision in the Guaranties shall at any time (before the Guaranties expire in accordance with their terms) and for any reason be determined by a court of competent jurisdiction to cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any Guarantor party thereto or by a Borrower; (ii) any Borrower or any Guarantor shall deny in writing that it has any liability or obligation under the Guaranties; or (iii) any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)    Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest with respect to any Collateral having a fair market value, individually or in the aggregate, in excess of $2,500,000 (unless released or terminated pursuant to the terms of such Security Document) or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f)    Cross-Default. (i) Any Restricted Entity shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Restricted Entities which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)    Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Credit Party shall terminate its existence or dissolve or (ii) any Restricted Entity (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)    Adverse Judgment. Any Restricted Entity suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers have not denied, greater than $10,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)    Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the US Borrower by the US Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $10,000,000;

(j)    Multiemployer Plan Withdrawals. The US Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $10,000,000;

(k)    Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on the Borrowers or any Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.2); or

(l)    Change in Control. The occurrence of a Change in Control.

Section 7.2    Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a)    the Applicable Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare that the obligation of each Lender, each Swingline Lender and each Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each Borrower,

(b)    the US Borrower shall, on demand of the US Administrative Agent at the request or with the consent of the US Majority Lenders, deposit with the US Administrative Agent into the US Cash Collateral Account an amount of cash equal to 103% of the outstanding US Letter of Credit Exposure as security for the Secured Obligations to the extent the US Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time,

(c)    the Canadian Borrower shall, on demand of the Canadian Administrative Agent at the request or with the consent of the Canadian Majority Lenders, deposit with the Canadian Administrative Agent into the Canadian Cash Collateral Account an amount of cash equal to 103% of the outstanding Canadian Letter of Credit Exposure as security for the Canadian Obligations to the extent the Canadian Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(d)    the Applicable Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document by appropriate proceedings.

Section 7.3    Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a)    the obligation of each Lender, each Swingline Lender and each Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrowers,

(b)    the US Borrower shall, on demand of the US Administrative Agent at the request or with the consent of the US Majority Lenders, deposit with the US Administrative Agent into the US Cash Collateral Account an amount of cash equal to 103% of the outstanding US Letter of Credit Exposure as security for the Secured Obligations to the extent the US Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time,

(c)    the Canadian Borrower shall, on demand of the Canadian Administrative Agent at the request or with the consent of the Canadian Majority Lenders, deposit with the Canadian Administrative Agent into the Canadian Cash Collateral Account an amount of cash equal to 103% of the outstanding Canadian Letter of Credit Exposure as security for the Canadian Obligations to the extent the Canadian Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(d)    the Applicable Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document by appropriate proceedings.

Section 7.4    Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Applicable Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Applicable Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Applicable Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Applicable Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Administrative Agent, each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Applicable Borrower and the Applicable Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5    Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, Administrative Agent, or Issuing Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrowers shall entitle the Borrowers to similar notices or demands in the future.

Section 7.6    Application of Payments.

(a)    Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Applicable Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.7. Notwithstanding the foregoing, any prepayments of Term Loan Borrowings pursuant to Section 2.7 shall be applied (i) first to reduce scheduled payments required under Section 2.8(b) in direct order of maturity to the next four scheduled payments, (ii) second, thereafter, on a pro rata basis among the payments remaining to be made on each scheduled repayment date, and (iii) third to the extent there are prepayment amounts remaining after the application of such prepayments under clause (ii) and (iii), such excess amounts shall be applied as directed by the Applicable Borrower.

(b)    After Event of Default (US Collateral). If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any US Credit Party shall be applied to the Secured Obligations by the Administrative Agents in the following order and manner but subject to the marshaling rights of the US Administrative Agent and US Lenders:

(i)    First, to payment of that portion of such Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to either Administrative Agent and amounts payable under Section 2.12, Section 2.13, and Section 2.15) payable by any Credit Party to either Administrative Agent in its capacity as such;

(ii)    Second, to payment of that portion of such Secured Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties in proportion to the Dollar Equivalent of the amounts described in this clause Second payable to them;

(iii)    Third, to payment of that portion of such Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties and amounts payable under Article II), ratably among such Secured Parties in proportion to the Dollar Equivalent of the amounts described in this clause Third payable to them;

(iv)    Fourth, to the Applicable Administrative Agent for the account of the Applicable Issuing Lender, ratably between the two Facilities, to Cash Collateralize that portion of the Letter of Credit Secured Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(v)    Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations payable by any Credit Party (including obligations under Hedging Agreements with any Swap Counterparties and Banking Services Obligations) and allocated ratably among the Lender Parties in proportion to the Dollar Equivalent of the respective amounts described in this clause Fourth held by them;

(vi)    Sixth, to the remaining Secured Obligations owed by any Credit Party including all Secured Obligations for which the Company is liable as a Guarantor, allocated among such remaining Secured Obligations as determined by the Administrative Agents and the Majority Lenders and applied to such Secured Obligations in the order specified in this clause (b); and

(vii)    Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Applicable Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(j), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

(c)    After Event of Default (Canadian Collateral). If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Foreign Credit Party shall be applied to the Secured Obligations by the Canadian Administrative Agent in the following order and manner:

(i)    First, to payment of that portion of such Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to either Administrative Agent and amounts payable under Section 2.11, Section 2.13, and Section 2.15) payable by any Foreign Credit Party to either Administrative Agent in its capacity as such;

(ii)    Second, to payment of that portion of such Secured Obligations constituting accrued and unpaid interest, allocated ratably among the Canadian Lender Parties in proportion to the Canadian Dollar Equivalent of the respective amounts described in this clause Second payable to them;

(iii)    Third, to payment of that portion of such Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Foreign Credit Party to the Canadian Secured Parties (including fees, charges and disbursements of counsel to the respective Canadian Secured Parties and amounts payable under Article II), ratably among such Canadian Secured Parties in proportion to the Canadian Dollar Equivalent of the amounts described in this clause Third payable to them;

(iv)    Fourth, to the Canadian Administrative Agent for the account of the Canadian Issuing Lender to Cash Collateralize that portion of the Canadian Letter of Credit Secured Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit;

(v)    Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations payable by any Foreign Credit Party (including obligations with respect to Hedging Arrangements entered into with a Swap Counterparty and any Banking Services Obligations) allocated ratably among the Canadian Lender Parties in proportion to the Canadian Dollar Equivalent of the respective amounts described in this clause Fifth held by them;

(vi)    Sixth, to the remaining Secured Obligations owed by any Foreign Credit Party allocated among such remaining Secured Obligations as determined by the Canadian Administrative Agent and the Canadian Majority Lenders and applied to such Secured Obligations in the order specified in this clause (c); and

(vii)    Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Canadian Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(i), amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Section 7.7    Equity Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under the covenant set forth in Section 6.15 or Section 6.16 and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the US Borrower may sell or issue common Equity Interests of the US Borrower to any of the Equity Interest holders (to the extent such transaction would not result in a Change in Control) and apply the Equity Issuance Proceeds thereof to increase consolidated EBITDA of the US Borrower with respect to such applicable quarter (and include it as consolidated EBITDA in such quarter for any four fiscal quarter period including such quarter); provided that (i) such Equity Issuance Proceeds are actually received by the US Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to such fiscal quarter hereunder and (ii) the amount of such Equity Issuance Proceeds included as consolidated EBITDA for any such fiscal quarter shall not exceed the amount necessary to cause the maximum Leverage Ratio or Interest Coverage Ratio on a pro forma basis after giving effect to the cure provided herein, for any applicable period to be 1.00x greater than, or less than, as applicable, the then required levels under Section 6.15 and Section 6.16. Subject to the terms set forth above and the terms in clause (b) and (c) below, upon (A) application of the Equity Issuance Proceeds as provided above within the ten (10) Business Day period described above in such amounts sufficient to cure the Events of Default under the covenant set forth in Section 6.15 or Section 6.16, and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer of the US Borrower to the US Administrative Agent reflecting compliance with Section 6.15 and Section 6.16, such Events of Default shall be deemed cured and no longer in existence.

(b)    The parties hereby acknowledge and agree that this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the Leverage Ratio or Interest Coverage Ratio covenant set forth in Section 6.15 or Section 6.16 and shall not result in any adjustment to any amounts (including, for the avoidance of doubt, any Debt that is prepaid or repaid with the Equity Issuance Proceeds) other than the amount of the consolidated EBITDA referred to in Section 7.7(a) above for purposes of determining the US Borrower’s compliance with Section 6.15 or Section 6.16.

(c)    In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in this Section 7.7 is made. Furthermore, the US Borrower may not utilize more than five cures provided in this Section 7.7.

Section 7.8    Currency Conversion After Maturity. Notwithstanding any other provision in this Agreement, on the date that there has been an acceleration of the maturity of the Obligations or a termination of the obligations of the Lenders to make Credit Extensions hereunder as a result of any Event of Default, (i) all Advances and all other Obligations under the US Facility denominated in Canadian Dollars shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the Exchange Rate on such date; and (ii) on and after such date the interest rate applicable to all such Obligations shall be the Default Rate. From and after such date, all Advances under the US Facility shall be denominated only in, and all fees due under this Agreement under the US Facility shall be payable in, Dollars and all Advances under the Canadian Facility shall be denominated only in, and all fees due under this Agreement under the Canadian Facility shall be payable in, Canadian Dollars.

ARTICLE VIII

THE ADMINISTRATIVE AGENTS AND ISSUING LENDERS

Section 8.1    Appointment, Powers, and Immunities.

(a)    Appointment and Authority. Each Lender and each Issuing Lender hereby (a) irrevocably appoints HSBC to act on its behalf as the US Administrative Agent hereunder and under the other Credit Documents and HSBC Canada to act on its behalf as the Canadian Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes such Administrative Agents to take such actions on its behalf and to exercise such powers as are delegated to such Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to either Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Rights as a Lender. The Person serving as the US Administrative Agent or Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the US Administrative Agent or Canadian Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the US Administrative Agent or Canadian Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the US Administrative Agent or the Canadian Administrative Agent hereunder and without any duty to account therefor to the Lenders. HSBC and HSBC Canada (and any successor acting as US Administrative Agent or as Canadian Administrative Agent) and their respective Affiliates may accept fees and other consideration from any Borrower or any Subsidiary or Affiliate of a Subsidiary for services in connection with this Agreement or otherwise without having to account for the same to the Lenders, the Issuing Lenders or the other Administrative Agent.

(c)    Exculpatory Provisions. Neither Administrative Agent (which term as used in this Section 8.1(c) shall include its Related Parties) shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither Administrative Agent:

(i)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Administrative Agent is required to exercise as directed in writing by the US Majority Lenders, Term Loan Majority Lenders or Canadian Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that neither Administrative Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Credit Document or Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Company, any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the US Administrative Agent or Canadian Administrative Agent or any of their respective Affiliates in any capacity.

Neither Administrative Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the US Majority Lenders, Term Loan Majority Lenders or Canadian Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.1 and 1.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Administrative Agent in writing by the Company, a Lender or an Issuing Lender. In the event that an Administrative Agent receives such a notice of the occurrence of a Default, such Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until such Administrative Agent shall have received such directions, such Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

Neither Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2    Reliance by Administrative Agent and Issuing Lender. Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, each Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless such Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. Each Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3    Delegation of Duties. Each Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Administrative Agent. Each Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. Neither Administrative Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.4    Indemnification.

(a)    INDEMNITY OF ADMINISTRATIVE AGENTS. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE APPLICABLE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO

THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE APPLICABLE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH APPLICABLE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE APPLICABLE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE APPLICABLE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE APPLICABLE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE APPLICABLE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE APPLICABLE BORROWER.

(b)    INDEMNITY OF ISSUING LENDER. THE LENDERS SEVERALLY AGREE TO INDEMNIFY EACH APPLICABLE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS,

JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.5    Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon either Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon either Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Applicable Administrative Agent hereunder and for other information in the Applicable Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Applicable Administrative Agent’s expenses in connection therewith, the Administrative Agents shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Applicable Administrative Agent or any of its Affiliates.

Section 8.6    Resignation of Administrative Agent, Issuing Lender or Swingline Lender.

(a)    Each Administrative Agent and each Issuing Lender may at any time give notice of its resignation to the other applicable Lender Parties and the Applicable Borrowers. Upon receipt of any such notice of resignation, (i) the US Majority Lenders shall have the right, with the prior written consent of the US Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint a successor US Administrative Agent, (ii) the US Majority Lenders shall have the right, with the prior written consent of the US Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) to appoint a successor US Issuing Lender, which shall be a Lender, and (iii) the Canadian Majority Lenders shall have the right, with the prior written consent of the Canadian Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint a successor Canadian Administrative Agent and Canadian Issuing Lender. If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lenders, appoint a successor agent or issuing lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by an Administrative Agent or an Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the applicable Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Applicable Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Applicable Borrower, appoint a successor. If no such successor shall have been so appointed by applicable Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any collateral security held by such Administrative Agent on behalf of the Lenders or an Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the applicable Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.1 and Section 2.3(h) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as US Administrative Agent, Canadian Administrative Agent, US Issuing Lender or Canadian Issuing Lender.

(d)    The Swingline Lender may resign at any time by giving 30 days’ prior notice to the US Administrative Agent, the US Lenders and the US Borrower. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Advances made by it prior to such resignation, but shall not be required to make any additional Swingline Advances. Upon such notice of resignation, the US Borrower shall have the right to designate any other Lender as the Swingline Lender with the consent of such Lender so long as operational matters related to the funding of Advances under the US Facility have been adequately addressed to the reasonable satisfaction of such new Swingline Lender and the US Administrative Agent (if such new Swingline Lender and the US Administrative Agent are not the same Person).

Section 8.7    Collateral Matters.

(a)    Each Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. Each Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirement.

(b)    The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize each Administrative Agent to (i) release any Lien granted to or held by such Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Arrangements with such Persons, termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Applicable Issuing Lender have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to the Applicable Issuing Lender have been made) and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement.

(c)    Upon request by an Administrative Agent at any time, the Secured Parties will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 8.6. Neither Administrative Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of either Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall either Administrative Agent be responsible or liable to the Secured Parties or any other Lender Party for any failure to monitor or maintain any portion of the Collateral.

(d)    Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agents, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies under the Guaranties and under the Security Documents may be exercised solely by Applicable Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.

(e)    By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 8.6.

Section 8.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents and Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the US Administrative Agent, Canadian Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.9    Marshaling Rights of Lender Parties; Allocation of Losses. Notwithstanding anything herein or in any other Credit Document to the contrary, the Canadian Secured Parties, by receipt of the benefits of the US Collateral, hereby acknowledge the marshaling rights of the US Administrative Agent and US Lenders. The Canadian Administrative Agent is hereby authorized on behalf of the Canadian Lenders for the Canadian Lenders and its Affiliates that are Swap Counterparties to, and the US Administrative Agent is hereby authorized on behalf of the US Lenders for the US Lenders and its Affiliates that are Swap Counterparties to, enter into an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agents addressing certain allocation of losses among the Secured Parties, as more particularly provided therein. A copy of such intercreditor agreement will be made available to each Secured Party on the Effective Date and thereafter upon request. Each Secured Party acknowledges and agrees to the terms of such intercreditor agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. Each Borrower shall pay, within 30 days of invoice, (i) all reasonable out-of-pocket expenses incurred by either Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for such Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights, (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Advances or Letters of Credit.

(b)    Indemnification by the Borrowers. Each Borrower shall, and does hereby indemnify, each Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of either Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Release of Hazardous Substance on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR

NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Company or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Company or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Legal Requirement, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 9.1(b) above, to the extent covered thereby, is a claim of direct or actual damages. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)    Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of any Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(e)    Payments. All amounts due under this Section 9.1 shall, unless otherwise set forth above, be payable not later than 10 days after demand therefor.

(f)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Administrative Agent (or any sub-agent thereof), any Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline

Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Maximum Exposure Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Administrative Agent, Issuing Lender or Swingline Lender solely in its capacity as such, only the Lenders of the applicable Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Administrative Agent (or any such sub-agent), such Issuing Lender or Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (f) are subject to the provisions of Section 2.6(e).

Section 9.2    Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letter or any AutoBorrow Agreement), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the applicable Majority Lenders and the Applicable Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)    no amendment, waiver, or consent shall, unless in writing and signed by all the US Lenders and the US Borrower (in addition to such other parties that may be required under this Section 9.2), change the number of US Lenders which shall be required for the US Lenders to take any action hereunder or under any other Credit Document;

(b)    no amendment, waiver, or consent shall, unless in writing and signed by all the Term Loan Lenders and the US Borrower (in addition to such other parties that may be required under this Section 9.2), change the number of Term Loan Lenders which shall be required for the Term Loan Lenders to take any action hereunder or under any other Credit Document;

(c)    no amendment, waiver, or consent shall, unless in writing and signed by all the Canadian Lenders and the Canadian Borrower, change the number of Canadian Lenders which shall be required for the Canadian Lenders to take any action hereunder or under any other Credit Document;

(d)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and both Borrowers, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce the principal or interest amounts payable hereunder or under any other Credit Document (provided that, the consent of the Majority Lenders shall be sufficient to waive or reduce the increased portion of interest resulting from Section 2.10(a)), (iii) increase the aggregate Commitments (except pursuant to Section 2.17), (iv) amend Section 2.14(f), Section 7.6, this Section 9.2 or any other provision in any Credit

Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (v) other than as a result of acceleration pursuant to Article VII, change the Maturity Date with respect to the Term Loan Facility to a date that is earlier than one day after the then effective Maturity Date with respect to the US Facility and Canadian Facility, amend the amortization schedule thereof to increase the quarterly installment amounts, or otherwise change any provision hereof which would have the effect of increasing the aggregate amount of Term Loan Advances that are required to be paid in any given year, (vi) release all or substantially all of the Guarantors from their respective obligations under any Guaranty except as specifically provided in the Credit Documents or release the US Borrower from its obligations under the US Guaranty, (vii) release all or substantially all of the Collateral except as permitted under Section 8.7(b), or (viii) amend the definitions of “Majority Lenders”, “US Majority Lenders”, “Term Loan Majority Lenders”, “Canadian Majority Lenders”, or “Maximum Exposure Amount”;

(e)    no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) postpone any date fixed for any interest, fees or other amounts payable hereunder or extend the Maturity Date with respect to US Advances or Canadian Advances, or (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than the principal or interest) with respect to US Advances or Canadian Advances;

(f)    no amendment, waiver, or consent shall, unless in writing and signed by all the Term Loan Lenders, do any of the following: (i) reduce the principal of, or interest on, the Term Loan Advances, or (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Term Loan Advances, including, without limitation, the Maturity Date;

(g)    no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(h)    no amendment, waiver, or consent shall, unless in writing and signed by the applicable Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Administrative Agent under this Agreement or any other Credit Document;

(i)    no amendment, waiver or consent shall, unless in writing and signed by the Applicable Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document; and

(j)    no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Swingline Lender under this Agreement or any other Credit Document.

For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations.

Section 9.3    Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.4    Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. Without limiting the provisions hereof which expressly provide for the survival of obligations, all obligations of any Borrower or any other Credit Party provided for in Section 2.10(f), Section 2.12, Section 2.13, Section 2.15(c), and Section 9.1(a), (b), (c) and (e) and all of the obligations of the Lenders in Section 8.3, Section 9.1(c) and Section 9.1(f) shall survive any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.

Section 9.5    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, and the Administrative Agents, and when the US Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it.

Section 9.6    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party or pursuant to a transaction permitted under Section 6.7(a) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.7, (b) by way of participation in accordance with the provisions of Section 9.7(c), or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.7(e) and, to the extent expressly contemplated hereby, the Related Parties of each Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.7    Lender Assignments and Participations.

(a)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that

(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and the Advances under such Commitment at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Applicable Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless the Applicable Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Advances or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)    any assignment of a Commitment must be approved by the Applicable Administrative Agent, the Applicable Issuing Lender and, if applicable, the Swingline Lender, unless the Person that is the proposed assignee is itself a Lender with a Commitment under the applicable Facility (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)    the parties to each assignment shall execute and deliver to the Applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Applicable Administrative Agent an Administrative Questionnaire; and

(v)    copies of any Assignment and Assumption received by the Canadian Administrative Agent shall be promptly forwarded to the US Administrative Agent;

Subject to acceptance and recording thereof by the Applicable Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.15(b) and Section 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(b)    Register. The US Administrative Agent, acting solely for this purpose as an agent of the US Borrower, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the US Lenders, the US Commitments, and principal amounts of the US Advances owing to, each US Lender pursuant to the terms hereof from time to time (the “US Register”). The Canadian Administrative Agent, acting solely for this purpose as an agent of the Canadian Borrower, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Canadian Lenders, and the Canadian Commitments of, and principal amounts of the Canadian Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Canadian Register”; together with the US Register, the “Registers”). The entries in the applicable Register shall be conclusive absent manifest error, and the Borrowers and the Lender Parties may treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Borrower hereby agrees that the Applicable Administrative Agent acting as its agent solely for the purpose set forth above in this clause (b), shall not subject either Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by each Borrower.

(c)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or either Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) – (e) of Section 9.2 (that adversely affects such Participant). Subject to paragraph (d) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Section 2.12, Section 2.13 and Section 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(f)(i) as though it were a Lender.

Each US Lender or Term Loan Lender that sells a participation shall, acting solely for this purpose as an agent of the US Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Credit Documents (the “Participant Register”) and no US Lender or Term Loan Lender shall have any obligation to disclose any information contained in any Participant Register (including the identity of any Participant or any information relating to the Participant’s interests under this Agreement) except to the extent that such disclosure is necessary to ensure that the rights and obligations reflected in such register, or in any Register, are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such US Lender or Term Loan Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Borrower hereby agrees that each US Lender or Term Loan Lender acting as its agent solely for the purpose set forth above in this clause (c), shall not subject such US Lender or Term Loan Lender to any fiduciary or other implied duties, all of which are hereby waived by each Borrower.

(d)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.15(e), in which case Section 2.15 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8    Confidentiality. Each Lender Party agrees to keep confidential any information furnished or made available to it by any Restricted Entity pursuant to this Agreement; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, or advisor of any Lender Party or Affiliate of any Lender Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (f) that is or becomes available to the public or that is or becomes available to any Lender Party other than as a result of a disclosure by any other Lender Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other

Credit Document to which such Lender Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or Governmental Authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9    Notices, Etc.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the US Borrower, the Canadian Borrower, or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule II; (ii) if to the US Administrative Agent, Canadian Administrative Agent, US Issuing Lender or Canadian Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule II; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications.

(i)    The Borrowers and the Lenders agree that the Administrative Agents may make any material delivered by any Borrower to either Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by either Administrative Agent, an Affiliate of an Administrative Agent, or any Person that is not an Affiliate of an Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative

Agents nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agents and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by either Administrative Agent or any of their respective Affiliates in connection with the Platform. In no event shall any Administrative Agent or any of its Related Parties have any liability to the Company or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s, any Credit Party’s or any Lender Party’s transmission of communications through the Platform.

(ii)    Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Applicable Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.10    Usury Not Intended. It is the intent of each Credit Party and each Lender Party in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America and Canada from time to time in effect, including the Criminal Code (Canada). In furtherance thereof, the Lender Parties and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Applicable Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Applicable Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lender Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith. Notwithstanding any other provision of this Agreement or any Credit Document, no Credit Party existing under the laws of Canada or any province or territory of Canada shall be obligated to make any payments of interest or other amounts payable to the Lender Parties in excess of an amount or rate which would be prohibited by law or would result in the receipt by the Lender Parties of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada).

Section 9.11    Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Applicable Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Applicable Administrative Agent for the account of the applicable Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by applicable Legal Requirement, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Applicable Borrower.

Section 9.12    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the US

Administrative Agent could purchase the specified currency with such other currency at any of the US Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Lender or such Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Lender or such Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuing Lender or such Administrative Agent, as the case may be, in the specified currency, the Applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuing Lender or such Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, such Issuing Lender or such Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.14, each Lender, Issuing Lender or each Administrative Agent, as the case may be, agrees to promptly remit such excess to the Applicable Borrower.

Section 9.13    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Applicable Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.14    Governing Law. This Agreement, the Notes and the other Credit Documents (other than such Credit Documents which expressly provide otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Applicable Issuing Lender.

Section 9.15    Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.16    Waiver of Venue. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.15. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.17    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.18    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.19    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.20    Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.21    USA Patriot Act. Each US Lender that is subject to the Patriot Act and the US Administrative Agent (for itself and not on behalf of any US Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such US Lender or the US Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.22    Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 9.23    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the outstanding loans and other obligations described in the Existing Credit Agreement shall be modified and extended by the credit facilities described herein (including all “Commitments” under the Existing Credit Agreement being restated in their entirety), and all loans and other obligations of the Borrowers outstanding as of such date under the Existing Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the applicable Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Advances, together with any Advances funded on the Effective Date, reflect the respective Commitments of the Lenders hereunder.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

US BORROWER

NINE ENERGY SERVICE, INC.

By:	/s/ Ann Fox
Name:	Ann Fox
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

CANADIAN BORROWER

NINE ENERGY CANADA, INC.

By:	/s/ Ann Fox
Name:	Ann Fox
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

US ADMINISTRATIVE AGENT

HSBC BANK USA, N.A.

By:	/s/ Ecliff Jackman
Name:	ECLIFF JACKMAN
Title:	VICE PRESIDENT

[Signature Page to Amended and Restated Credit Agreement]

US ISSUING BANK AND A US LENDER

HSBC BANK USA, N.A.

By:	/s/ Wadie C. Habiby
Name:	Wadie C. Habiby
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

CANADIAN ADMINISTRATIVE AGENT

HSBC BANK CANADA

By:	/s/ Dave Adamowicz
Name:	Dave Adamowicz
Title:	Senior Account Manager
Energy Financing

By:	/s/ Wade Schuler
Name:	Wade Schuler
Title:	Assistant Vice President
Energy Financing

[Signature Page to Amended and Restated Credit Agreement]

CANADIAN ISSUING LENDER AND A LENDER

HSBC BANK CANADA

By:	/s/ Dave Adamowicz
Name:	Dave Adamowicz
Title:	Senior Account Manager
Energy Financing

By:	/s/ Wade Schuler
Name:	Wade Schuler
Title	Assistant Vice President
Energy Financing

[Signature Page to Amended and Restated Credit Agreement]

SYNDICATION AGENT, SWINGLINE BANK AND A LENDER

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Benjamin Kerr
Name:	Benjamin Kerr
Title:	Portfolio Manager – Vice President

[Signature Page to Amended and Restated Credit Agreement]

LENDER

AMEGY BANK, N.A.

By:	/s/ G. Scott Collins
Name:	G. Scott Collins
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

LENDER

JPMORGAN CHASE BANK, N.A.

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

[Signature Page to Amended and Restated Credit Agreement]

LENDER

BANK OF AMERICA, N.A.

By:	/s/ Julie Castano
Name:	Julie Castano
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

LENDER

IBERIA BANK

By:	/s/ Wes Harris
Name:	Wes Harris
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

LENDER

THE BANK OF NOVA SCOTIA

By:	/s/ Mark Sparrow
Name:	Mark Sparrow
Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

LENDER

REGIONS BANK

By:	/s/ Richard Kaufman
Name:	Richard Kaufman
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth fully herein.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, effective as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[an Affiliate of [identify Lender]1]

3.	Borrower:	[Nine Energy Service, Inc., as US Borrower] [Nine Energy Canada Inc., as Canadian Borrower]

4.	Administrative Agent:	[HSBC Bank USA, N.A., as the US Administrative Agent] [HSBC Bank Canada, as the Canadian Administrative Agent] under the Credit Agreement

[1]	Include as applicable.

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 30, 2014 among Nine Energy Service, Inc., as US Borrower, Nine Energy Canada Inc., as Canadian Borrower, the Lenders party thereto, HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender, HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender and Wells Fargo Bank, National Association, as Swingline Lender.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the [US/Canadian] Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective Securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][3] Accepted:

HSBC BANK USA, N.A., as
US Administrative Agent

By
Title:

[HSBC BANK CANADA, as
Canadian Administrative Agent

By
Title:]

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of either Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of either Borrower and/or other parties (e.g. Swingline Lender, either Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex I-1

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I-2

EXHIBIT B

FORM OF CANADIAN GUARANTEE

● [INSERT NAME OF RELEVANT ENTITY]

GUARANTEE

MADE AS OF ●, 201●

Exhibit B

TABLE OF CONTENTS

ARTICLE 1.	INTERPRETATION	B-1
1.1	Definitions	B-1
1.2	Headings	B-2
1.3	Number; persons; including	B-3
1.4	Interest Act (Canada)	B-3
1.5	Nominal Rates	B-3
1.6	[References to Guarantor]	B-3

ARTICLE 2.	GUARANTEE	B-4
2.1	Guarantee of Obligations	B-4
2.2	Indemnity	B-4
2.3	Guarantor as Principal Obligor	B-4
2.4	Guarantee Absolute and Unconditional	B-4

ARTICLE 3.	DEALINGS WITH THE CANADIAN BORROWER AND OTHERS	B-7
3.1	No Release	B-7
3.2	No Exhaustion of Remedies	B-7
3.3	Evidence of Obligations	B-7
3.4	No Set-off	B-7

ARTICLE 4.	CONTINUING GUARANTEE	B-8
4.1	Continuing Guarantee	B-8
4.2	Revival of Indebtedness	B-8

ARTICLE 5.	DEMAND FOR PAYMENT, EXPENSES AND INTEREST	B-8
5.1	Demand for Payment	B-8
5.2	Stay of Acceleration	B-8
5.3	Expenses	B-8
5.4	Interest	B-9

ARTICLE 6.	SUBROGATION	B-9
6.1	Subrogation	B-9

ARTICLE 7.	COVENANTS	B-9
7.1	Covenants Contained in the Credit Agreement and Other Documents	B-9

ARTICLE 8.	GENERAL	B-10
8.1	Waiver of Notices	B-10
8.2	Benefit of the Guarantee	B-10
8.3	Foreign Currency Obligations	B-10
8.4	Taxes and Set-off by Guarantor	B-10
8.5	No Waiver; Remedies	B-11
8.6	Severability	B-11
8.7	Amendments and Waivers	B-11
8.8	Additional Security	B-11

Exhibit B

8.9	Notices	B-12
8.10	Assignment	B-12
8.11	Time of Essence	B-12
8.12	Financial Condition of the Canadian Borrower	B-13
8.13	Acknowledgement of Documentation	B-13
8.14	Entire Agreement	B-13
8.15	Governing Law	B-13
8.16	Attornment	B-13

Exhibit B

● [INSERT NAME OF RELEVANT ENTITY]

GUARANTEE

THIS GUARANTEE is made as of ●, 201●

WHEREAS the Guarantor is a Subsidiary or Affiliate of the Canadian Borrower;

AND WHEREAS the Guarantor has agreed to provide a guarantee with respect to the Obligations (as defined herein) and with respect to the Banking Services Obligations and the Lender Financial Instruments Obligations;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the sum of Cdn. $10.00 now paid by the Beneficiaries to the Guarantor and other good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the Guarantor hereby covenants and agrees with the Beneficiaries as follows:

ARTICLE 1.

INTERPRETATION

1.1	Definitions

(a)	In this Guarantee and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:

“Banking Services Obligations” means, collectively, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, mature or not) of the Canadian Borrower under, pursuant or relating to any and all Banking Services.

“Beneficiaries” means, collectively, the Canadian Administrative Agent, the Canadian Lenders, the Canadian Issuing Lender, the Banking Services Providers and the Swap Counterparties that are owed Obligations and “Beneficiary” means any one of the foregoing.

“Beneficiaries’ Counsel” means Borden Ladner Gervais LLP or such other firm of lawyers as may be selected by the Beneficiaries from time to time.

“Canadian Borrower” means Nine Energy Canada Inc., a corporation organized under the laws of the Province of Alberta, Canada.

“Credit Agreement” means the amended and restated credit agreement dated as of June 30, 2014 among Nine Energy Services, Inc., as US Borrower, the Canadian Borrower, as Canadian Borrower, HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender, Wells Fargo Bank, National Association, as Syndication Agent and Swingline Lender, HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender, and the lenders party thereto, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions thereof.

Exhibit B-1

“Default Rate” means a rate per annum that is equal the rate of interest then payable under the Credit Agreement on Canadian Base Rate Advances plus 2.0% per annum.

“Documents” means, collectively, the Credit Documents as defined in the Credit Agreement together with any and all Lender Financial Instruments.

“Guarantee” means this guarantee, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“Guarantor” means ● [INSERT NAME OF RELEVANT SUBSIDIARY OR AFFILIATE] and its successors.

“Lender Financial Instrument” means a Hedging Arrangement entered into between a Swap Counterparty and the Canadian Borrower.

“Lender Financial Instrument Obligations” means, collectively, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, mature or not) of the Canadian Borrower under, pursuant or relating to any and all Lender Financial Instruments.

“Obligations” means, collectively and at any time and from time to time, all of the obligations, liabilities and indebtedness (present or future, matured or otherwise) of the Canadian Borrower to the Beneficiaries including, without limitation, (i) all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Canadian Borrower to the Canadian Administrative Agent, the Canadian Lenders and the Canadian Issuing Lender under, pursuant or relating to the Credit Agreement and other Documents and including all Canadian Outstandings and all interest, commissions, legal and other costs, charges and expenses payable by the Canadian Borrower under the Credit Agreement and other Documents, (ii) all Lender Financial Instrument Obligations and (iii) all Banking Services Obligations, whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.

(b)	Capitalized words and phrases used in this Guarantee and the recitals hereto without express definition herein shall, unless something in the subject matter or context is inconsistent therewith, have the same defined meanings as are ascribed to such words and phrases in the Credit Agreement. For certainty, if the Credit Agreement ceases to be in force for any reason whatsoever, then for all purposes hereof the aforementioned capitalized words and phrases shall continue to have the same defined meanings set forth in the Credit Agreement as if such agreement remained in force in the form immediately prior to its ceasing to be in force.

1.2	Headings

The division of this Guarantee into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Guarantee. The terms “this Guarantee”, “hereof”, “hereunder” and similar expressions refer to this Guarantee and not to any particular Article, Section or other

Exhibit B-2

portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Guarantee.

1.3	Number; persons; including

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, limited and unlimited liability companies, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.4	Interest Act (Canada)

Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

1.5	Nominal Rates

The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Guarantee; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after demand, default and judgment. The rates of interest specified in this Guarantee are intended to be nominal rates and not effective rates and any interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

1.6	[References to Guarantor]

[All references in this Guarantee to representations and warranties by, covenants of, actions and steps by, or the performance of the terms and conditions hereof by the “Guarantor” shall, as the context requires, be and shall be construed as being by the partners of ● on behalf of and in respect of such partnership.] [Note: Insert Section 1.6, with appropriate conforming changes, for a guarantee by a general partnership; insert similar provisions, with additional conforming changes, for a guarantee by a limited partnership, trust or other unincorporated entity.]

Exhibit B-3

ARTICLE 2.

GUARANTEE

2.1	Guarantee of Obligations

The Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiaries the payment and performance of all of the Obligations, together with interest thereon as provided in Section 5.4.

2.2	Indemnity

If any or all of the Obligations are not duly paid or performed by the Canadian Borrower and are not recoverable under Section 2.1 for any reason whatsoever, the Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Beneficiaries from and against all losses resulting from the failure of the Canadian Borrower to pay and perform such Obligations. [In addition to and without limiting the foregoing, each partner of the Guarantor hereby agrees, on a joint and several basis, to indemnify and hold harmless each of the Beneficiaries, forthwith after demand as provided herein, from and against all losses resulting from the failure of the Canadian Borrower to pay and perform any or all of the Obligations, it being the express intention of the partners of the Guarantor that each of the partners of the Guarantor shall be jointly and severally liable for the Obligations.] [Note: Insert the foregoing square-bracketed wording in Section 2.2 for any guarantee by a general partnership which includes the Canadian Borrower as a partner.]

2.3	Guarantor as Principal Obligor

If any or all of the Obligations are not duly paid or performed by the Canadian Borrower and are not recoverable under Section 2.1 or the Beneficiaries are not indemnified under Section 2.2, in each case, for any reason whatsoever, such Obligations shall, as a separate and distinct obligation, be recoverable by the Beneficiaries from the Guarantor as the primary obligor and principal debtor in respect thereof and shall be paid to the Beneficiaries forthwith after demand therefore as provided herein.

2.4	Guarantee Absolute and Unconditional

The liability and obligations of the Guarantor hereunder shall be continuing, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, limited or otherwise affected by:

(a)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, person or otherwise, including any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release of any of the Obligations, covenants or undertakings of the Canadian Borrower under the Documents;

(b)	any modification or amendment of or supplement to the Obligations;

Exhibit B-4

(c)	any loss of or in respect of any security held by the Beneficiaries, whether occasioned by the fault of the Beneficiaries or otherwise, including any release, non-perfection or invalidity of any such security;

(d)	any change in the existence, structure, constitution, name, control or ownership of the Canadian Borrower or any other person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Canadian Borrower or any other person or their respective assets;

(e)	the existence of any set-off, counterclaim, claim or other right which the Guarantor or the Canadian Borrower may have at any time against the Beneficiaries or any other person, whether in connection with the Credit Agreement, this Guarantee or any unrelated transaction;

(f)	any provision of applicable law purporting to prohibit or limit the payment by the Canadian Borrower of any Obligation, and the foregoing is hereby waived by the Guarantor to the extent permitted under applicable law;

(g)	any limitation, postponement, prohibition, subordination or other restriction on the right of a Beneficiary to payment of the Obligations;

(h)	any release, substitution or addition of any other guarantor of the Obligations;

(i)	any defence arising by reason of any failure of any Beneficiary to make any presentment, or protest or to give any other notice, including notice of all of the following: acceptance of this Guarantee, partial payment or non-payment of all or any part of the Obligations and the existence, creation, or incurring of new or additional Obligations;

(j)	any defence arising by reason of any failure of a Beneficiary to proceed against the Canadian Borrower or any other person, or to apply or exhaust any security held from the Canadian Borrower or any other person for the Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other person, or to pursue any other remedy available to the Beneficiaries;

(k)	any defence arising by reason of the invalidity, illegality or lack of enforceability of the Obligations or any part thereof or of any security or guarantee in support thereof, or by reason of any incapacity, lack of authority, or other defence of the Canadian Borrower or any other person, or by reason of any limitation, postponement or prohibition on a Beneficiary’s rights to payment, or the cessation from any cause whatsoever of the liability of the Canadian Borrower or any other person with respect to all or any part of the Obligations (other than irrevocable payment to the Beneficiaries in full, in cash, of the Obligations), or by reason of any act or omission of the Beneficiaries or others which directly or indirectly results in the discharge or release of the Canadian Borrower or any other person or of all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

Exhibit B-5

(l)	any defence arising by reason of the failure by a Beneficiary to obtain, register, perfect or maintain a Lien in or upon any property of the Canadian Borrower or any other person, or by reason of any interest of the Beneficiaries in any property, whether as owner thereof or as holder of a Lien therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to collateral;

(m)	any defence based upon or arising out of any impossibility, impracticality, frustration of purpose, illegality, force majeure or act of government;

(n)	any defence arising by reason of the failure of the Beneficiaries to marshal assets;

(o)	to the extent permitted under applicable law, any defence based upon any failure of the Beneficiaries to give to the Canadian Borrower or the Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations or any other guarantee thereof, or any notice that may be given in connection with any sale or other disposition of any such property;

(p)	any defence based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Canadian Borrower or any other person, including any discharge or bar against collection of any of the Obligations; [or

(q)	[the fact that the Canadian Borrower has a general partnership interest in the Guarantor;] or [Note: Insert subparagraph (p) if applicable.]

(r)	any other law, event or circumstance or any other act or failure to act or delay of any kind by the Canadian Borrower, the Beneficiaries or any other person, which might, but for the provisions of this Section, constitute a legal or equitable defence to or discharge, limitation or reduction of the Guarantor’s obligations hereunder, other than as a result of the payment or extinguishment in full of the Obligations.

The foregoing provisions apply and the foregoing waivers, to the extent permitted under applicable law, shall be effective even if the effect of any action or failure to take action by the Beneficiaries is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against the Canadian Borrower for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy of the Guarantor.

Exhibit B-6

ARTICLE 3.

DEALINGS WITH THE CANADIAN BORROWER AND OTHERS

3.1	No Release

The Beneficiaries, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor’s liability and obligations hereunder, may:

(a)	grant time, renewals, extensions, indulgences, releases and discharges to the Canadian Borrower or any other guarantor or endorser;

(b)	take or abstain from taking security or collateral from the Canadian Borrower or any other guarantor or endorser or from perfecting security or collateral of the Canadian Borrower or any other guarantor or endorser;

(c)	accept compromises from the Canadian Borrower or any other guarantor or endorser;

(d)	subject to the Documents, apply all money at any time received from the Canadian Borrower or from security upon such part of the Obligations as the Beneficiaries may see fit or change any such application in whole or in part from time to time as the Beneficiaries may see fit; or

(e)	otherwise deal with the Canadian Borrower and all other persons and security as the Beneficiaries may see fit.

3.2	No Exhaustion of Remedies

The Beneficiaries shall not be bound or obligated to exhaust their recourse against the Canadian Borrower or other persons or any securities or collateral it may hold or take any other action (other than to make demand pursuant to Article 5) before the Beneficiaries shall be entitled to demand, enforce and collect payment from the Guarantor hereunder.

3.3	Evidence of Obligations

Any account settled or stated in writing by or between a Beneficiary or the Beneficiaries, as the case may be, and the Canadian Borrower shall be prima facie evidence that the balance or amount thereof appearing due to the same is so due.

3.4	No Set-off

In any claim by the Beneficiaries against the Guarantor hereunder, the Guarantor shall not claim or assert any set-off, counterclaim, claim or other right that either the Canadian Borrower or the Guarantor may have against one or more of the Beneficiaries.

Exhibit B-7

ARTICLE 4.

CONTINUING GUARANTEE

4.1	Continuing Guarantee

This Guarantee shall be a continuing guarantee and shall continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by any Beneficiary for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Canadian Borrower), all as though such payment had not been made.

4.2	Revival of Indebtedness

If at any time, all or any part of any payment previously received by a Beneficiary and applied to any Obligation must be rescinded or returned by the Beneficiary for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Canadian Borrower), such Obligation shall, for the purpose of this Guarantee, to the extent that such payment must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Beneficiary, and this Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Obligation as though such application by the Beneficiary had not been made.

ARTICLE 5.

DEMAND FOR PAYMENT, EXPENSES AND INTEREST

5.1	Demand for Payment

The Beneficiaries shall be entitled to make demand upon the Guarantor at any time during the continuance of a Event of Default and upon any such demand the Beneficiaries may treat all Obligations as due and payable and may forthwith collect from the Guarantor all Obligations. The Guarantor shall make payment to or performance in favour of the Beneficiaries of all Obligations forthwith after demand therefor is made upon the Guarantor by the Beneficiaries as aforesaid.

5.2	Stay of Acceleration

If acceleration of the time for payment of any amount payable by the Canadian Borrower in respect of the Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganization of the Canadian Borrower or any moratorium affecting the payment of the Obligations, all such amounts that would otherwise be subject to acceleration shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Beneficiaries.

5.3	Expenses

The Guarantor shall pay to the Beneficiaries all reasonable out of pocket costs and expenses, including all reasonable legal fees (on a solicitor and his own client basis) and other expenses incurred by the Beneficiaries from time to time in the enforcement, realization and collection of or in respect of this Guarantee. All such amounts shall be payable by the Guarantor on demand by the Beneficiaries.

Exhibit B-8

5.4	Interest

Any payment obligation comprised in the Obligations guaranteed hereunder which is not paid when due hereunder shall bear interest, to the extent not already included in the Obligations, both before and after default or judgment, from the date of demand pursuant to Section 5.1 to the date of payment at the rate or rates provided in the relevant Document for such Obligations or, in the event no such rate is provided for therein, at a rate per annum that is equal to the Default Rate. Any other amounts payable pursuant hereto, including pursuant to Section 5.3, which are not paid when due hereunder shall bear interest, both before and after default or judgment, from the date of demand pursuant to Section 5.1 to the date of payment or reimbursement thereof by the Guarantor at a rate per annum that is equal to the Default Rate. All such interest shall accrue daily and shall be payable by the Guarantor on demand by the Beneficiaries.

ARTICLE 6.

SUBROGATION

6.1	Subrogation

(a)	Until all the Obligations have been irrevocably paid in full in cash, the Guarantor shall have no right of subrogation to, and waives to the fullest extent permitted by applicable law, any right to enforce any remedy which the Beneficiaries now have or may hereafter have against the Canadian Borrower in respect of the Obligations, and until such time the Guarantor waives any benefit of, and any right to participate in, any security, now or hereafter held by the Beneficiaries for the Obligations.

(b)	If (i) the Guarantor performs or makes payment to the Beneficiaries of all amounts owing by the Guarantor under this Guarantee, and (ii) the Obligations are performed and irrevocably paid in full then the Beneficiaries will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Guarantor of the Beneficiaries’ interest in the Obligations and any security held therefor resulting from such performance or payment by the Guarantor.

ARTICLE 7.

COVENANTS

7.1	Covenants Contained in the Credit Agreement and Other Documents

The Guarantor hereby covenants and agrees with the Beneficiaries that the Guarantor shall observe, perform and comply with any and all of the covenants of the Canadian Borrower contained in the Credit Agreement or other Documents that the Canadian Borrower agrees that the Guarantor and other Subsidiaries shall observe, perform and comply with or that the Canadian Borrower shall cause the Guarantor and other Subsidiaries to observe, perform and comply with.

Exhibit B-9

ARTICLE 8.

GENERAL

8.1	Waiver of Notices

The Guarantor hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to this Guarantee and the obligations guaranteed hereunder, except for the demand pursuant to Section 5.1.

8.2	Benefit of the Guarantee

This Guarantee shall enure to the benefit of the respective successors and permitted assigns of the Beneficiaries and be binding upon the successors of the Guarantor.

8.3	Foreign Currency Obligations

The Guarantor shall make payment relative to each Obligation in the currency (the “original currency”) in which the Canadian Borrower is required to pay such Obligation. If the Guarantor makes payment relative to any Obligation to the Beneficiaries in a currency (the “other currency”) other than the original currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge of the liability of the Guarantor hereunder in respect of such Obligation only to the extent of the amount of the original currency which the Beneficiaries are able to purchase with the amount of other currency they receive on the date of receipt in accordance with normal practice. If the amount of the original currency which the Beneficiaries are able to purchase is less than the amount of such currency originally due in respect of the relevant Obligation, the Guarantor shall indemnify and save the Beneficiaries harmless from and against any loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Beneficiaries and shall continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order. A certificate of a Beneficiary as to any such loss or damage shall constitute prima facie evidence thereof, in the absence of manifest error.

8.4	Taxes and Set-off by Guarantor

All payments by the Guarantor under this Guarantee, whether in respect of principal, interest, interest on overdue and unpaid interest, fees or any other Obligations, shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the Guarantor is prohibited by applicable laws from doing so, in which event the Guarantor shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

Exhibit B-10

(b)	forthwith pay to the Beneficiaries such additional amount so that the net amount received by the Beneficiaries will equal the full amount which would have been received by it had no such deduction or withholding been made;

(c)	pay to the relevant taxation or other authorities, within the period for payment required by applicable laws, the full amount of the deduction or withholding (including the full amount of any deduction or withholding from any additional amount paid pursuant to this Section); and

(d)	furnish to the Beneficiaries promptly, as soon as available, an official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

8.5	No Waiver; Remedies

No failure on the part of the Beneficiaries to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude the other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.6	Severability

If any provision of this Guarantee is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

8.7	Amendments and Waivers

Any provision of this Guarantee may be amended, waived or a consent given in respect thereof with the concurrence of the Guarantor and the Canadian Administrative Agent on behalf of the Beneficiaries in accordance with Section 9.2 of the Credit Agreement. Any waiver and any consent by the Canadian Administrative Agent on behalf of the Beneficiaries under any provision of this Guarantee must be in writing signed by the Canadian Administrative Agent and may be given subject to any conditions thought fit by the Canadian Administrative Agent acting reasonable. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

8.8	Additional Security

This Guarantee is in addition and without prejudice to any security of any kind (including, without limitation, other guarantees) now or hereafter held by the Beneficiaries and any other rights or remedies they might have.

Exhibit B-11

8.9	Notices

Any demand, notice or other communication (hereinafter in this Section referred to as a “Communication”) to be given in connection with this Guarantee shall be given in writing and may be given by personal delivery, telecopier or by registered mail addressed to the recipient as follows:

To the Canadian Administrative Agent on behalf of the Beneficiaries as follows:

HSBC Bank Canada

407-8th Avenue SW

Calgary, Alberta

T2P 1E5

Attention:     ●

Facsimile:     (403) 693-8561

To the Guarantor:

[INSERT NAME OF RELEVANT SUBSIDIARY]

c/o Nine Energy Services, Inc.

●

●

●

Attention:     ●

Facsimile:     (●) ●

or such other address or telecopy number as may be designated by notice by any party to the other. Any Communication given by personal delivery or telecopier shall be conclusively deemed to have been given on the day of actual delivery or transmittal thereof and, if given by registered mail, on the third day following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery or telecopier.

8.10	Assignment

The rights of the Beneficiaries under this Guarantee may be assigned by the Beneficiaries in accordance with the provisions of the Credit Agreement and without the consent of the Canadian Borrower or the Guarantor during the continuance of an Event of Default and, at all other times, with the prior written consent of the Guarantor (such consent not to be unreasonably withheld). The Guarantor may not assign its obligations under this Guarantee.

8.11	Time of Essence

Time is of the essence with respect to this Guarantee and the time for performance of the obligations of the Guarantor under this Guarantee may be strictly enforced by the Beneficiaries.

Exhibit B-12

8.12	Financial Condition of the Canadian Borrower

The Guarantor is fully aware of the financial condition of the Canadian Borrower and acknowledges that it shall receive a benefit from the Beneficiaries entering into the Documents to which the Beneficiaries are a party. The Guarantor assumes all responsibility for being and keeping itself informed of the Canadian Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment or non-performance of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that the Beneficiaries shall not have a duty to advise Guarantor of information known to any of them regarding such circumstances or risks.

8.13	Acknowledgement of Documentation

The Guarantor hereby acknowledges receipt of a true and complete copy of the other Documents and all of the terms and conditions thereof.

8.14	Entire Agreement

This Guarantee and the other Documents constitute the entire agreement between the Beneficiaries and the Guarantor with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between such parties other than as expressly set forth herein or therein.

8.15	Governing Law

This Guarantee shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

8.16	Attornment

The Guarantor and each of the Beneficiaries hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Alberta in regard to legal proceedings relating to this Guarantee. For the purpose of all such legal proceedings, the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Guarantee. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of the Guarantor or the Beneficiaries to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

Exhibit B-13

IN WITNESS WHEREOF the Guarantor has executed this Guarantee.

● [INSERT NAME OF RELEVANT ENTITY]

Per:
Name:
Title:

Per:
Name:
Title:

Exhibit B-14

EXHIBIT C

FORM OF CANADIAN GENERAL SECURITY AGREEMENT

(● [INSERT NAME OF RELEVANT ENTITY])

THIS AGREEMENT made as of ●, 201●

B E T W E E N :

●    [INSERT NAME OF RELEVANT ENTITY], a ● existing under the laws of ● (hereinafter referred to as the “Debtor”)

- and -

HSBC BANK CANADA, a Canadian chartered bank, in its capacity as Canadian Administrative Agent (hereinafter referred to as the “Secured Party”).

WHEREAS the Debtor has agreed to grant, as general and continuing security for the payment and performance of the Obligations (as hereinafter defined), the security interest and assignment, mortgage and charge granted herein;

AND WHEREAS the Canadian Lenders, the Canadian Issuing Lender, the Banking Services Providers and Swap Counterparties have appointed and authorized the Secured Party to act as their agent and attorney for the purpose of holding security granted by the Debtor;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties agree as follows:

ARTICLE 1.

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals hereto, this Section and any schedules or attachments hereto, unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this agreement, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“Beneficiaries” means, collectively, the Canadian Administrative Agent, the Canadian Lenders, the Canadian Issuing Lender, the Banking Services Providers and the Swap Counterparties that are owed Obligations and “Beneficiary” means any one of the forgoing.

“Charge” means the security interests, assignments, mortgages and charges created hereunder.

Exhibit C-1

“Collateral” has the meaning set out in Section 2.1.

“Credit Agreement” means the amended and restated credit agreement dated as of June 30, 2014 among Nine Energy Services, Inc., as US Borrower, Nine Energy Canada Inc., as Canadian Borrower, HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender, Wells Fargo Bank, National Association, as Syndication Agent and Swingline Lender, HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender, and the lenders party thereto, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions thereof.

“Excluded Collateral” means that notwithstanding anything to the contrary contained in Section 2.1 and other than to the extent set forth in this definition, the following property shall be excluded from the lien and security interest granted hereunder (and shall, as applicable, not be included as “Collateral” for purposes of this Agreement):

(i)	commercial tort claims;

(ii)	letter of credit rights;

(iii)	Excluded Contracts;

(iv)	Excluded JV Equity Interests;

(v)	Excluded Governmental Approvals;

(vi)	Excluded PMSI Collateral;

(vii)	Excluded Foreign Stock;

(viii)	Excluded Trademark Collateral; and

(ix)	owned and leased real property,

provided, however, that (x) the exclusion from the Lien and security interest granted by any Debtor hereunder of any Excluded Collateral shall not limit, restrict or impair the grant by such Debtor of the Lien and security interest in any accounts or receivables arising under any such Excluded Collateral or any payments due or to become due thereunder unless the conditions in effect which qualify such Property as Excluded Collateral applies with respect to such accounts and receivables and (y) any proceeds received by any Debtor from the sale, transfer or other disposition of Excluded Collateral shall constitute Collateral unless the conditions in effect which qualify such Property as an Excluded Collateral applies with respect to such proceeds.

“Excluded Contract” means any contract (and any contract rights arising thereunder) to which any of the Debtors is a party on the date hereof or which is entered into by any Debtor after the date hereof which complies with Section 6.4 of the Credit Agreement (and the provisions of which are not agreed to by a Debtor for the purposes of excluding such Contract from the Lien granted hereunder), in any case to the extent (but only to the extent) that a Debtor

Exhibit C-2

is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction in existence on the date hereof or, as to contracts entered into after the date hereof, in existence in compliance with Section 6.4 of the Credit Agreement (and the provisions of which are not agreed to by a Debtor for the purposes of excluding such Contract from the Lien granted hereunder), or (b) applicable Legal Requirement to which such Debtor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Debtor has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in, such Excluded Contract, then such contract (and any contract rights arising thereunder) shall cease to be an “Excluded Contract” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Debtor from the sale, transfer or other disposition of Excluded Contracts shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Governmental Approvals” means any Governmental Approval to the extent (but only to the extent) that a Debtor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction or (b) applicable Legal Requirement to which such Debtor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Debtor has obtained the consent of the applicable Governmental Authority to the creation of a lien and security interest in, such Excluded Governmental Approval, then such Governmental Approval shall cease to be an “Excluded Governmental Approval” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Debtor from the sale, transfer or other disposition of Excluded Governmental Approval shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral

“Excluded JV Equity Interests” means the Equity Interests owned by any Debtor in a joint venture to the extent (but only to the extent) (a) the organizational documents of such joint venture prohibits the granting of Lien on such Equity Interests or (b) such Equity Interests of such joint venture are otherwise pledged as collateral to secure (i) obligations to the other holders of the Equity Interests in such joint venture (other than a holder that is a Subsidiary of a Borrower) or (ii) Debt of such joint venture that is non-recourse to any of the Credit Parties or to any of the Credit Parties’ Properties; provided however, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interest in such joint venture shall cease to be an “Excluded JV Equity Interest” and shall automatically be subject to the lien and security interest granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Debtor from the sale, transfer or other disposition of Excluded JV Equity Interest shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above.

Exhibit C-3

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the Canadian Administrative Agent during the continuance of an Event of Default, collectively (a) Certificated Equipment, (b) deposit accounts, commodities accounts and securities accounts other than the Cash Collateral Account, and (c) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC or the PPSA and (ii) with respect to which the Canadian Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.

“Excluded PMSI Collateral” means any Property and proceeds thereof (including insurance proceeds) of a Debtor that is now or hereafter subject to a Lien securing purchase money debt or a Capital Lease obligation to the extent (and only to the extent) that (a) the Debt associated with such Lien is permitted under Section 6.1(f), (l) or (n) of the Credit Agreement, and (b) the documents evidencing such purchase money debt or Capital Lease obligation prohibit or restrict the granting of a Lien in such Property; provided, however, to the extent that either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect, then such Property and proceeds thereof shall cease to be “Excluded PMSI Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Debtor from the sale, transfer or other disposition of Excluded PMSI Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Foreign Stock” means the Equity Interests issued by Foreign Subsidiaries other than (a) 65% of the Voting Securities issued by a First Tier Foreign Subsidiary and (b) 100% of Equity Interests issued by a First Tier Foreign Subsidiary that is not Voting Securities.

“Excluded Trademark Collateral” means all United States and Canadian intent to use trademark applications with respect to which the grant of a security interest therein would impair the validity or enforceability of said intent to use trademark application under federal law; provided, however, to the extent that such applicable law is no longer in effect, then such trademark application shall cease to be an “Excluded Trademark Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Debtor from the sale, transfer or other disposition of Excluded Trademark Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

[“Guarantee” means the guarantee made as of even date herewith by the Debtor in favour of the Beneficiaries, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions thereof.] [Note: Insert the foregoing definition for a Subsidiary of the Canadian Borrower].

Exhibit C-4

[“Obligations” means, collectively and at any time and from time to time, all of the obligations, liabilities and indebtedness (present or future, matured or otherwise) of the Debtor to the Beneficiaries including, without limitation, (i) all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Debtor to the Canadian Administrative Agent, the Canadian Lenders and the Canadian Issuing Lender under, pursuant or relating to the Credit Agreement and other Documents and including all Canadian Outstandings and all interest, commissions, legal and other costs, charges and expenses payable by the Debtor under the Credit Agreement and other Documents, (ii) all Lender Financial Instrument Obligations and (iii) all Banking Services Obligations, whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.] [Note: Insert the foregoing square-bracketed definition for the Canadian Borrower].

[“Obligations” means, collectively and at any time and from time to time, all present and future obligations, liabilities and indebtedness (absolute or contingent, matured or otherwise) of the Debtor to the Beneficiaries under, pursuant or relating to the Guarantee and other Credit Documents, in each case whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.] [Note: Insert the foregoing square-bracketed wording for a Subsidiary of the Canadian Borrower].

1.2	Definitions used in the Credit Agreement

Capitalized terms used herein without express definition shall, unless something in the subject matter or context is inconsistent therewith, have the same meanings as are ascribed to such terms in the Credit Agreement.

1.3	Personal Property Security Act Definitions

The terms “accessions”, “accounts”, “chattel paper”, “documents of title”, “goods”, “instruments”, “intangibles”, “inventory”, “investment property”, “money” and “proceeds” whenever used herein shall have the meanings given to those terms in the Personal Property Security Act (Alberta) (the “PPSA”), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

1.4	Headings and References

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to Articles and Sections are to Articles and Sections of this Agreement.

Exhibit C-5

1.5	Included Words

In this Agreement words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all genders, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.6	Calculation of Interest

Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

1.7	Schedules

Any schedule to this Agreement is incorporated by reference and shall be deemed to be part of this Agreement.

1.8	[References to Debtor]

[All references in this Agreement to representations and warranties by, covenants of, actions and steps by, or the performance of the terms and conditions hereof by the “Debtor” shall, as the context requires, be and shall be construed as being by the partners of ● on behalf of and in respect of such partnership.] [Note: Insert Section 1.8, with appropriate conforming changes, for an Agreement by a general partnership; insert similar provisions, with additional conforming changes, for an Agreement by a limited partnership, trust or other unincorporated entity.]

ARTICLE 2.

GRANT OF SECURITY

2.1	Security

As general and continuing security for the payment and performance of the Obligations, the Debtor hereby grants to the Secured Party a security interest in all of the present and future undertaking and personal property of the Debtor (collectively, the “Collateral”), and as further general and continuing security for the payment and performance of the Obligations and the Debtor hereby assigns the Collateral to the Secured Party. Without limiting the generality of the foregoing, the Collateral shall include all right, title and interest that the Debtor now has, may be possessed of, entitled to, or acquire, by way of amalgamation or otherwise, now or hereafter or may hereafter have in all property of the following kinds:

(a)	Accounts Receivable: all debts, accounts, accounts receivables, claims and choses in action which are now or which may hereafter become due, owing or accruing due to the Debtor (collectively, the “Receivables”);

Exhibit C-6

(b)	Inventory: all inventory of whatever kind and wherever situated including, without limiting the generality of the foregoing, all goods held for sale or lease, or furnished or to be furnished under contracts for service, or that are work in progress, or that are raw materials used or consumed in the business of the Debtor (collectively, the “Inventory”);

(c)	Equipment: all goods, machinery, equipment, fixtures, furniture, plant, vehicles and other tangible personal property which are not Inventory, including, without limiting the generality of the foregoing, the tangible personal property described in any schedule hereto executed by both the Debtor and the Secured Party;

(d)	Chattel Paper: all chattel paper;

(e)	Documents of Title: all warehouse receipts, bills of lading and other documents of title, whether negotiable or not;

(f)	Investment Property and Instruments: all shares, stock, warrants, bonds, debentures, debenture stock and other investment property and all instruments (collectively, the “Securities”);

(g)	Intangibles: all intangibles not described in Section 2.1(a) including, without limiting the generality of the foregoing, all goodwill, patents, trademarks, copyrights and other industrial property;

(h)	Money: all coins or bills or other medium of exchange adopted for use as part of the currency of Canada or of any foreign government;

(i)	Books, Records, Etc.: all books, papers, accounts, invoices, documents and other records in any form evidencing or relating to any of the property described in Sections 2.1(a) to (h) inclusive, and all contracts, securities, instruments and other rights and benefits in respect thereof;

(j)	Substitutions, Etc.: all replacements of, substitutions for and increases, additions and accessions to any of the property described in Sections 2.1(a) to (i) inclusive; and

(k)	Proceeds.: all proceeds of the property described in Sections 2.1(a) to (j) inclusive including, without limiting the generality of the foregoing, all personal property in any form or fixtures derived directly or indirectly from any dealing with such property or that indemnifies or compensates for the loss of or damage to such property;

Exhibit C-7

provided that the Charge shall not: (i) extend, include or apply to the last day of the term of any other lease now held or hereafter acquired by the Debtor, but should the Secured Party enforce the said Charge, the Debtor shall thereafter stand possessed of such last day and shall hold it in trust to assign the same to any person acquiring such term in the course of the enforcement of the said Charge, (ii) render the Secured Party liable to observe or perform any term, covenant or condition of any agreement, document or instrument to which the Debtor is a party or by which it is bound and (iii) extend to, and the Collateral shall not include any agreement, right, franchise, licence or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has benefit, to the extent that the creation of the Charge herein would constitute a breach of the terms of, or permit any person to terminate, the Contractual Rights, but the Debtor shall hold its interest therein in trust for the Secured Party and shall assign such Contractual Rights to the Secured Party forthwith upon obtaining the consent of all other parties thereto and (iv) include any Excluded Collateral. The Debtor agrees that it shall, upon the request of the Secured Party, use all commercially reasonable efforts to obtain any consent required to permit any Contractual Rights to be subjected to the Charge herein.

2.2	Attachment of Security Interest

The Debtor acknowledges that value has been given and agrees that the security interest granted hereby shall attach when the Debtor signs this Agreement and the Debtor has any rights in the Collateral.

ARTICLE 3.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DEBTOR

3.1	Representations and Warranties

The Debtor hereby represents and warrants to the Secured Party and the Beneficiaries that (and acknowledges that the Secured Party and the Beneficiaries are relying on the same):

(a)	the address of the Debtor’s chief executive office (as such term is utilized in the Personal Property Security Act (Alberta)) is that given at the end of this Agreement;

(b)	all of the tangible property and assets of the Debtor, real or personal, are located in the Provinces of Alberta and Britsh Columbia; and

(c)	it has not granted “control” (within the meaning of such term under Section 1(1.1) of the PPSA) over any investment property to any person other than the Secured Party.

3.2	Survival of Representations and Warranties

The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement notwithstanding any investigations or examinations which may be made by any of the Beneficiaries or their legal counsel. Such representations and warranties shall survive until this Agreement has been terminated and discharged in accordance with Section 6.7 hereof.

Exhibit C-8

3.3	Covenants

The Debtor covenants with the Secured Party that the Debtor shall:

(a)	not change its name or its chief executive office or the location of the office where it keeps its records respecting the Receivables without giving 15 days’ prior written notice thereof to the Secured Party;

(b)	from time to time promptly at the request of the Secured Party execute and deliver all such financing statements, schedules, assignments and documents, and do all such further acts and things as may be reasonably required by the Secured Party except as expressly prohibited in the Credit Agreement to effectively carry out the full intent and meaning of this Agreement, including, without limitation, to enforce the Charge and remedies provided hereunder, or to better evidence and perfect the Charge, and, upon the occurrence of an Event of Default, the Debtor hereby irrevocably constitutes and appoints the Secured Party, or any receiver or receiver and manager appointed by the court or the Secured Party, the true and lawful attorney of the Debtor, with full power of substitution, to do any of the foregoing in the name of the Debtor whenever and wherever the Secured Party or any such Receiver may consider it to be necessary or expedient;

(c)	pay to the Secured Party forthwith upon demand all reasonable costs and expenses (including, without limiting the generality of the foregoing, all reasonable legal, Receiver’s and accounting fees and expenses) incurred by or on behalf of the Secured Party in connection with the preparation, execution and perfection of this Agreement and the carrying out of any of the provisions of this Agreement including, without limiting the generality of the foregoing, protecting and preserving the Charge and enforcing by legal process or otherwise the remedies provided herein; and all such costs and expenses shall be added to and form part of the Obligations secured hereunder; and

(d)	not grant “control” (within the meaning of such term under Section 1(1.1) of the PPSA) over any investment property to any person other than the Secured Party.

ARTICLE 4.

SECURITIES; ACCOUNT DEBTORS

4.1	Registration of Securities

If an Event of Default has occurred and is continuing, the Secured Party may require that the Debtor have any Securities, subject to those securities that are Excluded Collateral, registered in the name of the Secured Party or in the name of its nominee and shall be entitled but not bound or required to exercise any of the rights that any holder of such Securities may at any time have, provided that, until an Event of Default has occurred and is continuing, the Debtor shall be entitled to exercise all voting power from time to time exercisable in respect of the Securities.

Exhibit C-9

The Beneficiaries shall not be responsible for any loss occasioned by the exercise of any of such rights or by failure to exercise the same within the time limited for the exercise thereof. The Debtor shall from time to time forthwith upon the request of the Secured Party deliver to the Secured Party those Securities requested by the Secured Party duly endorsed for transfer to the Secured Party or its nominee to be held by the Secured Party subject to the terms of this Agreement.

4.2	Notification of Account Debtors

If an Event of Default has occurred and is continuing, the Secured Party may give notice of this Agreement and the Charge granted hereby to any account debtors of the Debtor or to any other person liable to the Debtor and may give notice to any such account debtors or other person to make all further payments to the Secured Party, and, after the occurrence and during the continuance of an Event of Default, any payment or other proceeds of Collateral received by the Debtor from account debtors or from any other person liable to the Debtor whether before or after any notice is given by the Secured Party shall be held by the Debtor in trust for the Secured Party and forthwith paid over to the Secured Party on request.

ARTICLE 5.

REMEDIES

5.1	Remedies

(a)	Upon the occurrence and during the continuance of any Event of Default any or all security granted hereby shall, at the option of the Secured Party, become immediately enforceable and, in addition to any right or remedy provided by law, the Secured Party will have subject to applicable law the rights and remedies set out below, all of which rights and remedies will be enforceable successively, concurrently, or both, and are in addition to and not in substitution for any other rights or remedies the Secured Party may have:

(i)	the Secured Party may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Collateral (which term when used in this Section 5.1 shall include the whole or any part of the Collateral) and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and the term “Secured Party” when used in this Section 5.1 shall include any Receiver so appointed and the agents, officers and employees of such Receiver; and the Secured Party shall not be in any way responsible for any misconduct or negligence of any such Receiver;

(ii)	the Secured Party may take possession of the Collateral and require the Debtor to assemble the Collateral and deliver or make the Collateral available to the Secured Party at such place or places as may be specified by the Secured Party;

Exhibit C-10

(iii)	the Secured Party may take such steps as it considers desirable to maintain, preserve or protect the Collateral;

(iv)	the Secured Party may carry on or concur in the carrying on of all or any part of the business of the Debtor;

(v)	the Secured Party may enforce any rights of the Debtor in respect of the Collateral by any manner permitted by law;

(vi)	the Secured Party may sell, lease or otherwise dispose of the Collateral at public auction, by private tender, by private sale or otherwise either for cash or upon credit upon such terms and conditions as the Secured Party may determine and without notice to the Debtor unless required by law and may execute and deliver to the purchaser or purchasers of the Collateral or any part thereof a good and sufficient deed or conveyance or deeds or conveyances for the same, any officer or duly authorized representative of the Secured Party being hereby constituted the irrevocable attorney of the Debtor for the purpose of making such sale and executing such deeds or conveyances, and any such sale made as aforesaid shall be a perpetual bar both in law and in equity against the Debtor and all other persons claiming all or any part of the Collateral by, from, through or under the Debtor;

(vii)	the Secured Party may accept the Collateral in satisfaction or partial satisfaction of the Obligations upon notice to the Debtor of its intention to do so in the manner required by law;

(viii)	the Secured Party may borrow money on the security of the Collateral for the purpose of the carrying on of the business of the Debtor or for the maintenance, preservation, protection or realization of the Collateral in priority to the Charge;

(ix)	the Secured Party may enter upon, occupy and use all or any of the Collateral occupied by the Debtor and use all or any of the Collateral for such time as the Secured Party requires to facilitate the realization of the Collateral, free of charge, and the Secured Party and the Beneficiaries will not be liable to the Debtor for any neglect in so doing (other than gross negligence or wilful misconduct on the part thereof) or in respect of any rent, charges, depreciation or damages in connection with such actions;

(x)

the Secured Party may charge on its own behalf and pay to others all amounts for expenses incurred and for services rendered in connection with the exercise of the rights and remedies of the Beneficiaries hereunder, including, without limiting the generality of the foregoing, reasonable legal, Receiver and accounting fees and expenses, and in every such case the amounts so paid together with all costs, charges and expenses incurred in connection therewith, including interest thereon at a rate per annum

Exhibit C-11

equal to the rate of interest per annum then payable on Canadian Base Rate Advances plus 2.0% per annum, shall be added to and form part of the Obligations hereby secured; and

(xi)	the Secured Party may discharge any claim, Lien, encumbrance or any rights of others that may exist or be threatened against the Collateral, and in every such case the amounts so paid together with all reasonable costs, charges and expenses incurred in connection therewith shall be added to the Obligations hereby secured.

(b)	The Secured Party and the Beneficiaries may:

(i)	grant extensions of time,

(ii)	take and perfect or abstain from taking and perfecting security,

(iii)	give up securities,

(iv)	accept compositions or compromises,

(v)	grant releases and discharges, and

(vi)	release any part of the Collateral or otherwise deal with the Debtor, debtors and creditors of the Debtor, sureties and others and with the Collateral and other security as the Secured Party sees fit, without prejudice to the liability of the Debtor to the Secured Party and the Beneficiaries or the Beneficiaries’ rights hereunder.

(c)	The Beneficiaries shall not be liable or responsible for any failure to seize, collect, realize, or obtain payment with respect to the Collateral and shall not be bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Secured Party, the Debtor or any other person, in respect of the Collateral.

(d)	The Secured Party shall apply any proceeds of realization of the Collateral to payment of reasonable expenses in connection with the preservation and realization of the Collateral as above described and the Secured Party shall apply any balance of such proceeds to payment of the Obligations in accordance with the Credit Agreement. If the disposition of the Collateral fails to satisfy the Obligations secured by this Agreement and the aforesaid expenses, the Debtor will be liable to pay any deficiency to the Secured Party and the Beneficiaries forthwith on demand. Subject to the requirements of applicable law, any surplus realized in excess of the Obligations shall be paid over to the Debtor.

Exhibit C-12

(e)	Any Receiver shall be entitled to exercise all rights and powers of the Secured Party hereunder. To the extent permitted by law, any Receiver shall for all purposes be deemed to be the agent of the Debtor and not of the Secured Party and the Debtor shall be solely responsible for the Receiver’s acts or defaults and remuneration.

ARTICLE 6.

GENERAL

6.1	Benefit of the Agreement

This Agreement shall be binding upon the successors and permitted assigns of the Debtor and shall benefit the successors and permitted assigns of the Secured Party and other Beneficiaries.

6.2	Conflict of Terms; Entire Agreement

This Agreement has been entered into as collateral security for the Obligations and is subject to all the terms and conditions of the [Guarantee,] Credit Agreement, Banking Services with Banking Services Providers and Hedging Arrangements with Swap Counterparties and, if there is any conflict or inconsistency between the provisions of this Agreement and the provisions of the [Guarantee,] Credit Agreement, Banking Services with Banking Services Providers or Hedging Arrangements with Swap Counterparties, the rights and obligations of the Debtor, Secured Party and Beneficiaries shall be governed by the provisions of the Credit Agreement. This Agreement together with the [Guarantee,] Credit Agreement, Banking Services with Banking Services Providers, Hedging Arrangements with Swap Counterparties and all other Credit Documents constitute the entire agreement between the Debtor and the Secured Party with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Beneficiaries and the Debtor except as expressly set forth therein and herein. [Note: Insert the foregoing square-brackets for a Subsidiary of the Canadian Borrower].

6.3	No Waiver

No delay or failure by the Beneficiaries in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude the other or further exercise thereof or the exercise of any other right.

6.4	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. To the extent permitted by applicable law the parties hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Exhibit C-13

6.5	Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, facsimile or other electronic means, addressed to the recipient as follows:

To the Debtor:

● INSERT NAME OF RELEVANT ENTITY]

c/o Nine Energy Services, Inc.

●

●

Attention:	●
Facsimile:	●

To the Secured Party:

HSBC Bank Canada

407-8th Avenue SW

Calgary, Alberta

T2P 1E5

Attention:	●
Facsimile:	(403) 693-8561

or such other address, electronic communication number, or to the attention of such other individual as may be designated by notice by any party to the other. Any demand, notice or communication made or given by personal delivery or by facsimile or other electronic means of communication during normal business hours at the place of receipt on a Business Day shall be conclusively deemed to have been made or given at the time of actual delivery or transmittal, as the case may be, on such Business Day. Any demand, notice or communication made or given by personal delivery or by facsimile or other electronic means of communication after normal business hours at the place of receipt or otherwise than on a Business Day shall be conclusively deemed to have been made or given at 9:00 a.m. (Calgary time) on the first Business Day following actual delivery or transmittal, as the case may be.

6.6	Modification; Waivers; Assignment

This Agreement may not be amended or modified in any respect except by written instrument signed by the Debtor and the Secured Party. No waiver of any provision of this Agreement by the Secured Party shall be effective unless the same is in writing and signed by the Secured Party, and then such waiver shall be effective only in the specific instance and for the specific purpose for which it is given. The rights of the Secured Party (including those of any Beneficiary) under this Agreement may only be assigned in accordance with the requirements of the Credit Agreement. The Debtor may not assign its obligations under this Agreement. Any assignee of a Beneficiary shall be bound hereby, mutatis mutandis.

Exhibit C-14

6.7	Additional Continuing Security

This Agreement and the Charge granted hereby are in addition to and not in substitution for any other security now or hereafter held by the Secured Party or the Beneficiaries and this Agreement is a continuing agreement and security that shall remain in full force and effect until discharged by the Secured Party.

6.8	Discharge

The Debtor and the Collateral shall not be discharged from the Charge or from this Agreement except by a release or discharge in writing signed by the Secured Party.

6.9	No Release

The loss, injury or destruction of the Collateral shall not operate in any manner to release or discharge the Debtor from any of its liabilities to the Beneficiaries.

6.10	No Obligation to Act

Notwithstanding any provision of this Agreement or any other Credit Document or the operation, application or effect hereof, the Secured Party, the other Beneficiaries or any Receiver, or any representative or agent acting for or on behalf of the foregoing, shall not have any obligation whatsoever to exercise or refrain from exercising any right, power, privilege or interest hereunder or to receive or claim any benefit hereunder.

6.11	Admit to Benefit

Subject to Section 6.5, no person other than the Debtor and the Beneficiaries shall have any rights or benefits under this Agreement, nor is it intended that any such person gain any benefit or advantage as a result of this Agreement nor shall this Agreement constitute a subordination of any security in favour of such person.

6.12	Time of the Essence

Time shall be of the essence with regard to this Agreement.

6.13	Waiver of Financing Statement, etc.

The Debtor hereby waives the right to receive from the Secured Party or the other Beneficiaries a copy of any financing statement, financing change statement or other statement or document filed or registered at any time in respect of this Agreement or any verification statement or other statement or document issued by any registry that confirms or evidences registration of or relates to this Agreement.

6.14	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

Exhibit C-15

6.15	Saskatchewan Waiver

The Debtor agrees that:

(a)	The Land Contract (Actions) Act (Saskatchewan) shall have no application to any action, as defined in that Act, with respect to this Agreement; and

(b)	The Limitation of Civil Rights Act (Saskatchewan) shall have no application to this Agreement or any agreement renewing, extending or collateral to this Agreement.

6.16	Attornment

The Debtor and each of the Beneficiaries each hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Alberta. For the purpose of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action or proceeding arising under this Agreement. Notwithstanding the foregoing, nothing herein shall be construed nor operate to limit the right of the Debtor or any Beneficiary to commence any action or proceeding relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action, proceeding or matter relating hereto.

6.17	Executed Copy

The Debtor hereby acknowledges receipt of a fully executed copy of this Agreement.

6.18	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

Exhibit C-16

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

● [INSERT NAME OF RELEVANT ENTITY]

Per:
Name:
Title:

Per:
Name:
Title:

HSBC BANK CANADA, as Canadian Administrative Agent and Secured Party

Per:
Name:
Title:

Per:
Name:
Title:

chief executive office of the Debtor and

office where the Debtor keeps its records

concerning the Receivables:                    ●

Exhibit C-17

EXHIBIT D

COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM             , 201     TO             , 201

This certificate dated as of             ,          is prepared pursuant to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nine Energy Service, Inc., a Delaware corporation (“US Borrower”), Nine Energy Canada Inc., as Canadian Borrower, the lenders party thereto (the “Lenders”), HSBC Bank USA, N.A., as US Administrative Agent, and US Issuing Lender, HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender and Wells Fargo Bank, National Association, as Swingline Lender (as each such term is defined in the Credit Agreement). Unless otherwise defined in this certificate, capitalized terms used herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

The undersigned, on behalf of the US Borrower, certifies that:

(a)    all of the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) as if made on this date, except that any representation and warranty which by its terms is made as of a specified date is true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date;

(b)    attached hereto in Schedule A is a reasonably detailed spreadsheet reflecting the calculations of, as of the date and for the periods covered by this certificate, Funded Debt, EBITDA, Interest Expense, Capital Expenditures expended by US Borrower or any Restricted Subsidiary, any Equity Funded Capital Expenditures and any Capital Expenditures that constitute a Permitted Acquisition;

(c)    no Default or Event of Default has occurred or is continuing as of the date hereof; and]

—or—

[(c)    the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

; and]

Exhibit D-1

(d)    [as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, are true and correct in all material respects:

I.	Leverage Ratio for the period of four fiscal quarters ending , 20 (the “Testing Period”)

(a)	Funded Debt as of the last day of such fiscal quarter		$
(b)	Company’s consolidated EBITDA[1]		$
	Leverage Ratio = (a) to (b)	=
	Maximum Leverage Ratio		to 1.00[2]
	Compliance		Yes No

II.	Interest Coverage Ratio

(a)	EBITDA (See I(b) above)	=	$
(b)	Interest Expense = Company’s consolidated Interest Expense for such fiscal period		$
	Interest Coverage Ratio = (a) to (b)	=
	Minimum Interest Coverage Ratio		3.00 to 1.00
	Compliance		Yes No

III.	Capital Expenditures:[3]

(a)	Capital Expenditures expended by the US Borrower or any Restricted Subsidiary for the fiscal year most recently ended prior to the date hereof (including, any Capital Expenditures incurred by Crest during such fiscal year prior to the Crest Acquisition)[4]	=	$
(b)	Equity Funded Capital Expenditures for the fiscal year most recently ended prior to the date hereof	=	$
(c)	Capital Expenditures for the fiscal year most recently ended prior to the date hereof that constitute a Permitted Acquisition	=	$

[1]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be in a manner reasonably acceptable to the US Administrative Agent
[2]	US Borrower shall not permit the Leverage Ratio as of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2014, to be more than (a) 3.50 to 1.00 for each fiscal quarter ending on or prior to December 31, 2014, (b) 3.25 to 1.00 for each fiscal quarter ending after December 31, 2014 and on or prior to June 30, 2015, and (c) 3.00 to 1.00 for each fiscal quarter ending after June 30, 2015.
[3]	Only calculated for the compliance certificate delivered with the year end financials.
[4]	With respect to any Restricted Subsidiary acquired during the fiscal year, calculated for the portion of such fiscal year that such Restricted Subsidiary was a Restricted Subsidiary.

Exhibit D-2

(d)	US Borrower’s consolidated EBITDA for the fiscal year ended immediately prior to the fiscal year most recently ended prior to the date hereof[5]	=	$
(e)	limit for Capital Expenditures expended in the fiscal year most recently ended prior to the date hereof 6[6]	=	$
	Capital Expenditure Covenant:		[(a) – (b) – (c)] ≤ (e)
	Compliance		Yes No

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of             ,         .

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

[5]	Including Crest’s EBITDA on a pro forma basis for the fiscal year ended December 31, 2013.
[6]	75% of Company’s consolidated EBITDA for the immediately prior fiscal year.

Exhibit D-3

EXHIBIT E

EXHIBIT E-1

NOTICE OF BORROWING (US FACILITY)

            ,

HSBC Bank USA, N.A.

Corporate Trust & Loan Agency

8 East 40th Street, 6th Floor

New York, New York 10016

Attn: Agency Services

Telephone: (212) 525-7253

Telecopy: (917) 229-6659

Ladies and Gentlemen:

The undersigned, Nine Energy Service, Inc., a Delaware corporation (“US Borrower”), refers to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended or modified from time-to- time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the US Borrower, Nine Energy Canada Inc., as Canadian Borrower, the lenders party thereto (the “Lenders”), HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender (as each such term is defined therein), HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender (as each such term is defined therein) and Wells Fargo Bank, National Association, as Swingline Lender (as defined therein). The US Borrower hereby gives you irrevocable notice pursuant to [Section 2.4(e)][Section 2.6(a)] of the Credit Agreement that the US Borrower hereby requests a Borrowing consisting of [US Advances][Term Loan Advance] [Swingline Advances], and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by [Section 2.4(e)][Section 2.6(a)] of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Proposed Borrowing will be composed of [US Base Rate Advances][Eurocurrency Advances][Swingline Advances].

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurocurrency Advance made as part of the Proposed Borrowing is month(s)].

The US Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)

the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any

Exhibit E-1-1

representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on the date of the Proposed Borrowing except for those representations and warranties that are expressly made as of an earlier date or period which are true and correct as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing.

Very truly yours,

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

Exhibit E-1-2

EXHIBIT E-2

NOTICE OF BORROWING (CANADIAN FACILITY)

            ,

HSBC Bank Canada

408 - 8th Avenue S.W.

Calgary, Alberta

T2P 1E5 Canada

Attn: Senior Account Manager, Energy Financing

Telephone: (403) 693-8649

Telecopy: (403) 693-8561

Ladies and Gentlemen:

The undersigned, Nine Energy Canada Inc., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Canadian Borrower”), refers to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Canadian Borrower, Nine Energy Service, Inc., as US Borrower, the lenders party thereto (the “Lenders”), HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender (as each such term is defined therein), HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender (as each such term is defined therein) and Wells Fargo Bank, National Association, as Swingline Lender (as defined therein). The Canadian Borrower hereby gives you irrevocable notice pursuant to Section 2.6(a) of the Credit Agreement that the Canadian Borrower hereby requests a Borrowing consisting of [Canadian Prime Rate Advances][Base Rate Advances][Eurocurrency Advances][B/A Advances], and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.6(a) of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Proposed Borrowing will be composed of [Canadian Prime Rate Advances][Base Rate Advances][Eurocurrency Advances][B/A Advances].

(c)	The aggregate amount of the Proposed Borrowing is [C$][US$] .

(d)	[The Interest Period for each Eurocurrency Advance made as part of the Proposed Borrowing is month(s)[The Contract Period for each B/A Advance made as part of the Proposed Borrowing is days].

The Canadian Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material

Exhibit E-2-1

respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on the date of the Proposed Borrowing except for those representations and warranties that are expressly made as of an earlier date or period which are true and correct as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing.

Very truly yours,

NINE ENERGY CANADA INC.

By:
Name:
Title:

Exhibit E-2-2

EXHIBIT F

EXHIBIT F-1

NOTICE OF CONTINUATION OR CONVERSION (US FACILITY)

            ,

HSBC Bank USA, N.A.

Corporate Trust & Loan Agency

8 East 40th Street, 6th Floor

New York, New York 10016

Attn: Agency Services

Telephone: (212) 525-7253

Telecopy: (917) 229-6659

Ladies and Gentlemen:

The undersigned, Nine Energy Service, Inc., a Delaware corporation (“US Borrower”), refers to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the US Borrower, Nine Energy Canada Inc., as Canadian Borrower, the lenders party thereto (the “Lenders”), HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender (as each such term is defined therein), HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender (as each such term is defined therein) and Wells Fargo Bank, National Association, as Swingline Lender (as defined therein). The US Borrower hereby gives you irrevocable notice pursuant to Section 2.6(b) of the Credit Agreement that the US Borrower hereby requests a [Conversion][Continuation] of outstanding [US Advances][Term Loan Advances] and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.6(b) of the Credit Agreement:

1.    The Business Day of the Proposed Borrowing is             ,         .

2.    The aggregate amount of the existing [US Advances][Term Loan Advances] to be [Converted] [Continued] is $         and is comprised of [US Base Rate Advances] [Eurocurrency Advances] (“Existing Advances”).

3.    The Proposed Borrowing consists of [a Conversion of the Existing Advances to [US Base Rate Advances] [Eurocurrency Advances]] [a Continuation of the Existing Advances].

4.    [The Interest Period for the Proposed Borrowing is [     month[s]].]

The US Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A.    the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are

Exhibit F-1-1

qualified or modified by materiality in the text thereof), on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on and as of such date except for those representations and warranties which were expressly made as of an earlier date or period which are true and correct as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

B.    no Default has occurred and is continuing or would result from such Proposed Borrowing.

Very truly yours,

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

Exhibit F-1-2

EXHIBIT F-2

NOTICE OF CONTINUATION OR CONVERSION

(CANADIAN FACILITY)

            ,

HSBC Bank Canada

408 - 8th Avenue S.W.

Calgary, Alberta

T2P 1E5 Canada

Attn: Senior Account Manager, Energy Financing

Telephone: (403) 693-8649

Telecopy: (403) 693-8561

Ladies and Gentlemen:

The undersigned, Nine Energy Canada Inc., a corporation amalgamated under the laws of the Province of Alberta, Canada (“Canadian Borrower”), refers to the Amended and Restated Credit Agreement dated as of June 30, 2014 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the Canadian Borrower, Nine Energy Service, Inc., as US Borrower, the lenders party thereto (the “Lenders”), HSBC Bank USA, N.A., as US Administrative Agent and US Issuing Lender (as each such term is defined therein), HSBC Bank Canada, as Canadian Administrative Agent and Canadian Issuing Lender (as each such term is defined therein) and Wells Fargo Bank, National Association, as Swingline Lender (as defined therein). The Canadian Borrower hereby gives you irrevocable notice pursuant to Section 2.6(b) of the Credit Agreement that the Canadian Borrower hereby requests a [Conversion][Continuation] of outstanding [Canadian Prime Rate Advances][Base Rate Advances][Eurocurrency Advances][B/A Advances] and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.6(b) of the Credit Agreement:

1.    The Business Day of the Proposed Borrowing is             ,         .

2.    The aggregate amount of the existing [Canadian Prime Rate Advances][Base Rate Advances][Eurocurrency Advances][B/A Advances] to be [Converted][Continued] is [C$][US$]          (“Existing Advances”).

3.    The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Canadian Prime Rate Advances] [Base Rate Advances] [Eurocurrency Advances][B/A Advances]] [a Continuation of the Existing Advances].

4.    [The Interest Period for the Proposed Borrowing is [     month[s]].

Exhibit F-2-1

[(4) The Contract Period for the Proposed Borrowing is [     days].

The Canadian Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A.    the representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on and as of such date except for those representations and warranties which were expressly made as of an earlier date or period which are true and correct as of such earlier date or period (except that such materiality qualifier does not apply to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

B.    no Default has occurred and is continuing or would result from such Proposed Borrowing.

Very truly yours,

NINE ENERGY CANADA INC.

By:
Name:
Title:

Exhibit F-2-2

SCHEDULE I

PRICING SCHEDULE

The Applicable Margin with respect to Commitment Fees and Advances (including, if applicable, Swingline Advances) shall be determined in accordance with the following Table based on the US Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the financial statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the US Administrative Agent receives the applicable financial statements and corresponding Compliance Certificate as required by the terms of this Agreement. If the US Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the US Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such financial statements and Compliance Certificate were required to be delivered pursuant to Section 5.2, the Applicable Martin with respect to Commitment Fees and Advances shall be determined at Level VI and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the US Borrower. Initial pricing will be set at the level based on the US Borrower’s actual Leverage Ratio based on the pro forma compliance certificate delivered on the Closing Date (which is expected to be at Level III until the delivery of the compliance certificate and accompanying financial statements for the fiscal quarter ending September 30, 2014). Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(f). For the voidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level VI).

	Leverage Ratio	LIBOR or B/A Margin	Base Rate or Canadian Prime Rate Margin	Commitment Fee
Level I	<1.00x	175.0 bps	75.0 bps	37.5 bps
Level II	>1.00x; <1.50x	200.0 bps	100.0 bps	37.5 bps
Level III	>1.50x; <2.00x	225.0 bps	125.0 bps	50.0 bps
Level IV	>2.00x; <2.50x	250.0 bps	150.0 bps	50.0 bps
Level V	>2.50x; <3.00x	275.0 bps	175.0 bps	50.0 bps
Level VI	>3.00x	300.0 bps	200.0 bps	50.0 bps

Schedule I-1

SCHEDULE II

COMMITMENTS, CONTACT INFORMATION

US ADMINISTRATIVE AGENT, US ISSUING BANK AND US LENDER,

Notices: Principal/Interest/Fees

HSBC Bank USA NA

Corporate Trust & Loan Agency

8 East 40th Street, 6th Floor

New York, NY 10016

Attn:      Agency Services

Phone:    1-212-525-7253

Fax:        1-917-229-6659

Email:    CTLANY.LoanAgency@us.hsbc.com

Documentation Contact:

HSBC Bank USA NA

Corporate Trust & Loan Agency

8 East 40th Street, 6th Floor

New York, NY 10016

Attn:      Transaction Management

Phone:   1-212-525-7258

Fax:       1-917-229-6659

Email:    CTLANY.TransactionManagement@us.hsbc.com

CANADIAN ADMINISTRATIVE AGENT, CANADIAN ISSUING LENDER AND CANADIAN LENDER

Credit Contact:

HSBC Bank Canada

408 - 8th Avenue S.W.

Calgary, Alberta T2N 3PG

Canada

Attn:      Nicholas Power, Sr. Account Manager,

              Commercial Banking - Energy

Phone:    1-403-693-8649

Fax:        1-403-693-8561

Email:    Nicholas_power@hsbc.ca

Administration Contact:

HSBC Bank Canada

11th Floor, 70 York Street

Toronto, Ontario M5J 1S9

Canada

Attn:      Cheryl Saldanha, Agency Administrator

Phone:    1-416-868-8223

Fax:        1-647-788-2185

Email:    cacmbagency2@hsbc.ca

SYNDICATION AGENT, US SWINGLINE LENDER AND US LENDER

Credit Contact: Wells Fargo Bank, N.A. 1000 Louisiana St., 9th Floor Houston, Texas 77002 Attn: Phil Lauinger Phone: 1-713-319-1313 Fax: 1-713-739-1087 Email: lauingpc@wellsfargo.com	Administration Contact: Wells Fargo Bank, N.A. 1000 Louisiana St., 9th Floor Houston, Texas 77002 Attn: Sally Weir Phone: 1-713-319-1366 Fax: 1-713-739-1087 Email: weirs@wellsfargo.com

CREDIT PARTIES

Borrowers/Guarantors	Address: c/o Nine Energy Service, Inc. Greenspoint Plaza 4 16945 Northchase Drive, Suite 1600 Houston, Texas 77060 Attn: Ann Fox Fax: 713-227-7850

Schedule II-1

LENDERS	TERM COMMITMENT	REVOLVING COMMITMENT
HSBC Bank Canada	$1,250,000.00	$30,000,000 (Canadian)
HSBC Bank USA, N.A.	$8,981,481.48	$22,268,518.52
Wells Fargo Bank, National Association	$19,675,925.93	$42,824,074.07
Amegy Bank, N.A.	$12,592,592.59	$27,407,407.41
JPMorgan Chase Bank, N.A.	$12,592,592.59	$27,407,407.41
Bank of America, N.A.	$12,592,592.59	$27,407,407.41
IberiaBank	$6,296,296.30	$13,703,703.70
The Bank of Nova Scotia	$6,296,296.30	$13,703,703.70
Regions Bank	$4,722,222.22	$10,277,777.78

TOTAL:	$85,000,000	$215,000,000

Schedule II-2

SCHEDULE 4.1

ORGANIZATIONAL INFORMATION

US Credit Parties

#	Entity Name	Type of Organization	State of Formation
1.	Nine Energy Service, Inc.	Corporation	Delaware
2.	Northern States Completions, Inc.	Corporation	Delaware
3.	Tripoint, L.L.C.	Limited Liability Company	Louisiana
4.	CDK Perforating Holdings, Inc.	Corporation	Delaware
5.	CDK Intermediate, LLC	Limited Liability Company	Delaware
6.	CDK Perforating, LLC	Limited Liability Company	Texas
7.	Peak Pressure Control, LLC	Limited Liability Company	Texas
8.	Dak-Tana Wireline, LLC	Limited Liability Company	Delaware
9.	Crest Pumping Technologies, LLC	Limited Liability Company	Delaware
10.	Nine Energy Service, LLC	Limited Liability Company	Delaware

Canadian Credit Parties

#	Entity Name	Type of Organization	Jurisdiction of Formation
1.	Nine Energy Canada Inc.	Corporation	Alberta, Canada

Schedule 4.1-1

SCHEDULE 4.10

ENVIRONMENTAL CONDITIONS

None.

Schedule 4.10-1

SCHEDULE 4.11

SUBSIDIARIES

#	Entity Name	Owner	Type of Organization	Jurisdiction of Formation
1.	Northern States Completions, Inc.	Nine Energy Service, Inc.	Corporation	Delaware
2.	Tripoint, L.L.C.	Nine Energy Service, Inc.	Limited Liability Company	Louisiana
3.	CDK Perforating Holdings, Inc.	Nine Energy Service, Inc.	Corporation	Delaware
4.	CDK Intermediate, LLC	CDK Perforating Holdings, Inc.	Limited Liability Company	Delaware
5.	CDK Perforating, LLC	CDK Intermediate, LLC	Limited Liability Company	Texas
6.	Nine Energy Canada Inc.	Nine Energy Service, Inc.	Corporation	Alberta, Canada
7.	Peak Pressure Control, LLC	Nine Energy Service, Inc.	Limited Liability Company	Texas
8.	Dak-Tana Wireline, LLC	Nine Energy Service, Inc.	Limited Liability Company	Delaware
9.	Crest Pumping Technologies, LLC	Nine Energy Service, Inc.	Limited Liability Company	Delaware
10.	Nine Energy Service, LLC	Nine Energy Service, Inc.	Limited Liability Company	Delaware

Schedule 4.11-1

SCHEDULE 5.7

REQUIREMENTS FOR NEW SUBSIDIARIES

Within 14 days (or within 30 days with respect to any Foreign Subsidiary) of (i) creating a new Subsidiary or acquiring a new Subsidiary, and (ii) designating an Unrestricted Subsidiary as a Restricted Subsidiary under Section 5.7(b), the Applicable Administrative Agent shall have received each of the following to the extent applicable:

(a)    Guaranty. A joinder and supplement to the US Guaranty executed by such Subsidiary if such Subsidiary is a Wholly-Owned Domestic Restricted Subsidiary; otherwise, and provided that such guaranty would not violate any applicable Legal Requirement and would be enforceable, a joinder and supplement to the Canadian Guaranty;

(b)    U.S. Security Agreement. A joinder and/or supplement to the US Security Agreement (i) if such Subsidiary is a Wholly-Owned Domestic Restricted Subsidiary, executed by such new Subsidiary and (ii) if such new Subsidiary is a Domestic Subsidiary or a First Tier Foreign Subsidiary, executed by the US Borrower and any other Credit Party that owns Equity Interests in such new Subsidiary, together with, if applicable, stock certificates and stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented, which joinder and/or supplement will grant a Lien in, among other things, 100% of the Equity Interests of such new Subsidiary owned by the US Borrower or any other Credit Party (but in the case of any First Tier Foreign Subsidiary limited to no greater than 65% of the Voting Securities issued by such First Tier Foreign Subsidiary);

(c)    Canadian Security Agreement. A joinder and/or supplement to the Canadian Security Agreement, if such Subsidiary is a Foreign Subsidiary, and provided that such grant of collateral would not violate any applicable Legal Requirement and would be enforceable, executed by such new Subsidiary together with, if applicable, stock certificates and stock powers executed in blank, UCC- 1 and PPSA financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Canadian Security Agreement, as so supplemented;

(d)    Corporate Documents. A secretary’s certificate from such new Wholly-Owned Domestic Restricted Subsidiary or such new Foreign Subsidiary certifying such Subsidiary’s (i) officers’ incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing from the state, province or territory in which each such Person is organized dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(e)    Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(f)    Opinion of Counsel. If reasonably requested by either Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to such

Schedule 5.7-1

Administrative Agent related to such new Restricted Subsidiary and substantially similar to the legal opinions delivered at the Effective Date with respect to the other Restricted Subsidiaries in existence on the Effective Date.

Schedule 5.7-2

SCHEDULE 6.1

PERMITTED DEBT

#	Debtor	Lender	Loan #/ Vehicle #/ Other Description	Approximate Balance
1.	Tripoint, L.L.C.	Hyster Capital	8452322-001	$636.35
2.	Tripoint, L.L.C.	Hyster Capital	8452322-002	$636.35
3.	Tripoint, L.L.C.	Hyster Capital	8452322-003	$29,967.66
4.	Tripoint, L.L.C.	Enterprise FM Trust	BEC34603	$11,573.84
5.	Tripoint, L.L.C.	Enterprise FM Trust	BEC94792	$7,745.17
6.	Tripoint, L.L.C.	Enterprise FM Trust	BEC24431	$8,727.58
7.	Tripoint, L.L.C.	Enterprise FM Trust	BEC80782	$8,864.05
8.	Tripoint, L.L.C.	Enterprise FM Trust	BEC40579	$12,112.38
9.	Tripoint, L.L.C.	Enterprise FM Trust	CEA56581	$12,181.20
10.	CDK Perforating, LLC	Wells Fargo Bank, N.A.	Factory Cat Sweeper TR with serial number 75083	$11,559.24

			TOTAL	$104,003.82

Schedule 6.1-1

SCHEDULE 6.2

PERMITTED LIENS

1.	Liens granted by Tripoint, L.L.C. securing the debt described in items 1-9 on Schedule 6.1.

2.	Lien granted by CDK Perforating, LLC securing the debt described in item 10 on Schedule 6.1.

Schedule 6.2-1

SCHEDULE 6.3

PERMITTED INVESTMENTS

1.	Investment of Tripoint, L.L.C. in Completion Innovations, LLC.

2.	Promissory Note dated October 3, 2011, made by Blake Cox in favor of NSC-Tripoint, Inc., in the original principal amount of $189,547.15.

3.	Promissory Note dated October 3, 2011, made by Bobby McMillin in favor of NSC-Tripoint, Inc., in the original principal amount of $163,353.96.

4.	Promissory Note dated October 3, 2011, made by Gary Haynes in favor of NSC-Tripoint, Inc., in the original principal amount of $174,882.49.

5.	Promissory Note dated October 3, 2011, made by Howard Burch in favor of NSC-Tripoint, Inc., in the original principal amount of $23,931.10.

6.	Promissory Note dated October 3, 2011, made by Kent Coder in favor of NSC-Tripoint, Inc., in the original principal amount of $19,383.34.

7.	Promissory Note dated October 3, 2011, made by Kevin Olivier in favor of NSC-Tripoint, Inc., in the original principal amount of $16,680.73.

8.	Promissory Note dated October 3, 2011, made by Loren McNeely in favor of NSC-Tripoint, Inc., in the original principal amount of $173,333.34.

9.	Promissory Note dated October 3, 2011, made by Patrick Mulcahy in favor of NSC-Tripoint, Inc., in the original principal amount of $67,997.11.

10.	Promissory Note dated October 3, 2011, made by Michael McNeely in favor of NSC-Tripoint, Inc., in the original principal amount of $173,333.34.

Schedule 6.3-1

SCHEDULE 6.10

PERMITTED AFFILIATE TRANSACTIONS

CDK Perforating, LLC (“CDK”)

1.	Residential Lease, dated May 31, 2011, by and between John and Barbara Nolen (Landlord) and A. Rick Saheb (Tenant), for the premises located at 192 Verona Drive, Washington, Pennsylvania at $1,600 per month. The term expired May 31, 2012 and automatically renewed for an additional term of 60 days. The rent is paid by CDK pursuant to a verbal agreement.

2.	Apartment Lease Agreement, dated October 21, 2012, by and between Greenridge Apartments LLC (Landlord) and CDK/Kenneth D. Preston (Tenants), for the premises located at 106 Woodview Drive, Horseheads, New York at $1,195 per month. The initial term has expired and the lease is month-to-month. The rent is paid by

DK pursuant to a verbal agreement, and Kenneth D. Preston uses the apartment when he travels to the area.

Tripoint, L.L.C. (“Tripoint”)

1.	Lease Agreement, dated as of May 1, 2011, by and between Past Properties, LLC (Landlord), and Tripoint (Tenant), as amended by that certain First Amendment to Lease Agreement, dated as of October 3, 2011, for certain premises located at 1244-1250 Wall Road, Broussard, LA (St. Martin Parish). Past Properties, LLC, is owned by Loren McNeely and Charles R. Carlton, each a former employee of Tripoint.

2.	Lease Agreement, dated as of May 1, 2011, by and between Vast Properties, LLC (Landlord), and Tripoint (Tenant), as amended by that certain First Amendment to Lease Agreement, dated as of October 3, 2011, for certain premises located at 159 Enterprise, Victoria, Texas 77905. Loren McNeely and Michael McNeely (each former Tripoint employees) each own 33% interests in Vast Properties, LLC, and Loren McNeely owns a 50% interest in the note issued by Vast Properties, LLC, to purchase this property. This location will close on August 29, 2014.

3.	C&T Dirt Service has performed certain construction work on a limited basis for Tripoint in the past and may continue to do so in the future. Charles Carlton, a former Tripoint employee, is an officer and agent of C&T Dirt Service.

Nine Energy Service, Inc. (“Nine Energy”)

1.	Oral sublease by and between Nine Energy and Universal Wellhead Services, for part of a building located at 154 Windcrest Road, Odessa, Texas. Former employees Gary Haynes, Mike McNeely and Loren McNeely each own an indirect interest in Universal Wellhead Service. This location will close on June 30, 2014.

2.	Promissory Notes described in items 2-10 of Schedule 6.3.

Schedule 6.10-1

3.	Promissory Notes evidencing loans to shareholders of Nine Energy permitted by Section 6.2(i)(y) of the Agreement.

Nine Energy Canada Inc. (“Nine Canada”) (formerly Integrated Production Services Ltd. (“IPS”))

1.	Nine Canada leases one property in Brooks, Alberta and two properties in Grande Prairie, Alberta from companies that are owned or controlled by one employee of Nine Canada and one former employee of Nine Canada.

Dak-Tana Wireline, LLC (“Dak-Tana”)

1.	Lease agreement between Dak-Tana and Mon-Ota Rental, LLC for Dak-Tana’s facility in Dickinson, TX. Bill Hall is the owner of Mon-Ota Rental, LLC and was the former owner of Dak-Tana. Bill Hall maintains an ownership interest in Nine Energy.

Crest Pumping Technologies, LLC (“Crest”)

1.	Orteq Energy Technologies, LLC sells cementing pumps, pump down trailers, and ancillary equipment to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in Orteq Energy Technologies, LLC.

2.	Wood Flowline Products, LLC provides float and ancillary equipment to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in the parent company of Wood Flowline Products, LLC (Forum Energy Technologies, Inc.). John Schmitz of B-29 Investments, LP serves on the Board of Directors for Forum Energy Technologies, Inc. and has an ownership interest. Buddy Wood of Buddy Wood Family Investments, LLC founded this entity and has an ownership interest in the parent company (Forum Energy Technologies, Inc.).

3.	C&C Enterprises provides cleaning services to Crest’s yards located in Jacksboro, TX and Pleasanton, TX. C&C Enterprises also rents forklifts to Crest. David Crombie has an ownership interest in C&C Enterprises.

4.	TimberCreek Real Estate Partners, LP is the landlord to Crest for the Jacksboro, TX yard. Cody Ortowski and Cole Ortowski have an ownership interest in TimberCreek Real Estate Partners, LP.

5.	Ortowski Construction Co., LTD provides construction services to Crest’s facilities. Cody Ortowski and Cole Ortowski have an ownership interest in Ortowski Construction Co., LTD.

6.	Texas Specialty Sands, LLC provides sand and other raw materials to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in Texas Specialty Sands, LLC.

7.

Forum Flow Equipment provides float and ancillary equipment to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in the parent company of Forum Flow Equipment (Forum Energy Technologies, Inc.). John Schmitz of B-29 Investments, LP

Schedule 6.10-2

serves on the Board of Directors for Forum Flow Equipment and also has an ownership interest in Forum Flow Equipment. Buddy Wood of Buddy Wood Family Investments, LLC has an ownership interest in Forum Energy Technologies, Inc.

8.	Resource Transport, LLC transports raw materials and equipment for Crest. Cody Ortowski and Cole Ortowski have an ownership interest in Resource Transport, LLC.

9.	Mesa Real Estate Partners, LP is landlord to Crest for the Pleasanton, TX yard. Cody Ortowski and Cole Ortowski have an ownership interest in Mesa Real Estate Partners, LP. B-29 Investments, LP has an ownership interest in Mesa Real Estate Partners, LP and an ownership interest in the general partner of Mesa Real Estate Partners, LP (Mesa Real Estate Partners GP, LLC). Steve Schmitz of B-29 Investments, LP serves on the Advisory Committee of Mesa Real Estate Partners, LP.

10.	Pumpco Energy Services, Inc. provides assistance on pump down service work to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in the parent company of Pumpco Energy Services, Inc. (Superior Energy Services, Inc.).

11.	Peak Oilfield Services, LLC rents accommodation items to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in the parent company of Peak Oilfield Services, LLC (SES Holdings, LLC) and are employees of SES Holdings, LLC. B-29 Investments, LP is an owner of SES Holdings, LLC. John Schmitz serves as the Chairman, President and CEO of SES Holdings, LLC.

12.	Bell Supply Company, LLC is a supplier to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in the parent company of Bell Supply Company, LLC (Synergy Energy Holdings, LLC). B-29 Investments, LP is an owner of Synergy Energy Holdings, LLC. John Schmitz serves as the Chairman, President and CEO of Synergy Energy Holdings, LLC.

13.	Hard Way, LLC provides private aircraft services to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in Hard Way, LLC.

14.	ProFuel, LLC distributes fuel to Crest. Cody Ortowski and Cole Ortowski have an ownership interest in ProFuel, LLC.

Combination Merger Documents

1.	Combination Agreement, dated as of February 15, 2013, by and among Nine Energy, CDK Perforating Holdings, Inc., a Delaware corporation (“CDK Holdings”), CDK Merger Sub, LLC, a Delaware limited liability company, IPS, and SCF-VII, L.P., a Delaware limited partnership (“SCF”).

2.	Amended and Restated Stockholders Agreement, dated as of February 28, 2013, by and among Nine Energy and the persons listed as “Stockholders” and “Warrantholders” on the signature pages thereto.

Schedule 6.10-3

3.	Share Purchase Agreement, dated as of February 28, 2013, by and among Nine Energy, IPS, and the Shareholders of IPS listed on Schedule A thereto.

4.	Secondment Agreement, dated as of February 28, 2013, by and among L.E. Simmons & Associates, Incorporated, Nine Energy Service, Inc. and Ann G. Fox.

5.	Warrant Assumption Agreement, dated as of February 28, 2013, by Nine Energy for the benefit of each of the holders of warrants to purchase shares of common stock of CDK Holdings, pursuant to that certain Warrant for the Purchase of Shares of Common Stock, dated as of April 27, 2012, by and between CDK Holdings and SCF, or that certain Warrant Agreement for the Purchase of Shares of Common Stock, dated as of April 27, 2012, by and among CDK Holdings, SCF, Chris Payson, Kenneth Preston and A. Rick Saheb.

6.	Warrant Exercise and Termination Agreement dated as of June 30, 2014 by Nine Energy and the holders of the CDK Warrants.

7.	Agreement and Plan of Merger dated June 30, 2014 by and among Crest, Nine Energy, Sweetwater Acquisition Company, LLC, The Series A Members of Crest (as defined therein) and the Principals (as defined therein).

Schedule 6.10-4